Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

dated as of

March 12, 2017

by and among

INTEL CORPORATION,

CYCLOPS HOLDINGS, INC.

and

MOBILEYE N.V.

i

ii

		Page
Section 9.09	Counterparts; Electronic Delivery; Effectiveness	73
Section 9.10	Entire Agreement; No Third-Party Beneficiaries	74
Section 9.11	Severability	74
Section 9.12	Specific Performance	74

Annex I	Offer Conditions

Exhibit A	Form of Asset Sale Agreement

Schedule 2.04(a)(iv)(A)	Conversion and Amended Articles of Association of the Company after Closing
Schedule 2.04(a)(iv)(B)	Amended Articles of Association of the Company after Delisting
Schedule 2.08(c)(ii)	Terms of Buyer Note
Schedule 2.08(c)(iii)	Terms of Parent Note
Schedule 5.01	Parent Consent Persons

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of March 12, 2017, is entered into by and among Mobileye N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company”), Intel Corporation, a Delaware corporation (“Parent”), and Cyclops Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Buyer”).

W I T N E S S E T H :

WHEREAS, Parent and Buyer desire that Buyer acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors (bestuur) of the Company (the “Company Board”) has: (i) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Signing Transactions (subject, in the case of the Asset Sale, the Liquidation and the Second Step Distribution, to prior receipt of the Pre-Wired Asset Sale Ruling) are in the best interests of the Company, its business and strategy and its shareholders, employees and other relevant stakeholders; (ii) approved the terms and conditions of this Agreement and the Signing Transactions and the execution, delivery and performance of the Company’s obligations under this Agreement; and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, to support the Offer and to recommend (A) acceptance of the Offer by the shareholders of the Company and (B) approval and adoption of the resolutions described in Section 2.04(a);

WHEREAS, the boards of directors of Parent and Buyer have determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are in the best interests of Parent and Buyer, respectively, and have approved the execution, delivery and performance of this Agreement and the consummation of the Transactions;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer shall commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding ordinary shares, par value €0.01 per share, of the Company (collectively, the “Shares”) in exchange for Sixty-Three Dollars and Fifty-Four Cents ($63.54) per Share, in cash, without interest (the “Offer Consideration”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition of and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, certain shareholders of the Company are executing and delivering tender and support agreements in favor of Parent and Buyer (the “Tender and Support Agreements”) pursuant to which those shareholders, among other things, will agree, subject to the terms and conditions of the Tender and Support Agreements, to tender all outstanding Shares beneficially owned by them to Buyer in response to the Offer;

WHEREAS, concurrently with the execution and delivery of this Agreement, to preserve the value of and goodwill associated with the Shares being acquired and as a condition of and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, Professor Amnon Shashua is executing and delivering a non-competition agreement in favor of Parent (the “Non-Competition Agreement”);

WHEREAS, in consideration for Buyer’s willingness to make the Offer, and in an effort to facilitate Parent and Buyer in, jointly with the Company as an integrated group, establishing a unique technology alliance that creates a new growth platform and brings strategic diversification to both the semiconductor business and the advanced driver assistance systems business and enables comprehensive solutions, as well as to accommodate funding of future growth, including research and development costs and capital expenditures, the Company has agreed to grant to Buyer the Call Option; and

WHEREAS, the Company, Parent and Buyer desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the United States Securities Act of 1933.

“1934 Act” means the United States Securities Exchange Act of 1934.

“Action” means any litigation, action, claim, suit, hearing, arbitration, mediation, interference, cancellation, opposition, reexamination, or other proceeding (public or private) by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group (or the shareholders of any Person) other than Parent and its Subsidiaries and Affiliates (such Person or group (or such shareholders), a “Company Third Party”) relating to, or that would reasonably be expected to lead to: (i) a transaction or series of transactions pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of more than twenty percent (20%) of the outstanding Shares or other equity securities of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company or any of its Subsidiaries; (ii) any transaction pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and any entity surviving any merger or combination including any of them) of the Company or its Subsidiaries representing twenty percent (20%) or more of the revenues, net income or assets (in each case, on a consolidated basis) of the Company and its Subsidiaries, taken as a whole; or (iii) other than transactions that have been disclosed by the Company prior to the date of this Agreement, any disposition of assets representing twenty percent (20%) or more of the revenues, net income or assets (in each case, on a consolidated basis) of the Company and its Subsidiaries, taken as a whole.

“Anti-Corruption Laws” means any Law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010, and any applicable anti-corruption Law of any other jurisdiction.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, the Israel Restrictive Trade Practices Law, 5748-1988 and any other applicable Laws relating to antitrust or competition regulation that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including such Laws of any jurisdiction other than the United States or Israel.

“Asset Sale Agreement” means the agreement between Buyer or one of its Affiliates and the Company substantially in the form set forth in Exhibit A attached hereto, with such changes as may be agreed by Buyer or its Affiliate party thereto and the Company; provided that, notwithstanding the provisions of Section 9.05, each party to the Asset Sale Agreement at the time of Completion (as defined therein) shall be an Israeli resident for Tax purposes to the extent required in order to obtain the Pre-Wired Asset Sale Ruling.

“Business Collaborations” has the meaning set forth in Section 5.01(f)(iii) of the Company Letter.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Amsterdam, The Netherlands or New York, New York, United States are authorized or required by applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986.

“Company 20-F” means the Company’s report on Form 20-F filed on March 3, 2017.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2016 and the notes thereto set forth in the Company 20-F.

“Company Equity Awards” means the Company Options and Company RSUs.

“Company Equity Plan” means the Company’s 2003 Share Option Plan and 2014 Equity Incentive Plan.

“Company Intellectual Property Rights” means (i) all Company Owned IP and (ii) all Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries for use by the Company or any of its Subsidiaries in their respective businesses.

“Company Letter” means the letter, dated the date of this Agreement, regarding this Agreement that has been provided by the Company to Parent and Buyer concurrently with the execution of this Agreement.

“Company Material Adverse Effect” means any fact, change, event, development, occurrence or effect (each, an “Effect”) that (i) materially adversely affects the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) prevents or materially impairs the ability of the Company to consummate the Transactions; provided, that, subject to the next occurring proviso in this definition, no Effect relating to or arising from any of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect pursuant to subsection (i) of this definition: (A) general economic conditions (or changes in such conditions) in the United States, The Netherlands, Israel or any other country or region in the world in which the Company or its Subsidiaries conduct business, or conditions in the global economy in general; (B) changes in any financial, debt, credit, capital, banking or securities markets or conditions; (C) changes in interest, currency or exchange rates or in the price of any commodity, security or market index; (D) changes after the date of this Agreement in applicable Law (including any Tax Law) (or the enforcement or interpretation thereof) or changes after the date of this Agreement in GAAP or other applicable accounting standards (or the enforcement or interpretation thereof); (E) changes in the Company’s and its Subsidiaries’ industries in general; (F) any change in the market price, trading volume or ratings of any securities or indebtedness of the Company or any of its Subsidiaries, any change or prospective change of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to the Company or any of its Subsidiaries (it being understood that the underlying facts and circumstances giving rise to such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur); (G) the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war; (H) the execution and delivery of this Agreement or the announcement or pendency of the Transactions (including by reason of the identity of Buyer), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, vendors, landlords, suppliers or partners (including the termination, suspension, modification or reduction of such relationships); (I) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity; (J) any Action brought or threatened by shareholders of the Company (whether on behalf of the Company or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Company Disclosure Documents; (K) any Action brought or that could be brought by any Third Party challenging the Transactions; and (L) any action expressly required to be taken pursuant to this Agreement, any action not taken because it was prohibited under this Agreement (but only in the event that the Company requested in writing Parent’s waiver or consent to take such action and Parent failed to provide waiver or consent), or any action taken at the express written direction of Parent or Buyer; provided, further, that with respect to subclauses (A), (B), (C), (D), (E), (G) and (I), Parent or Buyer must prove that such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, compared to other similarly situated companies, and then, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Option” means an option to acquire Shares granted by the Company pursuant to a Company Equity Plan.

“Company Organizational Documents” means the articles of association (statuten) and bylaws (reglementen), or equivalent organizational documents, of the Company and its Subsidiaries as amended and as in effect on the date of this Agreement.

“Company Owned IP” means all Intellectual Property Rights owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries, including the Company Registered IP.

“Company Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other plan, policy, program, practice, agreement, offer letter or arrangement (whether written or unwritten, qualified or non-qualified, funded or unfunded, foreign or domestic) providing compensation or other benefits to any current or former Company Service Provider (or to any dependent or beneficiary thereof) that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or any of their ERISA Affiliates, or under which the Company or any of its Subsidiaries or any of their ERISA Affiliates has any Liability, including all incentive, bonus, pension, profit sharing, retirement or supplemental retirement, deferred compensation, severance, paid garden leave, pay in lieu of notice of termination, seniority premium, vacation, paid time off, holiday, relocation, repatriation, medical, disability, death benefit, workers’ compensation, fringe benefit, Tax gross-up, Tax equalization, retention, change in control, employment, collective bargaining, welfare, cafeteria, dependent care, employee assistance program, education or tuition assistance programs, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation or other similar plans, policies, programs, practices, agreements or arrangements, in each case other than any such plan, policy, program, practice, agreement or arrangement that (i) (A) is statutorily mandated or (B) is implemented, administered or operated by any Governmental Authority and (ii) with respect to which none of the Company or any of its Subsidiaries contributes more than the minimum amounts required by applicable Law.

“Company Products” means all (i) products or services designed, distributed, produced, marketed, licensed, sold, offered for sale or otherwise commercialized by or on behalf of the Company or any of its Subsidiaries,

(ii) products or services previously designed, distributed, produced, marketed, licensed, sold, offered for sale or otherwise commercialized by or on behalf of the Company or any of its Subsidiaries, that are supported by or on behalf of the Company or any of its Subsidiaries, and (iii) Products in Development.

“Company Registered IP” means all Patents, Trademarks, Copyrights and Domain Names that are included in the Company Owned IP and that are registered, issued or the subject of a pending application.

“Company RSU” means a restricted share unit issued by the Company pursuant to a Company Equity Plan that vests solely upon the continued service of a Company Service Provider over a specified period of time, pursuant to which the holder has a right to receive cash, Shares or a combination thereof after the vesting or lapse of restrictions applicable to such unit.

“Company Service Provider” means an employee, individual consultant, individual independent contractor, individual self-employed contractor, leased or temporary employee or director of the Company or any of its Subsidiaries.

“Company Technology” means all Technology that is used by the Company or any of its Subsidiaries and is embodied in, or used in connection with the development, testing, manufacturing, operation or support of, the Company Products.

“Compulsory Acquisition” means the compulsory acquisition of Shares from each Minority Shareholder in accordance with Section 2:92a or, if applicable, Section 2:201a of the DCC.

“Compulsory Acquisition Threshold” means the number of Shares owned by Parent, Buyer or any of their Affiliates representing at least ninety five percent (95%) of the Company’s issued capital (geplaatst kapitaal).

“Continuing Employees” mean all employees of the Company or any of the Company’s Subsidiaries who (i) are offered and accept employment, prior to the Closing, by Parent or any of Parent’s Subsidiaries, (ii) at the Closing, continue their employment with the Company or any of the Company’s Subsidiaries or (iii) at the Closing, remain or become employees of the Company or, outside the United States, at the Closing remain or become employees of the Company, Parent or any of their respective Subsidiaries as required by applicable Law.

“Contract” means any note, bond, mortgage, loan, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, letter of intent, purchase order, memorandum of understanding, or other instrument or obligation (whether oral or written), and any amendments thereto.

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by Governmental Authorities targeting certain countries, territories, entities or persons. Applicable Laws include: (i) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act or regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control Law applicable to U.S.-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time; (ii) any U.S. sanctions related to or administered by the U.S. Department of State; (iii) any sanctions measures or embargos imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union; and (iv) the Israel Trading with the Enemy Ordinance, 1939.

“Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable Laws of general applicability, now or hereafter in effect, affecting or relating to creditors’ rights and remedies generally and (ii) general principles of equity, whether considered in a proceeding at Law or in equity.

“Environmental Laws” means any and all applicable Laws issued, promulgated, approved or entered relating to the protection of the environment (including ambient air, surface water, groundwater, land, or plant or animal life or other natural resource) or, as relates to Hazardous Substances, human health or safety, or otherwise relating to the production, use, emission, storage, treatment, transportation, labeling, distribution, sales, recycling, disposal, discharge, release or other handling of any Hazardous Substances.

“Environmental Liabilities” means any liability, damages, losses or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, arising out of or relating to: (i) any non-compliance with or violation of any Environmental Law or any Company Permit, or Order; (ii) any Release, threatened Release, or exposure to any Hazardous Substance; or (iii) any environmental investigation, remediation, removal, clean-up or monitoring required under Environmental Laws (whether conducted by the Company, a Governmental Authority or other third party).

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any employer, trade or business (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries or Affiliates as a single employer within the meaning of Section 414 of the Code.

“Excluded Transactions” means (i) the transactions contemplated by the Tender and Support Agreements or the Non-Competition Agreement, (ii) the transactions referred to under Section 2.07(a)(iv) and Section 2.07(a)(vii) through Section 2.07(a)(xix) and (iii) the transactions which require the approval of the Independent Directors pursuant to Section 2.05(f).

“GAAP” means generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Government Official” means any: (i) officer, director or employee of a Governmental Authority (including any partially or wholly state-owned or controlled enterprise); (ii) holder of political office, political party official, or member of a royal family; (iii) officer, director or employee of a public international organization (including the World Bank, United Nations and the European Union); or (iv) person acting for or on behalf of any such Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority or any arbitral body.

“Hazardous Substance” means: (i) any material, substance or waste (whether liquid, gaseous or solid) that (A) is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or other similar term) pursuant to any applicable Environmental Law or (B) is regulated under applicable Environmental Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous; and (ii) any petroleum product or by-product, petroleum-derived substances, wastes or breakdown products, friable asbestos, lead-based paint or polychlorinated biphenyls.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Infringement” or “Infringe” means that a given item or activity directly or indirectly infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property Rights of, any Person.

“Intellectual Property Rights” means all rights with respect to any and all of the following, as they exist anywhere in the world, registered or unregistered, and all worldwide common law and statutory rights in or arising out of: (i) issued patents and pending patent applications (which for purposes of this Agreement shall include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all reissues, re-examinations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyright registrations and applications therefor and all copyrightable works, and all other rights corresponding thereto throughout the world however denominated, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, and rights of ownership of copyrightable works and all registrations thereof and rights to register and obtain renewals and extensions of such registrations, together with all other copyright-related interests accruing by reason of international treaties or conventions (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) rights in trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and including all intent to use any of the foregoing if not registered or subject to a pending application (“Trademarks”); (v) rights in trade secrets (including in any information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure and any other “trade secrets” as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and rights in other proprietary or confidential information including rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); (vi) rights with respect to databases and data collections; (vii) mask work rights and semiconductor chip rights, and all registrations and applications for registration with respect thereto; (viii) rights in Internet domain names, Internet Protocol addresses and social media identifiers (“Domain Names”); and (ix) any other intellectual property rights of any kind or nature.

“Intervening Event” means an event, development or change in circumstances occurring, arising or first coming to the attention of the Company Board after the date of this Agreement and prior to the Expiration Time, that has not arisen as a result of any actions taken by the Company in breach of this Agreement which causes the Company Board to determine in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make an Adverse Recommendation Change would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands; provided, that in no event shall the receipt, existence or terms of an Alternative Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“IT Assets” means all computer systems, including hardware, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, infrastructure, workstations, switches, data communications lines and associated documentation used by or on behalf of the Company or any of its Subsidiaries in connection with the conduct of their businesses.

“ITA” means the Israeli Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version), 5721 – 1961, together with all amendments thereto and all regulations promulgated thereunder.

“knowledge” means, with respect to the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Letter, after reasonable inquiry of the persons who would reasonably be expected to have actual knowledge of the applicable matter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the NASDAQ or the NYSE, as applicable) and any Orders.

“Lien” means any mortgage, lien, pledge, security interest, usufruct, hypothecation, claim, deed of trust, option, right of first offer or refusal, restriction on transfer, charge, title defect, encroachment or other survey defect, easement or other encumbrance in respect of any property or asset.

“Main Database” means the Company’s and its Subsidiaries’ main, central data repository, or a significant portion of such main, central data repository, of aggregated raw data (i.e., video that is recorded, collected or otherwise generated by Company Products) and meta data (i.e., data output that is provided or otherwise generated by or on behalf of Company or its Subsidiaries from raw data, including annotations of and other processing of raw video data, either automatically or manually) that are collected or generated by or on behalf of the Company or its Subsidiaries in connection with the development and commercialization of Company Products.

“Minority Shareholders” means holders of Shares that were not tendered pursuant to the Offer or in the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period).

“Money Laundering Laws” means any Law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related Laws of other jurisdictions where the Company and its Subsidiaries conduct business or own assets.

“NASDAQ” means the NASDAQ Global Select Market.

“NYSE” means the New York Stock Exchange.

“Open License Terms” means the applicable terms and conditions governing the licensing or distribution of “open source software”, “free software” or “copyleft” software, or of software under a Contract that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated, integrated or with which such software is combined or distributed or that is derived from or linked to such software, be disclosed or distributed in source code form, or be licensed, distributed or conveyed under the same terms as such Contract (including software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Order” means any order, ruling, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Other Required Antitrust Approvals” shall have the meaning set forth in Section 1.01(b) of the Company Letter.

“Parent Material Adverse Effect” means any Effect that prevents, materially impedes or materially delays the ability of Parent or Buyer to perform its obligations under this Agreement or to consummate the Transactions.

“Parent SEC Documents” means all reports and other documents required to be filed with or furnished to the SEC by Parent since December 31, 2015, together with any documents filed or furnished during such period by Parent to the SEC on a voluntary basis, and amendments thereto.

“Parties” means Parent, Buyer and the Company.

“Permitted Liens” means any of the following: (i) Liens for Taxes and governmental assessments, charges or levies, either not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or similar Liens arising in the ordinary course of business consistent with past practice with respect to amounts not yet overdue and for which adequate reserves have been established other than overdue sums; (iii) defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable Company Owned Real Property or Company Leased Real Property; (iv) zoning and building Laws and codes and other similar restrictions, provided that such restrictions do not prohibit any of the current improvements on any Company Owned Real Property or Company Leased Real Property or the current use of any Company Owned Real Property or Company Leased Real Property; (v) Liens imposed on the underlying fee interest in Company Leased Real Property; (vi) statutory or common law Liens to secure landlords, lessors or renters under leases or rental agreements; and (vii) with respect to Intellectual Property Rights, non-exclusive licenses and covenants not to sue granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice.

“Person” means an individual, corporation, partnership, limited liability company, association, unincorporated association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Data” means an identifiable individual’s name, street address, telephone number, email address, photograph, social security number or other tax identification number, driver’s license number, passport number, credit card number, bank information, geolocation information, biometric identifiers or any other piece of information that, alone or in combination with other information, allows the identification of an individual or specific device of a specific individual, or any other information relating to such identified or identifiable individual protected or otherwise regulated under Laws applicable to the Company or any of its Subsidiaries.

“Privacy Requirements” means the Laws and contractual obligations that are applicable to the Company or any of its Subsidiaries and that apply to or regulate privacy rights or Personal Data or its collection, use, processing, retention, disclosure or transfer, the Company’s internal and public-facing privacy policies and any rules of self-regulatory, industry or other organizations in which the Company or its Subsidiaries is a member relating to Personal Data, with which the Company or its Subsidiaries is required to comply by virtue of such membership.

“Products in Development” means (i) the EyeQ4 product in development by the Company or any of its Subsidiaries, (ii) the EyeQ5 product in development by the Company or any of its Subsidiaries, (iii) the REM, RSD and roadbooks, and associated proprietary software and Trade Secrets, in development by the Company or any of its Subsidiaries, and (iv) the driving policies, and associated proprietary software and Trade Secrets, in development by the Company or any of its Subsidiaries.

“Public Software” means any software, database, libraries or other code that is licensed under or is otherwise subject to Open License Terms.

“Related Software” means, with respect to a Work, any other software, databases, libraries, APIs or other code (or a portion of any of the foregoing), in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with, such Work.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“REM” means road experience management.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person and its Subsidiaries.

“RSD” means road segment data.

“Sanctions Target” means: (i) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, Sudan, the Crimea region of Ukraine and North Korea; (ii) a Person that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC, or any equivalent list of sanctioned persons issued by the U.S. Department of State; (iii) a Person that is located in or organized under the Laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (iv) a Person owned fifty percent (50%) or more or controlled by a Person identified in clause (i) or clause (ii) above.

“SEC” means the United States Securities and Exchange Commission.

“Second Step Distribution” means the distribution of the proceeds of the Asset Sale by means of a liquidation distribution (which may be an advance liquidation distribution, and which may be made in one or more installments) to the shareholders of the Company such that each holder of Shares that were not validly tendered pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) shall receive cash in an amount equal to the Offer Consideration multiplied by the number of Shares then held by such holder (without interest, less any applicable withholding Taxes).

“Section 102” means Section 102 of the ITO and any rules or regulations promulgated thereunder.

“Section 102 Options” means Company Options subject to Tax in accordance with Section 102(b)(2) and (3) of the ITO.

“Section 102 RSUs” means Company RSUs subject to Tax in accordance with Section 102(b)(2) and (3) of the ITO.

“Section 102 Shares” means Company Shares issued upon exercise of Section 102 Options or vesting of Section 102 RSUs and deposited with the Section 102 Trustee.

“Section 102 Trustee” means ESOP Management & Trust Services Ltd., the trustee appointed by the Company as trustee for the Company Equity Plan in accordance with Section 102, or any trustee appointed in its place.

“Signing Transactions” means the Transactions, excluding the Excluded Transactions.

“Source Code” means the source code (i.e., software code in its original, human readable, un-compiled form) of any Company Technology (including Company Products), together with any extracts, portions or segments thereof.

“Subsidiary” means, with respect to any Person, any entity of which: (i) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company); (ii) voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries; (iii) at least fifty percent (50%) of any class of shares or capital stock or of the outstanding equity interests are beneficially owned by such Person; or (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the 1934 Act.

“Superior Proposal” means a bona fide written Alternative Acquisition Proposal that is binding (subject only to the valid termination of this Agreement) on the offeror, that did not result from a breach of Section 5.03 (where such breach proximately caused such Superior Proposal being received by the Company) and that the Company Board has determined in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, regulatory, financing, certainty, timing and other relevant aspects of the proposal and the Person making the proposal: (i) provides for a purchase price per Share in cash that is at least $6.354 higher than the Offer Consideration; (ii) is more favorable to the Company, and its shareholders, employees and other stakeholders than the Transactions; (iii) is reasonably likely to be consummated; and (iv) to the extent third-party financing is required, such financing is then fully committed; provided, however, that for purposes of this definition of “Superior Proposal,” the term “Alternative Acquisition Proposal” shall have the meaning assigned to such term herein, except that each reference to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%).”

“Tax” or “Taxes” means all forms of taxes and similar levies, duties, charges, surcharges, imposts and withholdings of any nature whatsoever, including income tax, corporation tax, franchise taxes, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, compensation, unemployment, transfer, sales and use taxes, occupation, customs duties, severance, payroll, ad valorem, residential property tax, wealth tax, value added tax, withholding tax, customs and other import and export duties, excise duties, stamp duty, capital duty, social insurance, social welfare or other similar contributions and other amounts corresponding thereto, and all interest, penalties and additions imposed with respect thereto, in each case, whether disputed or not.

“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with or supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and any amendment or supplement to any of the foregoing.

“Taxing Authority” means any Governmental Authority responsible for the administration, imposition and/or collection of any Tax.

“Technology” means all items embodying any Intellectual Property Rights, including all technology from which such items were or are derived, including: (i) works of authorship (including software, firmware, games and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) proprietary or confidential and/or technical data and information and know-how; (iv) databases, data compilations and collections, and customer and technical data; (v) methods and processes; and (vi) devices, prototypes, designs, specifications and schematics.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Transactions” means the transactions contemplated by this Agreement.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Work” means any software, libraries or other code (including middleware and firmware) and databases.

Section 1.02 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
$ or Dollar	1.03
€ or Euro	1.03
Acceptable Confidentiality Agreement	5.03(b)(i)
Acceptance Time	2.01(b)
Accountants Statement	2.08(c)(2)
Adverse Recommendation Change	5.03(d)(i)
Agreement	Preamble
Alternative Acquisition Agreement	5.03(d)(ii)
Anti-Takeover Measure	3.26
Antitrust Investigation	7.01(c)
Asset Sale	2.04(a)(v)
Asset Sale Documentation	2.07(b)
Asset Sale Threshold	2.04(a)(v)
Buyer	Preamble
Buyer Directors	2.05(a)
Buyer Note	2.08(c)(ii)
Buyer Shares	2.07(a)(vii)
Call Option	2.08(a)
Chosen Courts	9.07
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board	Recitals
Company Disclosure Documents	3.10(a)
Company Financial Advisor	3.22
Company Leased Real Property	3.15(b)
Company Owned Real Property	3.15(a)
Company Permits	3.13(b)
Company Plan List	3.18(a)
Company Real Property Leases	3.15(b)
Company Recommendation	3.02(b)
Company SEC Documents	3.07(a)
Company Securities	3.05(c)
Company Subsidiary Securities	3.06(b)
Company Third Party	1.01
Compensation Committee	2.03(h)
Confidentiality Agreement	5.02(b)
control	1.01
Conversion Resolutions	2.04(a)(iv)
Copyrights	1.01
Discharge Resolution	2.04(a)(ii)
Domain Names	1.01
Effect	1.01
EGM	2.04(a)
EGM Materials	2.04(b)
Electronic Delivery	9.09
Employment Practices	3.19(b)
End Date	8.01(b)(i)
Equity Award Adjustment Ratio	2.03(b)
Expiration Time	2.01(d)
Governance Resolutions	2.04(a)(iii)
IFRS Accounts	3.08(d)
IIA	3.16(o)
Indemnification Agreements	6.01(a)
Indemnified Person	6.01(a)

Term	Section
Independent Directors	2.05(a)
Initial Expiration Time	2.01(d)
Institution	3.16(n)
Interim Israel Equity Tax Ruling	5.05(e)
Israel Equity Tax Ruling	5.05(a)
Israel Tax Rulings	5.05(c)
Legal Restraints	Ann. I ¶ C
Liability	3.12(a)
Liquidation	2.05(b)
Liquidator	2.04(a)(vi)
Material Contracts	3.21(a)
Minimum Condition	Ann. I ¶ A
Minority Exit Offering Period	2.01(f)
New Plans	6.02(d)
Non-Competition Agreement	Recitals
OFAC	1.01
Offer	Recitals
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(a)
Offer Consideration	Recitals
Offer Documents	2.01(h)
Old Plans	6.02(d)
Option Closing	2.08(b)
Option Closing Date	2.08(b)
Option Exercise Notice	2.08(b)
Option Shares	2.08(a)
Ordinary Shares	2.08(a)
Parent	Preamble
Parent Note	2.08(c)(iii)
Partnership Election	2.07(a)(v)
Patents	1.01
Post-Offer Reorganization	2.07(a)
Pre-Closing Period	5.01
Premium Cap	6.01(b)
Pre-Wired Asset Sale Resolutions	2.04(a)(vi)
Pre-Wired Asset Sale Ruling	5.05(c)
Schedule 14D-9	2.02(b)
Schedule TO	2.01(h)
Shares	Recitals
Subsequent EGM	2.04(e)
Subsequent Offering Period	2.01(f)
Tender and Support Agreements	Recitals
Terminated Plan	6.02(c)
Terminating Option	2.03(c)
Terminating RSU	2.03(a)
Trade Register	3.03
Trade Secrets	1.01
Trademarks	1.01
Transaction Litigation	7.06
VAT	3.17(n)
WARN	3.19(e)
Withholding Tax Ruling	5.05(b)

Section 1.03 Other Definitional and Interpretative Provisions. Unless the express context otherwise requires: (a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean U.S. dollars and references to “€” or “Euros” refer to European Union Euros; (d) references herein (whether capitalized or not) to a specific Section, Subsection, Recital, Schedule, Exhibit or Annex shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Exhibits or Annexes of this Agreement; (e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) references herein to any gender shall include each other gender; (g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (h) the word “or” shall be disjunctive but not exclusive; (i) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (j) except for purposes of the Company Letter, references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof; (k) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; (l) if the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day; and (m) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

ARTICLE 2

THE OFFER

Section 2.01 The Offer.

(a) Provided that nothing shall have occurred that would give rise to a right to terminate this Agreement pursuant to Article 8, Buyer shall commence (within the meaning of Rule 14d-2 promulgated under the 1934 Act) the Offer as promptly as reasonably practicable after the date of this Agreement but in no event later than the fifteenth (15th) Business Day following the date of this Agreement. The obligations of Buyer to accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Annex I (the “Offer Conditions”). The date on which Buyer commences the Offer is referred to as the “Offer Commencement Date.”

(b) In accordance with the terms and conditions of this Agreement and subject to the satisfaction or waiver (to the extent such waiver is not prohibited by applicable Law) of the Offer Conditions, Buyer shall (and Parent shall cause Buyer to) (i) at or as promptly as practicable following the Expiration Time (but in any event within two (2) Business Days thereafter), accept for payment (the time of acceptance for payment, the “Acceptance Time”) and (ii) at or as promptly as practicable following the Acceptance Time (but in any event within three (3) Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the 1934 Act) thereafter), pay (by delivery of funds to the depositary for the Offer) for, all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (the “Closing”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Offer Consideration payable in respect of each Share pursuant to the preceding sentence shall be paid, net of any applicable Tax withholding with respect to the Offer Consideration pursuant to Section 2.10, to the seller in cash, without interest, on the terms and subject to the conditions of this Agreement.

(c) Buyer expressly reserves the right at any time to, in its sole discretion, waive, in whole or in part, any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided, that without the prior written consent of the Company, Buyer shall not (and Parent shall cause Buyer to not):

(i) waive or change the Minimum Condition (except to the extent contemplated under paragraph (A) of Annex I);

(ii) decrease the Offer Consideration;

(iii) change the form of consideration to be paid in the Offer;

(iv) decrease the number of Shares sought in the Offer;

(v) extend or otherwise change the Expiration Time, except as otherwise provided in this Agreement; or

(vi) impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to the holders of Shares.

(d) The Offer shall initially expire at 9:00 a.m. (New York City time), or at such other time as the Parties may mutually agree, on the date that is the later of (i) twenty-one (21) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the 1934 Act) following the commencement of the Offer and (ii) such date as is six (6) Business Days after the date of the EGM (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 2.01(e), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(e) Subject to Article 8, Buyer may or shall, as applicable, extend the Offer from time to time as follows:

(i) for the minimum period as required by any rule, regulation, interpretation or position of the SEC, the staff thereof, the NASDAQ or the NYSE as applicable to the Offer;

(ii) if, at the then-scheduled Expiration Time, any of the Offer Conditions has not either been (A) satisfied or (B) waived by Buyer (to the extent such waiver is not prohibited under this Agreement or applicable Law), then Buyer shall extend the Offer on one or more occasions in consecutive periods of up to ten (10) Business Days each (with each such period to end at 5:00 p.m. (New York City time) on the last Business Day of such period) (or such other duration as may be agreed to by Parent, Buyer and the Company) in order to permit the satisfaction of such Offer Condition(s); provided, however, that if Buyer determines in good faith, after consultation with its outside legal counsel, that at any then-scheduled Expiration Time, the Offer Condition set forth in paragraph (B) of Annex I is not reasonably likely to be satisfied within such ten (10) Business Day extension period, then Buyer shall be permitted to extend the Offer on such occasion for up to twenty (20) Business Days; provided, further, however, that (x) Buyer shall not be required to extend the Offer to a date later than the End Date (as the End Date may be extended pursuant to Section 8.01(b)(i)), (y) if the sole then-unsatisfied Offer Condition is the Minimum Condition and the Pre-Wired Asset Sale Ruling has been obtained or it becomes apparent to Parent, in its reasonable judgment, that the Pre-Wired Asset Sale Ruling will not be received, Buyer shall not be required to extend the Offer on more than two (2) occasions in consecutive periods of up to ten (10) Business Days each (with each such period to end at 5:00 p.m. (New York City time) on the last Business Day of such period) (or such other duration as may be agreed to by Parent, Buyer and the Company) and (z) Buyer shall not be required to extend the Offer at any time that Parent or Buyer is permitted to terminate this Agreement; or

(iii) to such other date and time as may be agreed in writing by Parent and the Company.

(f) Following the Acceptance Time, Buyer shall (and the Offer Documents shall so indicate) provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 promulgated under the 1934 Act of not less than ten (10) Business Days (calculated in accordance with Rule 14d-1(g)(3) promulgated under the 1934 Act). In the event that prior to the expiration of the Subsequent Offering Period, Buyer or one of its Affiliates has elected to exercise the Call Option or effectuate the Asset Sale, Buyer shall (and the Offer Documents shall so indicate) extend the Subsequent Offering Period for at least five (5) Business Days to permit any remaining Minority Shareholders to tender their Shares in exchange for the Offer Consideration (such extension, the “Minority Exit Offering Period”).

(g) The Offer may not be terminated prior to the Initial Expiration Time or the then-scheduled Expiration Time (as the same may be extended pursuant to Section 2.01(e)) unless this Agreement is validly terminated pursuant to Section 8.01. If this Agreement is validly terminated pursuant to Section 8.01, Buyer shall (and Parent shall cause Buyer to) promptly (and in any event within twenty-four (24) hours following such valid termination) terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement by Parent prior to the acceptance for payment and payment for Shares tendered pursuant to the Offer, Buyer shall (and Parent shall cause Buyer to) promptly return, and shall cause any depositary acting on behalf of Buyer to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof. Nothing in this Section 2.01(g) shall affect any termination rights under Article 8.

(h) As soon as practicable on the Offer Commencement Date, Parent and Buyer shall (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain or incorporate by reference an offer to purchase and a related letter of transmittal and other appropriate ancillary offer documents required to be included therein (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments or supplements thereto and including exhibits thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable United States federal securities Laws and any other applicable Law. The Company shall promptly furnish to Parent and Buyer all information concerning the Company required by the 1934 Act to be set forth in the Offer Documents. Each of Parent and Buyer, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Buyer shall use their reasonable best efforts to cause the Schedule TO, as so corrected, to be filed with the SEC, and the Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Buyer shall cause to be included in such document (and any amendments thereto) all comments reasonably proposed by the Company and its counsel. Parent and Buyer shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Buyer or its counsel may receive from time to time from the SEC or its staff or other Governmental Authorities with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Parent and Buyer to those comments and to provide comments on that response (which response shall include all comments reasonably proposed by the Company and its counsel), including by participating with Parent and Buyer or their counsel in any discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities.

Section 2.02 Company Action.

(a) The Company hereby approves and consents to the Offer and the other Signing Transactions. The Company shall promptly (and in any event within five (5) Business Days prior to the Offer Commencement Date) furnish Parent and Buyer with (i) a list of its shareholders and mailing labels containing the names and addresses of the record holders of Shares, (ii) any available listing and computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and

(iii) copies of all lists of shareholders, security position listings and computer files in the Company’s possession or control regarding the beneficial owners of Shares, in each case, true and correct as of the most recent practicable date, and shall provide to Parent and Buyer such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent or Buyer may reasonably request in connection with the Offer. In the event that the Company is prohibited from providing any such information, (A) it shall request permission from the applicable shareholders to provide such information to Parent and Buyer or (B) if the information requested is not received at least five (5) Business Days prior to the Offer Commencement Date, the Company shall deliver to such shareholders all information that would otherwise be required to be provided by Parent or Buyer to such shareholders of the Company in connection with the Offer, and, notwithstanding this Article 2, neither Parent nor Buyer shall have any obligation to deliver such information to such shareholders under this Agreement. Except as required by applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, (i) Parent and its Affiliates and Representatives shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions and (ii) if this Agreement is terminated, Parent and Buyer shall deliver to the Company and shall use their reasonable best efforts to cause their Affiliates and Representatives to deliver to the Company all copies and any extracts or summaries from such information then in their possession.

(b) On the Offer Commencement Date, the Company shall, concurrently with the filing of the Schedule TO, file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable United States federal securities Laws and any other applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto and including exhibits thereto, the “Schedule 14D-9”) that, subject to Section 5.03(d), shall reflect the Company Recommendation. Parent and Buyer shall cause to be promptly furnished to the Company all information concerning Parent, Buyer or any of their applicable Affiliates required by the 1934 Act to be set forth in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and Buyer, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law. Parent, Buyer and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall include in such document (and any amendments thereto) all comments reasonably proposed by Parent, Buyer and their counsel. The Company shall provide Parent, Buyer and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff or other Governmental Authorities with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (which response shall include all comments reasonably proposed by Parent, Buyer and their counsel), including by participating with the Company or its counsel in any discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities.

Section 2.03 Outstanding Equity Awards.

(a) Vested Company RSUs. At the Closing, each Company RSU that is outstanding as of immediately prior to the Closing and either (i) held by a Person other than a Continuing Employee, whether vested or unvested, (ii) vested in accordance with the terms of the applicable Company Equity Plan and award agreement evidencing such Company RSU as of immediately prior to the Closing and for which Company Shares have not yet been issued, (iii) that, in the absence of the Transactions, would become vested within two years following the Closing and are held by a Continuing Employee whose employment or service with the Company commenced prior to the date of this Agreement or (iv) is subject to accelerated vesting solely as a result of the completion of the Transactions in accordance with the terms thereof (each, a “Terminating RSU”), will, without any action on the part of Parent, Buyer, the Company, the holder thereof or any other Person, be accelerated (if required) and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the Offer Consideration by (y) the total number of Shares subject to such Company RSU. Any such payment with respect to a Terminating RSU shall be subject to all applicable federal, state and local tax withholding requirements.

(b) Unvested Company RSUs. At the Closing, each Company RSU that is outstanding as of immediately prior to the Closing and not covered by Section 2.03(a) will, without any action on the part of Parent, Buyer, the Company, the holder thereof or any other Person, be converted into an equity award subject to the same terms and conditions applicable to such Company RSU (including the same vesting schedule and terms regarding acceleration and forfeiture upon termination of employment or service) immediately prior to the Closing with respect to a number of shares of common stock (rounded down to the nearest whole share) of Parent equal to (i) the number of Shares subject to such Company RSU immediately prior to the Closing multiplied by (ii) the Equity Award Adjustment Ratio. For purposes of this Agreement, the “Equity Award Adjustment Ratio” shall mean (x) the Offer Consideration divided by (y) the average closing price of the common stock of Parent on the NASDAQ for the five (5) consecutive trading days ending on the trading day immediately preceding the date of the Closing; provided, that all references to the “Company” in all applicable Company Equity Plans and any applicable award agreements governing Company RSUs shall be deemed to be references to Parent; provided, further, that the terms and conditions applicable to certain of such Company RSUs will be modified as set forth in Section 2.03(b) of the Company Letter.

(c) Vested Company Options. At the Closing, each Company Option that is outstanding as of immediately prior to the Closing and either (i) held by a Person other than a Continuing Employee, whether vested or unvested, (ii) held by a Person listed in Section 2.03(c)(ii) of the Company Letter, whether vested or unvested, (iii) vested in accordance with the terms of the applicable Company Equity Plan and award agreement evidencing such Company Option as of immediately prior to the Closing, (iv) that, in the absence of the Transactions, would become vested within two years following the Closing and are held by a Continuing Employee whose employment or service with the Company commenced prior to the date of this Agreement or (v) is subject to accelerated vesting solely as a result of the completion of the Transactions in accordance with the terms thereof (each, a “Terminating Option”), will, without any action on the part of Parent, Buyer, the Company, the holder thereof or any other Person, be accelerated (if required) and converted into and will become a right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of the Offer Consideration over the applicable per Share exercise price of such Company Option multiplied by (y) the number of Shares subject to such Company Option. Each Terminating Option that is outstanding and unexercised immediately prior to the Closing that has an exercise price equal to or greater than the Offer Consideration shall be cancelled as of the Closing without consideration therefor and the holder of such Terminating Option shall cease to have any rights with respect thereto. Following the date of this Agreement, the Company shall use its reasonable best efforts to obtain any consents of any holders of any Company Option described in clauses (i) through (iv) of the preceding sentence necessary to effectuate the treatment of such Company Options as described in this Section 2.03(c). Any such payment with respect to a Terminating Option shall be subject to all applicable federal, state and local tax withholding requirements.

(d) Unvested Company Options. At the Closing, each Company Option that is outstanding as of immediately prior to the Closing and that is not covered by Section 2.03(c), will, without any action on the part of Parent, Buyer, the Company, the holder thereof or any other Person, be converted into an option to purchase, subject to the same terms and conditions as applied to such Company Option (including the same vesting schedule and terms regarding acceleration and forfeiture upon termination of employment or service) immediately prior to the Closing, a number of shares of common stock (rounded down to the nearest whole share) of Parent equal to (w) the number of Shares subject to such Company Option immediately prior to the Closing multiplied by (x) the Equity Award Adjustment Ratio, with an exercise price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per Share for which such Company Option was exercisable immediately prior to the Closing divided by (z) the Equity Award Adjustment Ratio; provided, that all references to the “Company” in the applicable Company Equity Plan and all applicable award agreements governing Company Options shall be deemed to be references to Parent; provided, further, that the terms and conditions applicable to certain of such Company Options will be modified as set forth in Section 2.03(d) of the Company Letter. Notwithstanding anything herein to the contrary, to the extent applicable, the exercise price and the number of shares of Parent common stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent common stock purchasable pursuant to such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(e) The payments in respect of Company Equity Awards described in this Section 2.03 will be subject to Section 2.10. Notwithstanding anything herein to the contrary, (i) with respect to any Company Equity Award that constitutes non-qualified deferred compensation subject to Section 409A of the Code, to the extent that payment of the amounts described in this Section 2.03 would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under the applicable Company Equity Plan and applicable award agreement that will not result in the imposition of such Tax or penalty and (ii) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties shall cooperate in good faith prior to the Closing with the goal of minimizing the Tax impact of the provisions set forth in this Section 2.03.

(f) As soon as reasonably practicable after the Closing (but no later than the Company’s second payroll date after the Closing), the applicable holders of vested Company Equity Awards will receive the payments described in Section 2.03(a) and Section 2.03(c) from the Company or its applicable Subsidiary or Affiliate (which amounts Buyer shall deposit or cause to be deposited, to the extent that the Company’s (or its applicable Subsidiary’s or Affiliate’s) cash as of the Closing is insufficient to fund the payment of such amounts, with the Company or its applicable Subsidiary or Affiliate, by wire transfer of immediately available funds, at or promptly following the Closing), through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of such vested Company Equity Awards that are converted pursuant to Section 2.03(a) or Section 2.03(c). Notwithstanding the foregoing, if any such payment owed to a holder of such a vested Company Equity Award cannot be made through the Company’s (or its applicable Subsidiary’s or Affiliate’s) payroll system or payroll provider, then the Company (or its applicable Subsidiary or Affiliate) will issue a check for such payment to such holder promptly following the Closing Date.

(g) Notwithstanding anything to the contrary in this Section 2.03 or elsewhere in this Agreement, (i) any payments to the holders of Section 102 Shares, Section 102 RSUs or Section 102 Options, shall not be paid directly to the holders of such securities but shall be paid to the Section 102 Trustee and distributed by the Section 102 Trustee, subject to Tax withholding and in accordance with the Israel Equity Tax Ruling and the Interim Israel Equity Tax Ruling, if obtained, and otherwise in accordance with the terms hereof, and (ii) Parent and Buyer shall take all commercially reasonable steps necessary to maintain a qualified equity incentive plan under Section 102, and shall use their commercially reasonable efforts to ensure that all equity awards of Buyer or its Affiliate into which unvested Company Equity Awards subject to Section 102 are converted pursuant to the above provisions shall also qualify for capital gains track treatment under Section 102.

(h) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing, the Company, the Company Board and the Compensation Committee of the Company Board (the “Compensation Committee”), as applicable, shall adopt any resolutions and amendments as may be necessary to effectuate the provisions of this Section 2.03. Subject to applicable Law, the Company shall take all actions necessary to provide that the Company will not be required to deliver Shares or other shares in the share capital of the Company to any Person pursuant to or in settlement of Company Equity Awards after the Closing; provided, notwithstanding the foregoing, that (i) the Company shall only be required to use commercially reasonable efforts to obtain any applicable consents or acknowledgements from the holders of any Company

Equity Awards that may be necessary to effectuate the provisions of this sentence and (ii) in no event shall the Company’s failure to obtain any such consents or acknowledgements after using such commercially reasonable efforts be deemed to be a breach of this Agreement.

(i) At the Closing, Buyer shall (or Parent shall cause one of its Affiliates to) assume the Company Equity Plan and all obligations of the Company under the Company Equity Plan. The agreements evidencing any Company Equity Award that is converted pursuant to this Section 2.03 shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.03). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent common stock for delivery upon exercise or settlement of such assumed awards. As soon as reasonably practicable after the Closing, to the extent necessary, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent common stock underlying such assumed awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such assumed awards remain outstanding. For the avoidance of doubt, any Company Equity Award that is subject to the requirements of Section 102 and assumed by Buyer or its Affiliate pursuant to this Section 2.03 shall continue to be governed by the terms and conditions of Section 102 and shall be deposited with or be subject to the supervision of the Section 102 Trustee.

Section 2.04 Extraordinary General Meeting.

(a) No later than ten (10) weeks following the Offer Commencement Date, the Company shall hold an extraordinary general meeting of its shareholders (the “EGM”) to:

(i) provide information regarding the Offer;

(ii) adopt one or more resolutions effective upon the Acceptance Time to provide discharge to each member of the Company Board for their acts of management or supervision, as applicable, up to the date of the EGM; provided, that such discharge will be limited to the extent provided by general principles of Dutch law as in effect from time to time, and the shareholders circular distributed to shareholders of the Company shall refer to such limitation in general terms, consistent with the discussion of discharge of directors of the Company that has been included in past shareholders circulars; provided, further, however, that (x) if Buyer or Parent, or any of their Affiliates, becomes a shareholder of the Company, neither they, nor any of their successors or assigns, shall, regardless of the scope of the discharge granted to directors by any Discharge Resolution, assert any claim for liability against the directors in office immediately prior to the EGM (or, if new directors are elected after the EGM but prior to the Closing, against such directors), based on (A) acts or omissions of directors described in any information which is disclosed to Buyer or Parent in this Agreement, in the Company Letter or any information set forth in any Company SEC Document filed or furnished on or after December 31, 2014 and publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded) or (B) any acts or omissions of directors of the Company prior to the Closing (or, in the case of Independent Directors, after the Closing) which are required to be taken under this Agreement; and (y) for the avoidance of doubt, the adoption of a Discharge Resolution shall be in addition to, and shall not in any way adversely affect, or limit in any way, the effect of any discharge of directors, or of members of the Company’s former Supervisory Board, adopted prior to the shareholders meeting at which such Discharge Resolution is adopted (as used in this Agreement, the term “Discharge Resolution” shall mean any resolution for the discharge of directors adopted pursuant to this Section 2.04(a)(ii) or as provided in Section 2.05(e));

(iii) adopt one or more resolutions effective upon the Closing to appoint the Buyer Directors, and the Independent Directors (if such Independent Directors are not already members of the Company

Board), to replace the members of the Company Board who will resign at Closing (the “Governance Resolutions”);

(iv) adopt one or more resolutions (jointly, the “Conversion Resolutions”) to amend the articles of association of the Company substantially in accordance with the drafts of the amended articles of association attached as (A) Schedule 2.04(a)(iv)(A) (Conversion and Amended Articles of Association of the Company after Closing), which includes the conversion of the Company into a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and which shall be executed and become effective as soon as practicable following Closing if elected by Buyer; and (B) Schedule 2.04(a)(iv)(B) (Amended Articles of Association of the Company after Delisting), which shall be executed and become effective as soon as practicable following the delisting of the Company and the Shares from NYSE;

(v) adopt a resolution to, subject to (A) the Acceptance Time having occurred, (B) the Pre-Wired Asset Sale Ruling having been received and (C) the number of Shares validly tendered in accordance with the terms of the Offer (including Shares tendered during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) and not properly withdrawn, together with the Shares owned by Buyer or any of its Affiliates, representing at least sixty-seven percent (67%) of the Company’s issued capital (geplaatst kapitaal) (the “Asset Sale Threshold”), approve the asset sale as contemplated by the Asset Sale Documentation (the “Asset Sale”) as required under Section 2:107a of the DCC;

(vi) adopt a resolution to, subject to (A) the Acceptance Time having occurred, (B) the Asset Sale Threshold having been achieved and (C) the Asset Sale having been completed, (1) dissolve (ontbinden) the Company in accordance with Section 2:19 of the DCC and (2) appoint as liquidator (the “Liquidator”) a foundation (stichting) to be incorporated under Dutch Law and approve reimbursement of the Liquidator’s reasonable salary and costs (provided that such reimbursement will be subject to the approval of the Independent Directors, not to be unreasonably withheld, conditioned or delayed) and (3) appoint an Affiliate of Buyer as the custodian of the books and records of the Company in accordance with Section 2:24 of the DCC (sub-clauses (v) and (vi) together, the “Pre-Wired Asset Sale Resolutions”); and

(vii) conduct such other business as may properly come before the meeting.

(b) Promptly after the date of this Agreement, the Company shall prepare a notice of meeting and shareholders circular for the EGM (together with any amendments and supplements thereto and any other documents required, the “EGM Materials”) relating to the matters set forth in Section 2.04(a). Subject to Section 5.03(d), the Company shall include the Company Recommendation in the EGM Materials. Parent and Buyer shall promptly furnish to the Company all information concerning Parent, Buyer and any of their Affiliates required to be set forth in the EGM Materials. The Company shall provide Parent, Buyer and their counsel with a reasonable opportunity to review and comment on the EGM Materials (and any amendments thereto) each time prior to dissemination to the shareholders of the Company and the Company shall include in the EGM Materials all comments reasonably proposed by Parent, Buyer and their counsel. The Company shall provide Parent, Buyer and their counsel, to the extent not prohibited under applicable Law, with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from Governmental Authorities with respect to the EGM Materials promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (which response shall include all comments reasonably proposed by Parent, Buyer and their counsel), including by participating with the Company or its counsel in any discussions or meetings with Governmental Authorities to the extent such participation is not prohibited by the applicable Governmental Authority.

(c) The Company shall consult with Parent and Buyer regarding the date of the EGM (or any Subsequent EGM) and, unless this Agreement is terminated in accordance with Section 8.01, shall not cancel the

EGM (or any Subsequent EGM) without the prior written consent of Parent and Buyer; provided, that the Company may, on no more than one (1) occasion, following reasonable consultation with Parent and Buyer, and, to the extent requested in writing by Parent and Buyer, the Company shall, cancel and reconvene the EGM (or any Subsequent EGM) solely to the extent reasonably necessary (i) to ensure that any supplement or amendment to the relevant EGM Materials that the Company Board, after consultation with outside counsel, reasonably determines is necessary to comply with applicable Law is made available to the Company’s shareholders in advance of the EGM (and any Subsequent EGM) or (ii) to solicit additional proxies in favor of approval of the matters set forth in Section 2.04(a). In the event the EGM or any Subsequent EGM is cancelled and reconvened pursuant to the foregoing proviso, the Company shall duly give notice of and reconvene the EGM or such Subsequent EGM on a date scheduled by mutual agreement of the Company, on the one hand, and Parent and Buyer, on the other hand, acting reasonably, or, in the absence of such agreement, as soon as practicable following the date of such cancellation but, in any event, no later than the day that is thirty-five (35) days following the date of such cancellation (or, in the case of any Subsequent EGM, a date that shall be prior to the date of the Expiration Time).

(d) The Company shall ensure that the EGM (and any Subsequent EGM) is called, noticed, convened, held and conducted in compliance in all material respects with all applicable Law. The approval of the matters set forth in Section 2.04(a) shall be the only matters that the Company shall propose to be acted on by the shareholders of the Company at the EGM (and any Subsequent EGM), unless otherwise reasonably proposed by the Company and approved in advance in writing by Parent and Buyer (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that if the EGM or any Subsequent EGM is combined with the 2017 and 2018 annual general meetings of shareholders of the Company, the shareholders may also consider at such meeting such other matters as have typically been included on the agenda for annual general meetings of shareholders of the Company in past years, subject to reasonable discussion among the Parties.

(e) Notwithstanding anything to the contrary in this Agreement, to the extent that, at the EGM, the Governance Resolutions, the Pre-Wired Asset Sale Resolutions or the Conversion Resolutions have not been adopted, or if the Company Board shall determine in its reasonable judgement that any additional shareholders resolutions should be adopted in order to approve any of the Signing Transactions, then, in each case, the Company shall, following consultation with Parent and Buyer, duly call and give notice of another EGM (a “Subsequent EGM”), which shall take place at a date reasonably acceptable to Parent and Buyer and not later than a date that shall be prior to the date of the Expiration Time at which the Governance Resolutions, the Pre-Wired Asset Sale Resolutions or the Conversion Resolutions, or the additional resolutions as referred to above, as applicable, shall be considered or reconsidered, as the case may be.

(f) Without limiting the generality of the foregoing, but subject to the Company’s rights to terminate this Agreement in accordance with Section 8.01, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the EGM (and any Subsequent EGM) in accordance with and subject to the terms hereof and (ii) its obligations pursuant to this Section 2.04, in each case, shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Acquisition Proposal (whether or not a Superior Proposal). Unless this Agreement is terminated in accordance with Section 8.01, the Company agrees that it shall not submit to a vote of the shareholders of the Company any Alternative Acquisition Proposal (whether or not a Superior Proposal) or any matters relating thereto.

(g) At and prior to the EGM (and any Subsequent EGM), the Company shall use its reasonable best efforts to secure the approval of the matters set forth in Section 2.04(a).

Section 2.05 Directors.

(a) Parent, Buyer and the Company, including the Company Board and each of the directors on the Company Board, shall use their respective reasonable best efforts, including through their (vote in favor of any) nomination or appointment of any person to the Company Board and their (vote in favor of any) resignation from the Company Board, to ensure that the Company Board will, upon the Closing, be composed of at least seven (7) directors, (i) at least five (5) of whom may not be independent of Buyer and the Company (the “Buyer Directors”) and who will be designated in writing, in Buyer’s sole discretion, as soon as reasonably practicable and in any event prior to convening the EGM, and (ii) at least two (2) of whom will initially be current non-executive directors of the Company (if and to the extent that they shall agree to continue to serve on the Company Board after the Closing), and who will at all times be independent from Parent and Buyer; provided that, if and to the extent that the current non-executive directors of the Company do not agree to serve on the Company Board after the Closing, Buyer shall designate replacement directors who shall at all times be independent from Parent and Buyer, as promptly as reasonably practicable and in any event prior to convening the EGM (the directors so designated, and any present non-executive directors who continue to serve on the Company Board after the Closing, are referred to herein as the “Independent Directors”). If required or desirable in order to obtain the Israel Tax Rulings (as determined jointly by the Company and Parent acting reasonably and in good faith), the Buyer Directors (other than the executive directors of the Company) will not be residents of Israel.

(b) Each Independent Director shall resign from, and the Company shall take such other action necessary to ensure that each such Independent Director ceases to be a director of, the Company Board upon the earliest to occur of (i) such time after the Acceptance Time as Buyer and its Affiliates, in the aggregate, own one hundred percent (100%) of the issued and outstanding Shares and (ii) the Second Step Distribution being paid in full and completion of the subsequent liquidation and dissolution of the Company (the “Liquidation”).

(c) If, at any time, an Independent Director resigns from, or otherwise ceases to be a member of, the Company Board, or ceases to be independent from Parent and Buyer, in each case, prior to the date of resignation contemplated by Section 2.05(b), Parent shall procure that the respective Independent Director will be replaced after the Closing by a new director who is independent from Parent and Buyer.

(d) Parent and Buyer shall supply to the Company in writing any information regarding the Buyer Directors, and (to the extent applicable) those Independent Directors designated by Buyer, as required by applicable Laws in connection with the appointment of the Buyer Directors, and (to the extent applicable) those Independent Directors designated by Buyer, to the Company Board, and Parent and Buyer shall be solely responsible for any such information.

(e) In addition to the discharge contemplated by Section 2.04(a)(ii), Buyer shall (i) at the first annual or extraordinary general meeting of shareholders of the Company held after the Closing, cause all members of the Company Board resigning effective upon the Acceptance Time to be fully and finally discharged for their acts of management or supervision, as applicable and (ii) at the first annual or extraordinary general meeting of shareholders of the Company held after the resignation of an Independent Director, cause such Independent Director to be fully and finally discharged for his or her acts of supervision; provided, that such discharge will be limited to the extent provided by general principles of Dutch law as in effect from time to time, and the shareholders circular distributed to shareholders of the Company relating to the meeting at which a Discharge Resolution is proposed to be adopted shall refer to such limitation in general terms, consistent with the discussion of discharge of directors of the Company that has been included in shareholders circulars prior to the date of this Agreement. The proviso to Section 2.04(a)(ii) shall also be applicable mutatis mutandis, to any discharge granted to directors pursuant to the preceding sentence.

(f) Notwithstanding any other required vote, the affirmative vote of the Independent Directors will also be required for approving:

(i) any restructuring that could reasonably be expected to lead to a dilution of the shareholdings of the Minority Shareholders, other than (A) pursuant to a rights issue by the Company or any other share issue where the Minority Shareholders have been offered an opportunity to subscribe pro rata in accordance with their then existing shareholding in the Company (voorkeursrecht), (B) subject to receipt of the Pre-Wired Asset Sale Ruling, the Asset Sale, the Second Step Distribution or the Liquidation, (C) the Compulsory Acquisition or (D) the Call Option; and

(ii) any other form of unequal treatment that prejudices or could reasonably be expected to prejudice or negatively affect the value of the Shares or voting rights attached to the Shares held by the Minority Shareholders, but in any event not including (A) subject to receipt of the Pre-Wired Asset Sale Ruling, the Asset Sale, the Second Step Distribution or the Liquidation, (B) the Compulsory Acquisition or (C) the Call Option.

Section 2.06 Further Actions. If requested by the other party, the Company, on the one hand, or Parent or Buyer, on the other hand, as applicable, shall take, as of the date of this Agreement or as soon thereafter as is reasonably practicable, the following actions to the extent reasonably necessary or desirable to implement, commence, consummate or otherwise effect the Asset Sale, the Liquidation and the Second Step Distribution (to the extent any such actions, transactions or matters are elected to be effectuated by Parent or Buyer), as the case may be:

(a) in the case of the Company, (i) the convening of the necessary meetings of the Company’s general meeting and the Company Board or any committee thereof (including the EGM (and any Subsequent EGM) referenced in, and to the extent required by, Section 2.04) and (ii) the consideration, adoption and approval of any applicable resolutions of the Company Board or any committee thereof as necessary or desirable to convene the EGM (and any Subsequent EGM) referenced in, and to the extent required by, Section 2.04, in each case as set forth in Section 2.04, subject to Section 2.07; and

(b) in the case of Buyer and the Company, subject to receipt of the Pre-Wired Asset Sale Ruling, the execution of any and all reasonably requested documents, agreements or deeds that are necessary or desirable to effectuate the Asset Sale and the subsequent Liquidation and Second Step Distribution, and the filing or registration of any or all of such documents, agreements or deeds with the appropriate Governmental Authorities.

Section 2.07 Post-Offer Reorganization.

(a) As promptly as practicable following the closing of the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period, Parent or Buyer may effectuate, or cause to be effectuated, and at Parent’s or Buyer’s election, the Company and its Subsidiaries shall effectuate, a corporate reorganization (the “Post-Offer Reorganization”) of the Company and its Subsidiaries, which, at Parent’s or Buyer’s election (provided that any action in sub-clauses (vii) through (xix) below shall require the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed) shall be comprised of any of the following:

(i) subject to receipt of the Pre-Wired Asset Sale Ruling, the Asset Sale;

(ii) subject to receipt of the Pre-Wired Asset Sale Ruling, the Asset Sale together with, and conditioned upon, the Liquidation and Second Step Distribution;

(iii) subject to receipt of the Pre-Wired Asset Sale Ruling, the Liquidation and Second Step Distribution;

(iv) if permissible under applicable Law, the commencement by Buyer of the Compulsory Acquisition;

(v) an election by the Company pursuant to U.S. Treasury Regulations Section 301.7701-3 to be classified as a partnership or as a disregarded entity, as reasonably determined by Buyer or Parent (the “Partnership Election”);

(vi) the exercise of the Call Option;

(vii) a statutory legal merger (juridische fusie) in accordance with Article 2:309 et seq. of the DCC between the Company (as the disappearing company) and Buyer (as the acquiring company), pursuant to which merger the shareholders of the Company shall receive shares of Buyer (“Buyer Shares”), cash or receivables in accordance with Article 2:325 of the DCC (or a mix of any of the foregoing), upon which merger the holders of the Buyer Shares shall be granted the right to exchange Buyer Shares with Parent, or an Affiliate of Parent, for securities of Parent at any time before a date to be set by Parent or Buyer, after which date the Buyer Shares shall be redeemed;

(viii) a statutory (cross-border or domestic) legal (bilateral or triangular) merger (juridische (driehoeks-) fusie) in accordance with Article 2:309 et seq. of the DCC between the Company, Buyer and/or any Affiliate of Parent;

(ix) a statutory legal (bilateral or triangular) demerger (juridische (driehoeks-) splitsing) of the Company in accordance with Article 2:334a et seq. of the DCC;

(x) a contribution of cash and/or assets by Buyer, Parent or by any Affiliate of Parent in exchange for ordinary shares in the Company’s share capital, in which circumstances the pre-emptive rights (voorkeursrechten), if any, of the Minority Shareholders could be excluded;

(xi) a sale and transfer of assets and Liabilities (A) by the Company or a Subsidiary of the Company to Buyer, Parent or an Affiliate of Parent or (B) by Buyer, Parent or any Affiliate of Parent to the Company or any Subsidiary of the Company, on terms substantially similar to the terms agreed for the Asset Sale to the extent this relates to substantially all of the assets and Liabilities of the Company and its Subsidiaries;

(xii) a distribution of proceeds, cash and/or assets to the shareholders of the Company or share buybacks;

(xiii) a dissolution and/or liquidation of the Company;

(xiv) a subsequent public offer for any Shares held by the Minority Shareholders;

(xv) a conversion of the Company into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid);

(xvi) any transactions between the Company, on the one hand, and Buyer or Parent, on the other hand, or their respective Affiliates at terms that are not at arm’s length;

(xvii) any transaction, including a sale and/or transfer of any material asset, between the Company and its Affiliates or between the Company, on the one hand, and Buyer or Parent, on the other hand, or their respective Affiliates, with the objective of utilizing any carry forward Tax losses available to the Company, Parent, Buyer or any of their respective Affiliates;

(xviii) any transactions, restructurings, share issues, procedures and/or proceedings in relation to the Company and/or one or more of its Affiliates required to effect the aforementioned transactions; and

(xix) any combination of the foregoing.

(b) If (i) the Pre-Wired Asset Sale Ruling has been obtained, (ii) the Pre-Wired Asset Sale Resolutions have been adopted at the EGM or any Subsequent EGM (or, solely at Buyer’s discretion, at an extraordinary general meeting of the shareholders held after the Closing) and (iii) the Asset Sale Threshold has been achieved and the Closing has occurred, Buyer may require the Company to enter into, and in which case the Company shall enter into, the Asset Sale Agreement (together with all amendments reasonably agreed between the Parties, the “Asset Sale Documentation”) and, subject to the conditions of this Section 2.07 and the Asset Sale Documentation, the Parties shall promptly implement the Asset Sale, and take the steps and complete the actions and transactions set forth in the Asset Sale Documentation.

(c) Buyer and the Company have agreed that, to the extent Buyer determines to effectuate the Asset Sale, then promptly following completion of the Asset Sale, Buyer and the Company shall implement, if, as of expiration of the final Subsequent Offering Period, the Asset Sale Threshold has been achieved, the Liquidation, which shall result in the Second Step Distribution in accordance with the terms and conditions of the Asset Sale Documentation.

(d) Notwithstanding anything to the contrary contained in this Section 2.07, a Post-Offer Reorganization as described in Section 2.07(a)(i) through Section 2.07(a)(iv) and Section 2.07(a)(vii) through Section 2.07(a)(ix), if completed, shall ultimately result in all Minority Shareholders being offered or receiving in such Post-Offer Reorganization, for each Share then held, cash in an amount equal to the Offer Consideration (without interest and less applicable withholding Taxes), as soon as reasonably practicable after the Acceptance Time, unless the Compulsory Acquisition is commenced by Buyer, in which case the amount received for each Share not tendered pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) shall be determined by the Enterprise Chamber of the Amsterdam Court of Appeals (Ondernemingskamer van het gerechtshof Amsterdam); provided, however, that Parent and Buyer shall use their reasonable best efforts to cause the per Share consideration to be payable to the Minority Shareholders in the Compulsory Acquisition to be equal to the Offer Consideration.

(e) Buyer and the Company will use their respective reasonable best efforts to (i) procure that the board of directors of the Liquidator will, as from the moment of incorporation, consist of one or more professional liquidator(s) or similar service provider(s) (natural person(s) or a professional liquidator service provider) and (ii) reach agreement with such service provider as soon as practicable after the date of this Agreement; provided, that Buyer shall use its reasonable best efforts to procure that one additional director (a natural person or a professional liquidator) will be appointed to such board of directors to direct and/or assist such professional liquidator for a period following the consummation of the Asset Sale not to exceed one (1) year.

Section 2.08 Call Option.

(a) The Company hereby grants to Buyer an irrevocable option (the “Call Option”) to purchase such number of newly issued ordinary shares, par value €0.01 per share, of the Company (“Ordinary Shares”), within the limits of the Company’s authorized but unissued share capital at the time of issuance, so as to increase Buyer’s ownership of Ordinary Shares by fifteen percent (15%) of the total ownership of Ordinary Shares by all Persons, after giving effect to the exercise in full of the Call Option (in the aggregate, the “Option Shares”), in exchange for an amount per Ordinary Share equal to the Offer Consideration.

(b) The Call Option shall be exercisable following the Acceptance Time once, in whole or in part, no later than the last day of the Subsequent Offering Period (including any Minority Exit Offering Period, if applicable); provided, however, that the Call Option shall terminate concurrently with the termination of this Agreement in accordance with its terms. In the event that Buyer wishes to exercise the Call Option, Buyer shall so notify the Company in writing (the “Option Exercise Notice”), and shall set forth in such Option Exercise Notice (i) the total number of Option Shares and percentage of total Ordinary Shares to be purchased by Buyer pursuant to the exercise of the Call Option and (ii) a place and date which shall be a Business Day not earlier than three (3) Business Days and not later than thirty (30) Business Days from the date the Company is notified of the exercise of the Call Option for the closing of the purchase of the Option Shares (such date, the “Option Closing Date”); provided, that if a closing of the purchase and sale of any Option Shares pursuant to the exercise of the Call Option (the “Option Closing”) cannot be consummated, in the reasonable opinion of Parent, by reason of any applicable Legal Restraint, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if, in the reasonable opinion of Parent, prior notification to or the approval of any Governmental Authority is required in connection with such purchase, the relevant Party shall promptly, in consultation with each of the other Parties (but subject in all cases to Parent’s final approval, in its sole discretion, of any such notice or application), file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.

(c) At the Option Closing, Buyer shall pay or cause to be paid to the Company the aggregate purchase price for the number of Option Shares described in the relevant Option Exercise Notice and purchased pursuant to the exercise of the Call Option by:

(i) wire transfer of immediately available funds to a bank account designated at least three (3) Business Days in advance in writing to Parent and Buyer by the Company; provided, that failure or refusal of the Company to designate such a bank account shall not preclude Buyer from exercising the Call Option;

(ii) issuance by Buyer to the Company of a promissory note in favor of the Company containing the terms set forth on Schedule 2.08(c)(ii), guaranteed by Parent or a creditworthy Subsidiary of Parent (a “Buyer Note”);

(iii) contribution in kind (inbreng in natura) in accordance with Section 2:94b or (if applicable) 2:204b of the DCC by Buyer to the Company by way of the assignment by Buyer to the Company of a promissory note issued by Parent or a creditworthy Subsidiary of Parent in favor of Buyer containing the terms set forth on Schedule 2.08(c)(iii) (a “Parent Note”); or

(iv) any combination of the foregoing.

For the avoidance of doubt, Buyer may exercise any of the foregoing options described above in clauses (i) through (iv) at its sole discretion, provided that the aggregate nominal value of the Option Shares must (except in the event of the exercise of the payment option described in clause (iii), above) in any event be paid in the manner set forth in clause (i) above, and subject in all cases to compliance with mandatory provisions of Dutch Law as set forth in clauses (1) and (2) below:

(1) To the extent that Buyer elects to pay for the Option Shares by issuance of a Buyer Note, the Option Shares issued to Buyer will be deemed to constitute partly paid shares (niet volgestorte aandelen), and the Company shall comply with the relevant provisions of the DCC relating to partly paid shares, including (A) the making of any relevant informational filings with the Trade Register and (B) making the notations in the Company’s shareholders register relating to the Option Shares available for inspection by the public generally; and

(2) To the extent that Buyer elects to pay for the Option Shares by contribution of a Parent Note to the Company, (A) the Company Board will, prior to the issuance of the Option Shares, prepare a description (beschrijving) of the Parent Note, signed by all of the members of the Company Board, pursuant to Section 2:94b of the DCC or, if applicable, Section 2:204b of the DCC, containing all of the information required to be included therein by Dutch law, (B) Parent and Buyer will procure the issuance, at their own expense, of an accountants statement (accountantsverklaring) with respect to the contribution of the Parent Note to the Company, if and to the extent required by Section 2:94b of the DCC (the “Accountants Statement”) and (C) the Company will provide reasonable information and cooperation to Buyer, Parent and the accountants issuing the Accountants Statement, to enable such accountants to issue the Accountants Statement. If the provisions of this paragraph (2) are applicable, then the Company will not be obligated to issue the Option Shares to Buyer until the Accountants Statement, if required by Dutch law, has been duly issued by an accounting firm which is authorized to issue the Accountants Statement pursuant to Section 2:94b of the DCC.

(d) At the Option Closing, simultaneously with the delivery of payment as provided in Section 2.08(c):

(i) (A) the Company shall issue the Option Shares purchased by Buyer to Buyer, and Buyer shall accept such Option Shares, by each of the Company and Buyer executing a non-notarial (or, if required by Dutch law, notarial) deed of issuance by and between the Company and Buyer in customary form and (B) the Company shall record such issuance in the Company’s shareholders register; and

(ii) Buyer shall deliver to the Company a letter agreeing that Buyer will not offer to sell or otherwise dispose of the Option Shares acquired by it at the Option Closing in violation of applicable Law or the provisions of this Agreement.

Following the Option Closing, Buyer shall, to the fullest extent permitted by Dutch Law, be deemed to be the holder of record of the number of Option Shares described in the relevant Option Exercise Notice, notwithstanding (1) that the shareholders register of the Company shall then be closed, (2) that the deed of issuance in respect of such Option Shares shall not then have actually been entered into by the Company and Buyer or (3) that the Company shall have failed or refused to designate the bank account described in Section 2.08(c)(i). Parent and Buyer shall jointly and severally pay all expenses, and any and all federal, state, Israeli and local taxes and other charges in any jurisdiction, that may be payable in connection with the issuance of the Option Shares including any relevant deeds of issuance under this Section 2.08 in the name of Buyer or its permitted assignee, transferee or designee hereunder.

Section 2.09 Certain Adjustments. Without limiting the other provisions of this Agreement, in the event that, during the period between the date of this Agreement and the Expiration Time, the number of outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall be changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Offer Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change; provided, that, in any case, nothing in this Section 2.09 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.10 Withholding. Notwithstanding anything to the contrary in this Agreement, each of Parent, Buyer, the Company and any of their Affiliates or agents (including any third-party paying agent) shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Buyer, the Company or any of their Affiliates or agents may be required to deduct and withhold with respect to any such deliveries and payments under applicable Law. Notwithstanding the foregoing, to the extent the Israeli Tax Rulings described in Section 5.05 are obtained, any deduction and withholding of Israeli Taxes will be subject to, and performed in accordance with, the Israeli Tax Rulings as provided in Section 5.05. To the extent that such amounts are so withheld and timely paid to the appropriate Governmental Authority by Parent, Buyer, the Company or any of their Affiliates or agents, as the case may be, they shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in any Company SEC Document filed or furnished on or after December 31, 2014 and publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded) or (b) set forth in writing in the applicable section, or in another section, of the Company Letter to the extent that the relevance thereof would be reasonably apparent on the face of such disclosure that such disclosure is applicable to such section, of the Company Letter, the Company represents and warrants to Parent and Buyer as follows:

Section 3.01 Corporate Existence and Power. The Company is duly organized and validly existing under the Laws of The Netherlands and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted, except those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent and Buyer true, correct and complete copies of the Company Organizational Documents. Neither the Company nor any of its Affiliates (a) is currently or is reasonably expected to become subject to any form of insolvency, bankruptcy, suspension of payments, dissolution, agreement with creditors or any other form of loss of free management or forced disposal or liquidation of property in any jurisdiction or (b) has at any time since December 31, 2014 been, is currently or is expected to become, a party to a legal merger (juridische fusie) or demerger (splitsing) other than as a consequence of the Offer.

Section 3.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company and its applicable Subsidiaries of the Signing Transactions, including the Offer, are within the corporate powers of the Company and its applicable Subsidiaries and have been duly and validly authorized by all necessary corporate action on the part of the Company and such Subsidiaries and no other corporate proceedings on the part of the Company or such Subsidiaries and, except for the approvals to be sought at the EGM as described in Section 2.04(a), no shareholder votes are necessary to authorize this Agreement or to consummate the Signing Transactions. Assuming due authorization, execution and delivery hereof by Parent and Buyer, this Agreement constitutes a valid and binding agreement of the Company, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held the Company Board unanimously (with the executive directors of the Company abstaining, due to conflicts of interest) (i) determined that this Agreement and the Signing Transactions are in the best interests of the Company, its business and its shareholders, employees and other relevant stakeholders, (ii) approved and adopted this Agreement (including the execution, delivery and performance thereof) and approved the Signing Transactions and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, including Section 5.03(d), to support the Offer and the other Signing Transactions and to recommend acceptance of the Offer by the shareholders of the Company and to recommend approval and adoption of the matters set forth in Section 2.04(a) (such recommendation, the “Company Recommendation”) and such recommendation is not required to be conditioned on works council consultation or approval.

Section 3.03 Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions, other than (a) compliance with any applicable requirements of the HSR Act and any Other Required Antitrust Approvals, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws, (c) compliance with the rules and regulations of the NYSE, (d) filings with the Trade Register of the Chamber of Commerce of The Netherlands (the “Trade Register”) and (e) any consents, approvals, Orders, authorizations, registrations, declarations, filings or notices, the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.04 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not: (a) contravene, conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents; (b) assuming compliance with the matters referred to in Section 3.03, cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit or right under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or require any consent, waiver or approval of any Person, or result in the triggering of (i) any rights that the counterparty would not otherwise have or (ii) any Liabilities that the Company and its Subsidiaries or other Affiliates (including future Affiliates of the Company) would not otherwise have, pursuant to any provision of any Material Contract; (c) result in the revocation, invalidation or termination of any Company Permit; or (d) assuming compliance with the matters referred to in Section 3.03, violate or conflict with (i) any Law or Order applicable to the Company or any of its Subsidiaries or by which the Company or its Subsidiaries, or any of their respective properties or assets, may be bound or (ii) any rule or regulation of the NYSE applicable to the Company other than, in the case of clauses (b) through (d) above, any matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or, solely with respect to clause (b) above, a material adverse effect on Parent, Buyer or their Affiliates (with materiality for this purpose measured against the value of the Company and its Subsidiaries, taken as a whole).

Section 3.05 Capitalization.

(a) The authorized share capital of the Company consists of 1,012,565,725 Shares. As of the close of business on March 10, 2017, (i) 222,044,019 Shares were issued and outstanding, (ii) 0 Shares were held in treasury by the Company, (iii) 28,807,680 Shares were subject to issuance pursuant to outstanding Company Options and (iv) 1,005,258 Shares were subject to issuance pursuant to outstanding Company RSUs. Since such date through the date of this Agreement, the Company has not issued any shares of capital stock or voting securities of, or other equity interests in, the Company, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of, or other equity interests in, the Company, other than Shares issued pursuant to any exercise of Company Options or the vesting of Company RSUs outstanding as of such date.

(b) All issued and outstanding Shares and all Shares that are subject to issuance, upon issuance prior to the Closing in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable, (ii) are not, or upon issuance will not be, subject to any pre-emptive rights and (iii) are, to the extent owned directly or indirectly by the Company, owned free and clear of all material Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the 1933 Act and other applicable securities Laws.

(c) Except as set forth in Section 3.05(a), as of the date of this Agreement, there are no issued (i) shares in the share capital of the Company or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares in the share capital of the Company or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options, shares of phantom stock or phantom stock rights, stock purchase, stock appreciation or other rights or obligations to acquire from the Company, or other obligation of the Company to issue, any shares in the share capital or other voting securities or ownership interests in or any securities convertible into or exchangeable for shares in the share capital or other voting securities or ownership interests in the Company or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities, phantom stock rights or other rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares in the share capital or voting securities of or ownership interests in the Company, in each case issued by the Company or its Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any Company Securities, or give any Person a right to subscribe for or acquire any Company Securities and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies or other agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any Company Securities. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of the Company on any matters with respect to the Company.

(d) Section 3.05(d) of the Company Letter sets forth, as of the date of this Agreement, a true, complete and correct list of each outstanding Company Equity Award, including: (i) the employee number of the holder thereof, (ii) the country of residence of the holder thereof, (iii) the number of Shares underlying each Company Equity Award; (iv) the date on which the Company Equity Award was granted; (v) the Company Equity Plan under which the Company Equity Award was granted; (vi) the number of Shares underlying each Company Equity Award that are vested and unvested as of the date of this Agreement; (vii) the exercise price of each Company Equity Award, if applicable; (viii) the expiration date of each Company Equity Award, if applicable; (ix) whether each such Company Equity Award was granted or issued, and is subject to Tax, pursuant to Section 3(i) of the ITO or Section 102, specifying the subsection of Section 102 pursuant to which the Company Equity Award was granted and is subject to Tax; (x) whether a Company Option is an incentive stock option (as defined in Section 422 of the Code) or a nonqualified stock option; and (xi) whether such Company Equity Award is held by a Person who is not an employee of the Company or one of its Subsidiaries; provided that the Company will separately provide to Parent such list with holders’ names in place of employee numbers. Except as set forth in Section 3.05(d) of the Company Letter, there are no commitments or agreements of any character to which the Company or any of its Subsidiaries is bound obligating the Company to accelerate the vesting or exercisability of any Company Equity Award as a result of the Transactions or any other transaction contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Each grant of Company Options and Company RSUs was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the consolidated financial statements of the Company in accordance with GAAP consistently applied, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. No Company Option has an exercise price that has been or may be less than the fair market value of the Shares as of the date such Company Option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, in each case, determined in accordance with the regulations and guidance under Section 409A of the Code. No outstanding stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock, profit participation, performance shares or other equity or equity-based awards associated with Shares have been issued or are outstanding other than pursuant to the Company Equity Plan and other than as set forth in Section 3.05(d) of the Company Letter. The Company Equity Plan that has been filed by the Company with the ITA under Section 102 for grant of awards through a trustee has been approved or is deemed approved by the ITA due to the passage of time. To the knowledge of the Company, all Company Equity Awards issued under Section 102 have been granted and/or issued, as applicable, in conformity with the applicable requirements of Section 102 including: (A) the filing of applicable documents with the ITA; (B) the appointment of an authorized Section 102 Trustee to hold such Company Equity Awards; and (C) the deposit of such Company Equity Awards with the Section 102 Trustee pursuant to the terms of Section 102 and the rules and regulation promulgated thereunder and/or any written instructions or approval issued by the ITA. The Company has made available to Parent and Buyer copies of all Tax rulings, fast track or other applications and approvals and any other written instructions or directions issued by the ITA in connection with or relating to Company Equity Awards.

(e) None of the Company Securities are owned by any Subsidiary of the Company. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns directly or indirectly any material equity interest in any Person, or has any obligation or has made any agreement to acquire any such equity interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(f) All dividends and distributions (including dividend equivalents) on any Company Securities that have been declared or authorized for payment prior to the date of this Agreement have been paid in full.

Section 3.06 Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding shares in the share capital or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien. Except for securities owned by the Company or one of its Subsidiaries, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares in the share capital or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Subsidiary Securities”). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any Company Subsidiary Securities, or give any Person a right to subscribe for or acquire any Company Subsidiary Securities, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any Company Subsidiary Securities.

Section 3.07 SEC Filings.

(a) The Company has timely filed or furnished, as applicable, with the SEC all registration statements, forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished on or prior to the date of this Agreement by it with the SEC since December 31, 2014 (collectively, the “Company SEC Documents”).

(b) As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the 1933 Act) and as of their respective filing dates (in the case of all other applicable Company SEC Documents), or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, each of the Company SEC Documents (i) complied at the time it was filed as to form in all material respects with the requirements of the 1934 Act and the 1933 Act, as the case may be, applicable to such Company SEC Documents and in effect at the time of such filing and (ii) was prepared in all material respects in accordance with the applicable requirements of the 1933 Act, the 1934 Act and other applicable Law, each as in effect on the date so filed.

(c) As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such amendment or superseding filing with respect to the disclosures that are amended), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading.

(d) As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received from the SEC or its staff and (ii) to the knowledge of the Company, none of the Company SEC Documents is the subject of an ongoing SEC review.

(e) No Subsidiary of the Company is subject to the periodic reporting requirements of the 1934 Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

Section 3.08 Financial Statements.

(a) Since December 31, 2014, the consolidated financial statements of the Company (including any related notes thereto) included or incorporated by reference in the Company SEC Documents:

(i) as of their respective filing dates with the SEC (or, if such Company SEC Documents were amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto in effect at the time of such filing;

(ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii) fairly presented (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal year-end audit adjustments and the absence of footnotes, none of which, either individually or in the aggregate, are material) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and comprehensive income, cash flows and shareholders’ equity for the periods indicated.

(b) Since December 31, 2014 to the date of this Agreement, there has been no change in the Company’s accounting methods or principles that is material and would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c) Since December 31, 2014 to the date of this Agreement, neither the Company nor any third-party auditor of the Company has received any material written complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2014.

(d) As of the date of this Agreement, the books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP. In addition to financial statements prepared in accordance with GAAP, the Company’s statutory accounts filed with the Trade Register are prepared in accordance with International Financial Reporting Standards (the “IFRS Accounts”). For the avoidance of doubt, no representation or warranty is made in this Agreement as to the IFRS Accounts and any reference in this Agreement to financial statements of the Company shall be deemed to exclude any reference to the IFRS Accounts.

Section 3.09 Internal Controls.

(a) The Company has implemented, and at all times from December 31, 2014 to the date of this Agreement, has maintained, a system of “internal control over financial reporting” (as defined in Rules 13a-15(f)

and 15d-15(f) of the 1934 Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company on a consolidated basis, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, as applicable, that would have or reasonably be expected to have a material effect on the Company’s financial statements.

(b) The Company has, as of the date of this Agreement, (i) implemented and maintained “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the 1934 Act) designed to ensure that material information relating to the Company including its consolidated Subsidiaries is or was, as applicable, made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) disclosed, based on its most recent evaluation prior to the date of this Agreement to the Company’s outside auditors and the audit committee of the Company Board, (A) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect in any material way the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s “internal control over financial reporting.” Any material change in internal control over financial reporting required to be disclosed in any Company SEC Document on or prior to the date of this Agreement has been so disclosed.

(c) The Company has made available to Parent and Buyer true and complete copies of any such disclosure contemplated as of the date of this Agreement by clauses (A) and (B) in Section 3.09(b) made by management to the Company’s independent auditors and to the audit committee of the Company Board.

(d) At all times from December 31, 2014 to the date of this Agreement, the Company has been in compliance in all material respects with the applicable listing and corporate governance requirements of the NYSE.

Section 3.10 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s shareholders in connection with the Transactions, including the Schedule 14D-9 and the EGM Materials, and any amendments or supplements thereto (the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act or other applicable Law governing the preparation, distribution or dissemination of such documents.

(b) The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent and Buyer for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.10 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO and the Offer Documents based upon information supplied by Parent, Buyer or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 3.11 Absence of Certain Changes.

(a) From December 31, 2016 until the date of this Agreement, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From December 31, 2016 until the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects.

Section 3.12 No Undisclosed Liabilities.

(a) As of December 31, 2016, there were no, and since such date there have not been any, liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (each, a “Liability,” and collectively, “Liabilities”), of the Company or any of its Subsidiaries that would be required to be reflected, or reserved against, in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or in any note thereto, other than:

(i) Liabilities disclosed or provided for on the Company Balance Sheet or the notes thereto set forth in the Company SEC Documents;

(ii) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business;

(iii) Liabilities incurred in connection with the Transactions or as permitted or contemplated by this Agreement;

(iv) Liabilities and obligations solely between the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;

(v) Liabilities which have been discharged or paid in full prior to the date of this Agreement;

(vi) other Liabilities that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(vii) other Liabilities that are expressly the subject of any other representation or warranty in this Article 3.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the 1934 Act), where the result, purpose or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries, taken as a whole, in its published financial statements or other Company SEC Documents.

Section 3.13 Compliance with Laws; Regulatory Matters.

(a) Other than for non-compliance or violations which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are and, at all times since December 31, 2014 have been, in compliance with all applicable Laws. To the knowledge of the Company, no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or is being threatened. To the knowledge of the Company, since December 31, 2014 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or communication that the Company or any of its Subsidiaries are in violation of any applicable Law, except for such violations that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) (i) The Company and each of its Subsidiaries hold all authorizations, licenses, permits, certificates, filings, consents, variances, exemptions, waivers, approvals, Orders, registrations and clearances of any Governmental Authority (the “Company Permits”) necessary for the Company and each Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted, (ii) the Company and each of its Subsidiaries are, and at all times since December 31, 2014 have been, in compliance with the terms of the Company Permits in all respects, and all of the Company Permits are valid and in full force and effect and (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any violation or failure to comply with any Company Permit and no suspension, modification, revocation or cancellation of any of the Company Permits is, to the knowledge of the Company, pending or threatened, except, in the case of each of clauses (i), (ii) and (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not be material, since December 31, 2014, to the knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has, nor have any of their Representatives, violated any Anti-Corruption Laws and (ii) neither the Company nor any of its Subsidiaries has, nor have any of their Representatives, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to any Government Official or to any Person under circumstances where the Company, any Subsidiary of the Company or the Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person (A) for the purpose of (1) influencing any act or decision of a Government Official in their official capacity, (2) inducing a Government Official to do or omit to do any act in violation of their lawful duties, (3) securing any improper advantage, (4) inducing a Government Official to influence or affect any act or decision of any Governmental Authority or (5) assisting the Company, any Subsidiary of the Company, or any Representative in obtaining or retaining business for or with, or directing business to, the Company, any Subsidiary of the Company, or any Representative or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(d) The Company and each of its Subsidiaries are, and at all times since December 31, 2014 have been, in compliance in all material respects with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws. The Company and each of its Subsidiaries do not, and have not since December 31, 2014, carried on any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, Sudan, North Korea or Crimea in violation in any material respect of applicable Economic Sanctions/Trade Laws.

(e) Since December 31, 2014, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any non-compliance in a material respect with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law. Since December 31, 2014, the Company and its Subsidiaries have implemented and maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter material violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws.

(f) Neither the Company nor any of its Subsidiaries has violated any applicable export control Law, whether such Law relates to encryption items or otherwise (including the Israeli Defense Export Control Law, 2007, the Israeli Order Governing the Control of Commodities and Services (Engagement in Encryption Items), 1974, the Israeli Order of Import and Export (Supervision of Export of Dual Use Goods, Services and Technologies), 2006, or the Israeli Trading with the Enemy Ordinance, 1939) or any regulations promulgated under any of the foregoing. There are, and since December 31, 2014 there have been, no pending or threatened claims against the Company or any of its Subsidiaries with respect to any marketing, import or export permits, and there are no actions, conditions or circumstances pertaining to the Company’s and its Subsidiaries’ marketing, import or export transactions under any of the Contracts to which any of them is a party that would reasonably be expected to give rise to any future claims.

Section 3.14 Litigation. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending, or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or any property or assets of the Company or any of its Subsidiaries before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority, (b) neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order of any Governmental Authority specifically imposed upon the Company or any of its Subsidiaries and (c) there are no internal investigations or internal inquiries that, since December 31, 2014, have been conducted by or at the direction of the Company Board (or any committee thereof) and no Actions pending, or, to the knowledge of the Company, threatened in writing, in each case, concerning any financial, accounting or other misfeasance or malfeasance issues or that would reasonably be expected to lead to a voluntary disclosure or enforcement action.

Section 3.15 Properties. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) With respect to the real property owned by the Company or any its Subsidiaries (the “Company Owned Real Property”), as of the date of this Agreement, either the Company or a Subsidiary of the Company has good and valid title to such Company Owned Real Property, free and clear of all Liens other than any Permitted Liens.

(b) As of the date of this Agreement, either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property,” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 3.15(b) of the Company Letter sets forth a true, complete and correct list of all material Company Leased Real Property as of the date of this Agreement. A true and complete copy of each Company Real Property Lease as of the date of this Agreement related to each material Company Leased Real Property as set forth in Section 3.15(b) of the Company Letter has been made available to Parent and Buyer or publicly filed with the SEC prior to the date of this Agreement. Each Company Real Property Lease is, as of the date of this Agreement, a valid, binding and enforceable obligation of the Company or its applicable Subsidiary that is party thereto, and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms in all respects, subject to the Enforceability Exceptions, and each Company Real Property Lease is in full force and effect. Neither the Company nor its applicable Subsidiary nor, to the knowledge of the Company, any other party thereto, is, as of the date of this Agreement, in breach or default under any Company Real Property Lease. To the knowledge of the Company, as of the date of this Agreement, no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Company Real Property Lease.

(c) Neither the Company nor any of its Subsidiaries has, from December 31, 2014 to the date of this Agreement, received notice of the existence of any outstanding Order or of any pending Action, and, to the knowledge of the Company, there is, as of the date of this Agreement, no such Order or Action threatened, relating to the ownership, lease, use, occupancy or operation by the Company or its Subsidiaries of the Company Owned Real Property or the Company Leased Real Property.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Letter sets forth, as of the date of this Agreement, a true, complete and correct list of all material Company Registered IP.

(b) The Company or its Subsidiaries, as applicable, (i) own, are licensed or otherwise have the right to use, or under applicable Law do not require a right to use, all material Intellectual Property Rights used in or necessary for their respective businesses as currently conducted (including with respect to Products in Development), (ii) own all right, title and interest in the material Company Owned IP, including the Company Registered IP, free and clear of all Liens (other than Permitted Liens) and without any joint or co-ownership rights of any third Person and (iii) have the sole and exclusive right to (A) grant material licenses to third Persons under the Company Registered IP (excluding licenses for such Intellectual Property Rights as embodied in Company Products distributed by Tier 1 customers or aftermarket distributors) and (B) bring a claim or suit against any other Person for past, present or future Infringement of material Company Owned IP. No Company Service Provider has reserved any rights in any material Company Owned IP, in whole or in part. Neither the Company nor any of its Subsidiaries owes any ongoing or contingent compensation or remuneration (other than wages, salary and benefits payable to employees, and hourly fees, time and materials fees, support fees, milestone payments for services performed or to be performed, set fees or other non-continuing fees for services payable to contractors or consultants, for work performed) to a current or former Company Service Provider or other consultant or contractor for the use or other exploitation of any material Company Owned IP that such Company Service Provider or other consultant or contractor was involved in developing.

(c) The conduct of the businesses of the Company and its Subsidiaries, including the making, using, offering for sale, selling, distributing and/or importing of any Company Product, has not Infringed since January 1, 2014, and does not Infringe, in any material respect upon the Intellectual Property Rights of any third Person. As of the date of this Agreement, there is no Action currently pending against the Company or any of its Subsidiaries challenging the ownership, scope, validity or enforceability of any Company Registered IP (other than non-final office actions and similar correspondence involving the United States Patent and Trademark Office or any equivalent foreign Governmental Authority) or any other material Company Owned IP. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written complaint, nor, to the knowledge of the Company, has the Company or any of its Subsidiaries received any written claim, demand or notice, nor, to the knowledge of the Company, has any Action been otherwise threatened during the past two (2) years, that in each case is pending or unresolved and alleging any Infringement of any Intellectual Property Rights (including in the form of written demands to obtain a license). With respect to the Company Registered IP, (i) the Company and its Subsidiaries have complied in all material respects with all procedural obligations, including the duty of candor, in connection with its prosecution and maintenance of the Company Registered IP, (ii) all Patent applications are in good standing and (iii) to the knowledge of the Company, the issued Patents are valid and enforceable in all material respects.

(d) As of the date of this Agreement, to the knowledge of the Company, there is no unauthorized disclosure or Infringement of any Company Owned IP in any material respect by any third Person. Neither the Company nor any of its Subsidiaries has brought since January 1, 2014 or is currently a party to any Action alleging a material Infringement of any Company Owned IP.

(e) As of the date of this Agreement, there are no orders, judgments, holdings, consents, decrees, settlements or rulings with respect to Intellectual Property Rights to which the Company or any of its Subsidiaries, or any of the Company Owned IP, is bound (excluding, for the avoidance of doubt, ordinary course determinations by the United States Patent and Trademark Office or any equivalent foreign Governmental Authority).

(f) Section 3.16(f) of the Company Letter sets forth, as of the date of this Agreement, a true, complete and correct list of the following Contracts:

(i) each Contract pursuant to which any Person has granted or agreed to grant to the Company or any of its Subsidiaries any material license, covenant-not-to-sue, covenant-to-sue-last or similar covenant, release or immunity with respect to any Intellectual Property Rights of any Third Party included in a Company Product or that is material to the development, testing, manufacturing, operation or support of Company Products (other than (A) off-the-shelf licenses for generally commercially available software made available on non-discriminatory terms and (B) Open License Terms);

(ii) each Contract pursuant to which the Company or any of its Subsidiaries has granted or agreed to grant any license, covenant (including covenant-not-to-sue, covenant-to-sue-last or similar covenant), release, immunity, assignment, or any other right or interest (whether or not currently exercisable) with respect to any material Company Intellectual Property Rights (other than non-exclusive Technology licenses under Company Intellectual Property Rights granted in the ordinary course of business in connection with the sale, distribution, development, testing or manufacturing of Company Products);

(iii) each Contract pursuant to which the Company or any of its Subsidiaries has sold, transferred or assigned any Patents or material other Intellectual Property Rights to any Third Party since January 1, 2012; and

(iv) each Contract pursuant to which the Company or its Subsidiaries are obligated to pay to any third Person royalties or other payments (A) upon or for the use or exploitation of any Company Intellectual Property Rights or (B) upon the manufacturing, use, sale, lease, license, distribution, provision, sale or other disposition or exploitation of any Company Product.

(g) There are no Contracts to which the Company or any of its Subsidiaries is a party or which are binding on the Company or any of its Subsidiaries that directly or indirectly obligate (or purport to obligate) (i) an Affiliate (including any future Affiliates) of the Company that is not a Subsidiary of the Company or (ii) the Company or any of its Subsidiaries to cause or require an Affiliate (including any future Affiliates) of the Company that is not a Subsidiary of the Company, in any such case, to (A) grant to any other Person (including the counterparty to such Contract and/or its Affiliates) any right to or with respect to any Intellectual Property Right (provided, that it will not be a breach to the extent such other Person or its Affiliates has already been granted such rights from such Affiliate that is not a Subsidiary of the Company) or (B) be bound by, or subject to, any covenant not-to-sue, covenant not to assert, covenant not to challenge, right to enforce, option to acquire or release with respect to any Intellectual Property Rights.

(h) No rights under any Intellectual Property Rights included in any Company Products, nor any material Company Owned IP, are obligated to be (i) waived against or (ii) licensed or provided to any Person as a result of the use of Public Software by the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its or their customers. Neither the Company nor any of its Subsidiaries has received any claim from a Third Party as of the date of this Agreement, or knows of any claim by a Third Party, that any Company Product or any material proprietary Company Technology incorporates, is integrated with, or links to any Public Software in such a manner that requires the distribution of any Source Code under the Open License Terms.

(i) The Company and its Subsidiaries take and have taken commercially reasonable measures to maintain and protect each material item of Company Owned IP and to protect the confidentiality of its Trade Secrets. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any third Person, agreed to disclose, deliver or license to any third Person, or permitted the disclosure or delivery to any escrow agent or other third Person of, any material Company-owned Source Code or Main Database, except for (A) disclosures to employees under binding written agreements or other binding legal obligations, or (B) disclosures to independent contractors or consultants under binding written agreements that reasonably restrict the use and disclosure of such Source Code or Main Database, as applicable, and impose reasonable security obligations regarding such Source Code or Main Database, as applicable. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any such material Company-owned Source Code or Main Database.

(j) As of the date of this Agreement, neither the Company nor any of its Subsidiaries are a member or promoter of, or a contributor to, or have made any material commitments or material agreements regarding, any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that requires or obligates the Company or any of its Subsidiaries to grant or offer to any other Person any license or other right to any material Company Owned IP.

(k) The Company and each of its Subsidiaries has taken commercially reasonable efforts to comply with all, and the making, using, offering for sale, selling, distributing and/or importing of any Company Product, does not violate, any Privacy Requirements in any material respect. The Company and its Subsidiaries (i) have taken commercially reasonable measures to protect all Personal Data collected, used, processed, retained, disclosed or transferred by or on behalf of the Company or any of its Subsidiaries and (ii) as of the date of this Agreement, have not received a complaint from any Governmental Authority, or, to the Company’s knowledge, a written complaint from any other Person, regarding their collection, use, processing, retention, disclosure or transfer of Personal Data that is pending or unresolved.

(l) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has maintained the IT Assets and any software and databases used therewith employing commercially reasonable practices. To the knowledge of the Company, as of the date of this Agreement, there has been no security breach of any IT Assets or any software and databases used therewith or unauthorized access, use, loss or disclosure of any Personal Data or Trade Secret owned, used, maintained, received or controlled by or on behalf of the Company or any of its Subsidiaries, in any material respect, including any unauthorized access, use or disclosure of Personal Data that would constitute a breach for which notification to individuals or Governmental Authorities is required under any applicable Laws. To the knowledge of the Company, since January 1, 2014, there has been no defect, failure, breakdown, loss or impairment with respect to any of the Company Products that has resulted in a material disruption or interruption with respect to any Company Products. No Company Products or material Company Technology owned by or licensed to the Company or any of its Subsidiaries, or, to the Company’s knowledge, any other material Company Technology, contains any material contaminants, viruses or other routines or components designed or intended to permit access by any third Person (including any Governmental Authority) or to disrupt, harm, impede the operation of, disable or erase software, hardware or data.

(m) Immediately following the Acceptance Time, the Company and its Subsidiaries will own or have the right to use, or under applicable Law will not require a right to use, all material Intellectual Property Rights, Company Technology and IT Assets that enable Parent and Buyer to conduct the respective businesses of the Company and its Subsidiaries substantially in the same manner as conducted by the Company and its Subsidiaries in the ordinary course of business as of the date of this Agreement.

(n) No funding, facilities or resources of any Governmental Authority or any granting agency, university, college, other academic institution, multi-national, bi-national or international organization or research center (each, an “Institution”) were used in the creation, development or reduction to practice of any Company Products or Company Owned IP. No current or former Company Service Provider or other consultant or contractor to the Company or any of its Subsidiaries who was involved in, or who contributed to, the conception, creation, design, development or reduction to practice of any of the Company Products or Company Owned IP, performed services for or was an employee or student, as applicable, of any Governmental Authority (including the Israeli Ministry of Defense or the Israeli Defense Forces) or Institution (i) while such Company Service Provider or other consultant or contractor was also performing services for the Company, (ii) during the time period in which such Company Service Provider or other consultant or contractor invented, created, developed or reduced to practice any Company Products or Company Owned IP or (iii) during any contractual “cooling off” period subsequent to the cessation of such Company Service Provider’s performance of services for any such Governmental Authority or Institution and during which such Governmental Authority or Institution would have a claim to ownership of or other rights with respect to such Intellectual Property Rights or Technology pursuant to applicable Law or binding regulation or Contract.

(o) None of the Company Products, Company Owned IP or any Company Technology is based upon, uses or incorporates any Intellectual Property Rights that were conceived, developed or reduced to practice, in whole or in part, using funding provided by the Israel Innovation Authority (formerly the Office of Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, and hereafter referred to as the “IIA”) or any other Governmental Authority, nor does the IIA or any Governmental Authority have any ownership or other interest in or right to restrict the sale, licensing, distribution, transfer or other commercialization or exploitation of any such Company Products, Company Owned IP or Technology.

(p) None of the Company Products includes encryption or other Technology that is restricted under Israeli or other applicable Law and the Company, its Subsidiaries and the Company Products are not subject to a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, or any other similar Israeli or other applicable Law requirements regulating the development, commercialization or export of Technology. There are no Actions currently pending, no past Actions have been brought and there is no intention to initiate any Action to enforce any Patents included in the Company Owned IP or any other Company Intellectual Property Rights, pursuant to Chapter 6, Article 1 of the Israel Patents Law (1967).

Section 3.17 Taxes. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries has (i) timely filed all Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all respects and (ii) paid or accrued (in accordance with GAAP) all Taxes due and payable other than such Taxes as are being contested in good faith by the Company or its Subsidiaries.

(b) To the knowledge of the Company as of the date of this Agreement, there are no U.S. federal, state, local or non-U.S. audits or examinations of any Tax Return of the Company or its Subsidiaries pending and neither the Company nor any Subsidiary has received written notice of any such audit or examination. As of the date of this Agreement, no written claim for unpaid Taxes has been received by the Company or any of its Subsidiaries from a Governmental Authority, other than any claim that has been resolved.

(c) The Company and each of its Subsidiaries have withheld all Taxes required to have been withheld from payments made to its employees, independent contractors, creditors, shareholders and other Third Parties and, to the extent required, such Taxes have been paid to the relevant Governmental Authority.

(d) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to any written agreement providing for the allocation or sharing of Taxes, except for any such agreements that: (i) are solely between the Company and/or any of its Subsidiaries; (ii) will terminate as of the Closing; (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes; or (iv) are Tax allocation, indemnity or warranty provisions contained in commercial contracts the principal subject matter of which is not Taxes.

(f) There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Documents, except for Permitted Liens.

(g) In the last two (2) years, none of the Company or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar applicable provision of state, local, or non-U.S. Law).

(h) Neither the Company nor any of its Subsidiaries (i) is or has been in the past five (5) years a member of a group (other than a group the common parent of which is the Company or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous applicable provision of state, local or non-U.S. Law or as a transferee or successor.

(i) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) with the purpose of U.S. federal tax avoidance.

(j) To the knowledge of the Company, as of the date of this Agreement, no claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that it is or may be subject to Tax by that jurisdiction.

(k) The Company has made available to Parent and Buyer: (i) accurate and complete copies of all Tax Returns of the Company and its Subsidiaries relating to taxable periods ended on or after December 31, 2012; and (ii) any audit report issued by a Governmental Authority within the prior five years relating to any Taxes due from or with respect to the Company or its Subsidiaries.

(l) The Company and its Subsidiaries have operated and are operating to comply with: (i) all applicable transfer pricing Laws, including Section 85A of the ITO and the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and its Subsidiaries; and (ii) all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order.

(m) The Company and the Israeli Subsidiary are duly registered for the purposes of Israeli value added Tax (“VAT”) and have complied in all material respects with all requirements concerning value added Taxes. The Company and its Israeli Subsidiary: (i) are entitled to full credit of all VAT chargeable or paid on inputs, supplies and other transactions and imports made by it, which was claimed as input VAT by the Company and its Israeli Subsidiary; (ii) have collected and timely remitted to the relevant Tax Governmental Authority all output VAT required to collect and remit under any applicable Law; and (iii) have not received a refund or credit for input VAT for which there is no entitlement under any Law. Excluding the Company and its Israeli Subsidiary, none of the Subsidiaries has ever been, or currently is, required to effect Israeli VAT registration.

(n) Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(o) Neither the Company nor any of its Subsidiaries is or has participated or engaged in any transaction which would require special reporting in accordance with Section 131(g) of the ITO and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive Tax planning, or any equivalent transaction which should be reported to any other Governmental Authority regarding aggressive Tax planning.

(p) Neither the Company nor any of its Subsidiaries is or has ever been a real property corporation (Igud Mekarke’in) within the meaning of Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(q) The Company elected to be granted a status of a Preferred Enterprise and/or Benefitted Enterprise under Israel’s Law for the Encouragement of Capital Investment, 1959. The Company is in compliance in all material respects with all requirements and conditions of Israeli Law and, if applicable, any rulings issued by the ITA, to be entitled to obtain such incentives as set forth under the Law. The consummation of the transactions contemplated by this Agreement (in the case of the Asset Sale, subject to the receipt of the Pre-Wired Asset Sale

Ruling) will not adversely affect the remaining duration or the extent of the incentive or require any recapture of any previously claimed incentive, and no consent of any Governmental Authority (in the case of the Asset Sale, subject to the receipt of the Pre-Wired Asset Sale Ruling) is required in order to preserve the entitlement of the Company (in the case of the Asset Sale, the entitlement of Buyer following the Asset Sale) to any such incentive.

Section 3.18 Employee Benefit Plans.

(a) Section 3.18(a) of the Company Letter contains a true, complete and correct list identifying each material Company Plan (the “Company Plan List”); provided that, with respect to employment agreements that do not provide for severance benefits above applicable statutory requirements, change in control benefits or equity acceleration benefits, such list shall include only the applicable forms of employment agreement to which such employment agreements are substantially similar. Between December 31, 2015 and the date of this Agreement, there has been no material amendment, modification or waiver with respect to any Company Plan related to severance or retention.

(b) For each Company Plan listed on the Company Plan List, the Company has made available to Parent and Buyer true, complete and correct copies of, to the extent applicable: (i) such Company Plan and all amendments thereto (or, if such Company Plan or any amendment thereto is not written, a written summary of the material terms of such Company Plan or amendment); (ii) all current summary plan descriptions, including any summary of material modifications; (iii) the most recent annual report with any required schedules filed with the applicable Governmental Authority with respect to such Company Plan; (iv) the most recent actuarial report or other financial statement relating to such Company Plan; (v) the most recent determination or opinion letter, if any, issued by the applicable Governmental Authority with respect to such Company Plan and any pending request for such a determination or opinion letter; (vi) all material filings made with any Governmental Authority within the past three (3) years, including any filings under a government-sponsored amnesty, voluntary compliance or similar program, other than routine filings; (vii) all material correspondence to or from any Governmental Authority received in the last three (3) years with respect to any Company Plan, other than routine correspondence; and (viii) all material funding arrangements, trust agreements, administrative service agreements, group annuity contracts, and group insurance contracts currently in effect with respect to each such Company Plan.

(c) Except for matters that would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) each Company Plan has been established, administered and maintained in compliance with its terms and all applicable Law; (ii) with respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries (or, to the knowledge of the Company, any Company Plan fiduciary) is reasonably likely to be subject to any Liability as a result of any violation of applicable Law (other than for ordinary administrative expenses and routine claims for benefits) under the terms of, or with respect to, such Company Plans; (iii) all contributions or other amounts payable by the Company or any of its Subsidiaries pursuant to each Company Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP; and (iv) each Company Plan, (A) if intended to qualify for special Tax treatment as of the date of this Agreement (including Section 401(a) of the Code), meets the requirements for such treatment and, to the knowledge of the Company, there are no existing circumstances that would reasonably be expected to affect adversely the qualified status of any such Company Plan and (B) if required to be funded, book-reserved or secured by an insurance policy, is, as of the date of this Agreement, fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable Law and accounting principles.

(d) Except for matters that would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Company Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has, with respect to any Company Plan, engaged in any breach of fiduciary responsibility or any “prohibited transaction”

(as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would subject, or impose an indemnification obligation on, the Company or any of its Subsidiaries or any of their ERISA Affiliates with respect to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(e) No Company Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any Liability (including any contingent Liability) under a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) Except as set forth on Section 3.18(f) of the Company Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions would, either alone or in combination with another event: (i) entitle any Company Service Provider to severance pay or any increase in severance pay; (ii) accelerate the time of payment or vesting, require funding or increase the amount of compensation due to any such Company Service Provider; (iii) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Plan; (iv) otherwise give rise to any Liability under any Company Plan; (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Plan on or following the Acceptance Time; (vi) require a “gross-up,” indemnification for, or payment to any individual for any Taxes imposed under Section 409A or Section 4999 of the Code or any other Tax; or (vii) result in the payment of any amount to any current or former Company Service Provider under a Company Plan that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code and the imposition of an excise tax on such Company Service Provider under Section 4999 of the Code.

(g) As of the date of this Agreement, no Action (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or threatened to involve, any Company Plan before any Governmental Authority. No Company Plan is presently or has within the three years prior to the date hereof been the subject of an application or filing under, or is or was a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(h) Neither the Company nor any Subsidiary of the Company is a party to or has any obligation under any Company Plan or otherwise to compensate, gross-up or indemnify any person for excise Taxes payable pursuant to Section 4999 of the Code or for excise Taxes payable pursuant to Section 409A of the Code. Each Company Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is and has been in compliance in all material respects with Section 409A of the Code and all applicable regulatory guidance (including proposed regulations, notices, rulings and final regulations).

(i) No Company Plan provides health, life or other welfare benefits to current or former Company Service Providers after retirement or other termination of service (other than for continuation of coverage required under Section 4980(B) of the Code and pension arrangements for the Company’s employees in Israel).

(j) Except for matters that would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) each Company Plan which is maintained primarily for the benefit of Company Service Providers working outside of the United States (A) is in compliance with the applicable Laws relating to such plans in the jurisdictions in which such Company Plan is present or operates and, to the extent relevant, the United States, (B) if required to be registered with or approved by a Governmental Authority, has been registered or approved and has been maintained in good standing with the applicable regulatory authorities, and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Plan that would reasonably be expected to adversely affect any such approval or good standing, (C) that is intended to qualify for special Tax treatment meets all requirement for such treatment and (D) that is intended to be funded and/or book reserved is fully funded and/or book reserved, as appropriate, to the knowledge of the Company, based upon reasonable actuarial assumptions and in compliance with applicable Law; and (ii) as of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened Action relating to any Company Plan which is maintained primarily for the benefit of Company Service Providers working outside of the United States.

(k) The obligations of the Company and its Subsidiaries to provide statutory severance pay to its employees in Israel pursuant to the Israeli Severance Pay Law, 1963 and vacation pursuant to the Israeli Annual Leave Law, 1951, and any Contract or Company Plan are fully funded or accrued on the Company’s financial statements. No employees of the Company or any of its Subsidiaries in Israel have been subject to the provisions of Section 14 of the Israeli Severance Pay Law, 1963, with respect to such statutory severance pay from the date of commencement of their employment with the Company.

Section 3.19 Employee and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or subject to, has voluntarily applied to enter into, or is currently negotiating in connection with entering into, any collective bargaining agreement, social plan or other agreement with any labor union, labor organization or works council, and no such contract is presently being negotiated. Neither the Company nor any Subsidiary of the Company has established any works council or other employee representative body, and no employees of the Company or any of its Subsidiaries are represented by any labor union or other labor organization. To the knowledge of the Company, there are no current nor have there been at any time during the last three (3) years any campaign or other union organizing activity to authorize representation by any labor union or labor organization with respect to any Company Service Provider, and neither the Company nor any Subsidiary of the Company is or has been in default of any requirement to establish any works council or other employee representative body. There are no current and there have not been any labor strikes, slowdowns, work stoppages, lockouts or any similar activity or dispute affecting the Company or any of its Subsidiaries during the last three (3) years, and to the knowledge of the Company, no such labor strike, slowdown, work stoppage, lockout or any similar activity or dispute is threatened.

(b) The Company and each of its Subsidiaries is, and during the last three (3) years, has been, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices (including equal employment opportunity Laws), terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings and layoffs, compensation and benefits, worker classification, exempt and non-exempt status, affirmative action, employee and data privacy, and wages and hours (“Employment Practices”).

(c) As of the date of this Agreement, (i) there are no Actions pending or scheduled by any Governmental Authority or, to the knowledge of the Company, threatened, pertaining to the Employment Practices of the Company or any of its Subsidiaries, (ii) no material complaints relating to Employment Practices of the Company or any of its Subsidiaries have been filed with any Governmental Authority or submitted in writing to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such complaints are threatened and (iii) there is no unfair labor practice charge against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar labor relations authority.

(d) As of the date of this Agreement, no Company Service Provider whose annual base compensation received from the Company or any of its Subsidiaries exceeds Fifty Thousand Dollars ($50,000) has given the Company or any of its Subsidiaries (and not withdrawn) notice in writing of his or her intention to terminate his or her relationship or status as a Company Service Provider for any reason, including because of the consummation of the Transactions.

(e) (i) Neither the Company nor any of its Subsidiaries has incurred any Liability under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., or any similar state or local Law (collectively, “WARN”) that remains unsatisfied and (ii) there has been no “mass layoff” or “plant closing,” as defined by WARN, with respect to the Company or any of its Subsidiaries within the last six (6) months.

(f) The Company and its Subsidiaries have satisfied any legal or contractual requirement to provide notice to, enter into any consultation procedure with or seek or obtain the approval of any labor union, labor organization or works council, which is representing any Company Service Provider, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(g) To the knowledge of the Company, no Company Service Provider is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or similar material obligation: (i) to the Company or any of its Subsidiaries; or (ii) to a former employer of any such Company Service Provider relating to (A) the right of any such Company Service Provider to be employed by the Company or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(h) The Company and its Subsidiaries are not delinquent in material payments to any current or former Company Servicer Providers or any Governmental Authority for any services or amounts required to be reimbursed or otherwise paid with respect to any such Company Service Providers.

(i) The Company has made available, to the extent permitted under applicable Law, to Parent and Buyer the total number of individuals employed or engaged by the Company and each of its Subsidiaries, the identity of the formal legal employer or contracting Person, salary and other benefits, each such Company Service Provider’s position or function and period of continuous employment or engagement, the locations where such Company Service Providers are based and primarily perform their duties, annual salary (including description of base salary and overtime payment arrangement and classification as exempt or non-exempt under applicable Law) or wages and any incentives, commission or bonus arrangement with respect to such Person (including any commissions or bonuses earned that have not yet been paid), social benefits such as managers insurance (bituach menahalim), pension fund and/or manager insurance (including description of the salary basis for such contributions and the contributions rates), and education fund (keren hishtalmut), any special termination grant that is beyond the statutory severance pay to which such Company Service Providers are entitled (if at all), the number of sick days to which such Person is entitled and which have accrued and the aggregate Dollar amounts thereof, the vacation days to which each such Person is entitled and accrued and unpaid vacation (represented both in terms of the number of days as well as the Dollar value); length of notice period required in order to terminate each such Person’s employment, automobiles, mobile phones and other benefits in kind, the most recent compensation increase including the amount thereof, visa or work permit status of Company Service Providers who require a visa or work permit to legally provide services to the Company in the location where they are based or provide services, if applicable and a description of any material arrangements with such Persons relating to the terms and conditions of their employment (except where the disclosure of such information would be prohibited by data privacy/protection Laws without the individual’s consent). No such Person is on a leave of absence or has given notice in writing of his, her or its intention to go on a leave of absence. All Company Service Providers are lawfully entitled to work for the Company or the applicable Subsidiary of the Company without restriction or any visa, permit or consent being required. Neither the Company nor any of its Subsidiaries engage minors, unpaid interns, unpaid volunteers or foreign employees in Israel. There are no unwritten policies, practices or customs of the Company that entitle any Company Service Provider to benefits in addition to what such Company Service Provider is entitled to by applicable Law or under the terms of such Company Service Provider’s employment or engagement agreement (including unwritten customs or practices concerning bonuses, extra payments or entitlements upon termination of employment or engagement or otherwise that are not required under applicable Law).

(j) All Company Service Providers are (i) employed or engaged on an at will basis, which means that their employment or engagement can be terminated at any time, with or without notice, for any reason or no reason at all or (ii) employed or engaged subject to statutory notice periods and mandatory termination procedures and payments required under applicable Law. Except as set forth in Section 3.19(j) of the Company Letter, the employment and engagement of each of the Company Service Providers of the Company’s Israeli Subsidiary is terminable by no more than thirty (30) days’ prior notice. Except as required by applicable Law, neither the Company nor any of its Subsidiaries has made or agreed to make any payment or agreed to provide any benefit to any current or former Company Service Provider or to any dependent of such Company Service Provider, in connection with the actual or proposed termination or suspension of employment or engagement of such current or former Company Service Provider.

Section 3.20 Environmental Matters.

(a) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and its Subsidiaries are and, since December 31, 2014 have been, in compliance with applicable Environmental Laws and have obtained and complied with Company Permits required under Environmental Laws for the operation of the business of the Company and its Subsidiaries, and the Company Owned Real Property or Company Leased Real Property.

(ii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice, complaint, information request or notice of potential responsibility or other written communication regarding any actual or alleged noncompliance with Environmental Law or any material Environmental Liability.

(iii) None of the Company, its Subsidiaries, the Company Owned Real Property or Company Leased Real Property is, as of the date of this Agreement, a party to or the subject of any Order, investigation, Action, or, to the knowledge of the Company, threatened Action, arising under or relating to non-compliance with any Environmental Law or any Environmental Liability.

(iv) Neither the Company nor any of its Subsidiaries has entered into a Contract or Order assuming or retaining or otherwise relating to any Environmental Liability.

(v) To the knowledge of the Company, no Hazardous Substances have been Released, generated, treated, stored, or disposed of or transported, by or on behalf of the Company or its Subsidiaries at any location, and no Hazardous Substances are present at the Company Owned Real Property or Company Leased Real Property, except in each case in material compliance with Environmental Laws and as would not reasonably be expected to give rise to Environmental Liability.

(b) The Company has made available to Parent and Buyer all material Phase 1 environmental site assessments and descriptions of material Environmental Liabilities in the possession or control of the Company or its Subsidiaries as of the date of this Agreement.

Section 3.21 Material Contracts.

(a) Section 3.21(a) of the Company Letter contains a true, complete and correct list of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound, in each case as of the date of this Agreement, other than Company Plans listed in Section 3.18(a) of the Company Letter (collectively, the “Material Contracts”):

(i) each Contract that limits in any material respect the freedom of the Company, any of its Subsidiaries or any of its Affiliates to compete or engage in any line of business or geographic region or with any Person, sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, its Subsidiaries or Affiliates, taken as a whole, from the development, marketing or distribution of products and services;

(ii) each partnership, joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract that is material to the Company and its Subsidiaries, taken as a whole;

(iii) each Contract entered into since December 31, 2014: (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of shares in the share capital or other voting securities, tender offer, exchange offer, or similar transaction); or (B) pursuant to which the Company or any of its Subsidiaries will acquire or is obligated to acquire any ownership interest or make an investment (other than the Company or any of its Subsidiaries), in each case, other than such Contracts that are immaterial to the Company and its Subsidiaries, taken as a whole;

(iv) each Contract with respect to the acquisition or disposition of any Person (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of shares in the share capital or other voting securities, tender offer, exchange offer, or similar transaction) pursuant to which the Company or any of its Subsidiaries has (A) material continuing indemnification obligations (other than in the ordinary course of business in connection with the development, sale or licensing of Company Products) or (B) any “earn-out” or similar contingent payment obligations, in each case (x) other than any such obligations that are immaterial to the Company and its Subsidiaries, taken as a whole or (y) other than any Contract that provides solely for the acquisition or disposition of inventory, raw materials, equipment or products in the ordinary course of business;

(v) any and all Contracts required to be listed on (A) Section 3.16(f) or (B) Section 3.16(g) of the Company Letter;

(vi) each Contract that grants any right of first refusal or right of first offer in favor of a Third Party or that materially limits the ability of the Company, any of its Subsidiaries or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material businesses or material assets;

(vii) each Contract pursuant to which a third party is granted any exclusivity rights (other than customization work for customers relating to Company Products) or “most favored nations” provisions or minimum use, supply or display requirements that is binding on the Company or its Affiliates, in each case, which Contract is not terminable by the Company and each of its Affiliates party to such Contract upon ninety (90) or less days’ notice by the Company or its relevant Affiliates without the requirement of any payment, penalty, premium, fee, liability or other obligations;

(viii) other than instruments providing for indebtedness that would not, in the aggregate, exceed One Million Dollars ($1,000,000), each Contract that (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee of, note, mortgage or other agreement providing for indebtedness (including obligations under any capitalized leases but excluding agreements between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company) or pursuant to which the Company or any of its Subsidiaries guarantees any such indebtedness of any other Person (other than the Company or another wholly owned Subsidiary of the Company), (B) materially restricts the Company’s and its Subsidiaries’ (taken as a whole) ability to incur indebtedness or guarantee the indebtedness of others, (C) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole or (D) is an interest rate derivative, currency derivative, forward purchasing, swap or other hedging contract;

(ix) each collective bargaining agreement and each Contract with any labor union, works council or similar organization;

(x) each Contract that provides for a settlement or conciliation (A) with any Governmental Authority that materially (1) restricts or imposes material obligations upon the Company or its Subsidiaries (taken as a whole) or (2) materially disrupts the business of the Company and its

Subsidiaries (taken as a whole) as currently conducted or (B) that would require the Company or any of its Subsidiaries to pay consideration of more than Five Hundred Thousand Dollars ($500,000) after the date of this Agreement; and

(xi) each Contract not otherwise described in any other subsection of this Section 3.21(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K as promulgated by the SEC) with respect to the Company.

(b) A true, correct and complete copy of each Material Contract in effect as of the date of this Agreement has been made available to Parent and Buyer or publicly filed with the SEC prior to the date of this Agreement. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries, on the one hand, and, to the knowledge of the Company as of the date of this Agreement, of the other party or parties thereto, on the other hand, in accordance with its terms, subject to the Enforceability Exceptions, and each Material Contract is in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it under each Material Contract to date and, to the knowledge of the Company as of the date of this Agreement, each other party to each Material Contract has performed all obligations required to be performed by it under such Material Contract to date, (iii) as of the date of this Agreement, none of the Company or any of its Subsidiaries has received written notice of any, and, to the knowledge of the Company, none of the Company or any of its Subsidiaries is in, default or material breach under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a default or material breach under) any Material Contract and (iv) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any other party to any such Material Contract that such party intends to terminate, or not renew, any such Material Contract.

Section 3.22 Finders’ Fees. Except for Raymond James & Associates, Inc. (the “Company Financial Advisor”), there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries in connection with the Transactions or who might be entitled to any investment banker, broker, finder or financial advisor’s opinion or other similar fee or commission from the Company or any of its Affiliates in connection with the Transactions. The Company has prior to the date of this Agreement made available to Parent and Buyer a true, correct and complete copy of the Company’s engagement letter relating to the Transactions with the Company Financial Advisor.

Section 3.23 Opinion of Company Financial Advisor. The Company Financial Advisor has delivered to the Company Board its written opinion to the effect that, as of the date of such opinion, based upon and subject to the various limitations, assumptions, qualifications, factors and matters set forth therein, the Offer Consideration to be paid to the holders of Shares pursuant to the Offer in accordance with this Agreement is fair, from a financial point of view, to such holders. The Company will deliver to Parent and Buyer for informational purposes a signed copy of the written opinion promptly following the date of this Agreement.

Section 3.24 Insurance. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, no written notice of cancellation has been received as of the date of this Agreement, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any of the insured parties thereunder, (b) all premiums due and payable under all such policies and bonds have been paid in accordance with the terms of such policies and bonds, and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds, (c) the Company and each of its Subsidiaries maintains mandatory insurance policies as required by applicable Law and (d) as of the date of this Agreement, there is no claim pending under any insurance policies of the Company and its Subsidiaries as to which coverage has been denied by the underwriters of such policies.

Section 3.25 Transactions with Affiliates. Except for compensation or other employment arrangements in the ordinary course of business consistent with past practice, there are no transactions, agreements, arrangements, understandings or other Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer, but not including any wholly owned Subsidiary of the Company) thereof, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.26 Anti-Takeover Measures. No anti-takeover measure (such as any measure which would qualify as a “beschermingsmaatregel” under the Laws of The Netherlands) that may be invoked or implemented by the Company (or any of its Affiliates) or by a Third Party pursuant to a right granted to such Third Party by the Company (or any of its Affiliates) (each, an “Anti-Takeover Measure”) has been implemented by the Company (or such Affiliate) in relation to the Offer or the other Transactions.

Section 3.27 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Offer Documents and the Schedule 14D-9 will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to shareholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the 1934 Act.

Section 3.28 No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Buyer to the Company, and Parent and Buyer hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Buyer, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent or Buyer or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Except as set forth in any Parent SEC Document filed or furnished on or after December 31, 2014 and publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded), Parent and Buyer jointly and severally represent and warrant to the Company that:

Section 4.01 Corporate Existence and Power. Each of Parent and Buyer is duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing and those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All of the outstanding shares of capital stock of Buyer have been validly issued and are fully paid and are owned by, and at the Acceptance Time will be owned by, Parent, free and clear of all Liens.

Section 4.02 Corporate Authorization. The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation by Parent and Buyer of the Transactions, including the Offer and the Asset Sale, are within Parent’s and Buyer’s corporate powers and have been duly and validly authorized by all necessary corporate action on the part of Parent and Buyer and no other corporate proceedings on the part of Parent, Buyer or any of their Affiliates are necessary. Assuming due authorization, execution and delivery hereof by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Buyer, subject to the Enforceability Exceptions.

Section 4.03 Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any Governmental Authority is required by or with respect to Parent, Buyer or any of their Affiliates in connection with the execution, delivery and performance of this Agreement, and the consummation of the Transactions, other than (a) compliance with any applicable requirements of the HSR Act and the Other Required Antitrust Approvals, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws and (c) any consents, approvals, Orders, authorizations, registrations, declarations, filings or notices the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.04 Non-Contravention. The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation by Parent and Buyer of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Buyer, (b) assuming compliance with the matters referred to in Section 4.03, cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit or right under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent, Buyer or any of their Affiliates under, or require any consent, waiver or approval of any Person and (c) assuming compliance with the matters referred to in Section 4.03, violate or conflict with any Law or Order applicable to Parent, Buyer or any of their Affiliates or by which Parent, Buyer or their Affiliates, or any of their respective properties or assets may be bound, with only such exceptions, in the case of each of clauses (b) and (c), as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05 Disclosure Documents.

(a) The information with respect to Parent, Buyer and any of their Affiliates that Parent or Buyer supplies to the Company for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and all other applicable Laws governing the preparation, distribution or dissemination of such documents, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 4.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Buyer by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.06 Availability of Funds. At the Closing, Parent and Buyer will have available to them all funds necessary to enable Buyer to consummate the Offer and the other Transactions pursuant to the terms of this Agreement and to satisfy all of Buyer’s obligations under this Agreement, including to pay the aggregate Offer Consideration and to pay all amounts required to consummate the Transactions.

Section 4.07 Ownership of Shares; Investment. As of the date of this Agreement, neither Parent, Buyer nor any of their Affiliates beneficially owns any Shares. Except as contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which Parent, Buyer or any Person controlling or controlled by Parent or Buyer is a party, with respect to the voting of the Shares.

Section 4.08 Litigation. As of the date of this Agreement, there is no Action pending, or, to the knowledge of Parent or Buyer, threatened in writing, against Parent, Buyer or any of their Affiliates before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority, except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.09 No Other Representations and Warranties.

(a) Except for the representations and warranties set forth in Article 3, Parent and Buyer acknowledge and agree that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Buyer, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Buyer, or any of their respective Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b) Parent and Buyer also acknowledge and agree that, except for the representations and warranties set forth in Article 3 or in the case of fraud, the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Buyer or their respective Representatives or Affiliates.

ARTICLE 5

COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.01 Conduct of the Company. From the date of this Agreement until the Closing or the earlier valid termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), except as (i) expressly required or expressly contemplated by this Agreement, (ii) set forth in Section 5.01 of the Company Letter, (iii) required by applicable Law or (iv) requested or consented to in writing by Parent in advance (such consent not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (A) conduct its business in all material respects in the ordinary course of business consistent with past practice (or the Business Collaboration) and (B) use its commercially reasonable efforts to preserve intact its business organization; provided, however, that no action expressly permitted to be taken by the Company or any of its Subsidiaries in clauses (a) through (z) of this Section 5.01 shall be deemed a breach of the preceding sentence unless such action would constitute a breach of such specific provision. In addition to and without limiting the generality of the foregoing, during the Pre-Closing Period, except as (w) expressly required or expressly contemplated by this Agreement, (x) set forth in Section 5.01 of the Company Letter, (y) required by applicable Law or (z) requested or consented to in advance by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent shall be deemed to have consented if Parent does not object in writing within three (3) Business Days after a written request for consent regarding any of matters described in clause (e)(i), (f), (h), (n) (but only with respect to items (i), (iv) and (vii)), (p), (q) or (w) is delivered to Purchaser by the Company) which request for consent shall, notwithstanding

Section 9.01, be delivered via email to each of the persons listed on Schedule 5.01, any of whom shall be authorized to provide such consent in writing, the Company shall not, and shall cause its Subsidiaries not to:

(a) amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise), or authorize or propose to amend or otherwise change, any of the Company Organizational Documents;

(b) (i) split, combine, subdivide, exchange or reclassify any shares in its share capital or other equity interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares or other equity interests or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares in its share capital or other equity interests, except for dividends or distributions paid by any of its wholly owned Subsidiaries to the Company or other wholly owned Subsidiaries of the Company, (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Equity Plan, (iv) enter into any Contract with respect to the voting or registration of its share capital or (v) other than offers and sales pursuant to Form S-8 that are otherwise permitted under this Agreement, register the offer or sale of any class of debt or equity securities pursuant to the 1933 Act or otherwise subject any class of debt or equity securities to the periodic reporting requirements of the 1934 Act;

(c) (i) issue, pledge, dispose, grant, transfer, encumber (or otherwise cause to be subject to any Lien), deliver or sell, or authorize the issuance, pledge, disposition, grant, transfer, encumbrance (or subjection to any Lien), delivery of or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any Shares upon the exercise of Company Options or the settlement of Company RSUs that are outstanding on the date of this Agreement or granted after the date hereof in accordance with Section 5.01(n), in each case, in accordance with the terms of such Company Options and Company RSUs as of the date of this Agreement or such later grant date or (ii) adjust or amend the rights of, or any term of, any Company Security (including Company Equity Awards) or any Company Subsidiary Security;

(d) (i) directly or indirectly acquire or agree to acquire (whether by merger or consolidation, acquisition of stock or other securities or assets or by formation of a joint venture or otherwise) any other Person or business or any assets (other than ordinary course purchases from vendors) or properties of any other Person or (ii) make any investment in any other Person by purchase of stock or securities, contributions to capital, or property transfers, except in each case for: (A) acquisitions from wholly owned Subsidiaries of the Company; (B) the purchase of equipment, supplies and inventory in the ordinary course of business consistent with past practice; and (C) non-exclusive inbound licenses of Intellectual Property Rights in the ordinary course of business consistent with past practice (unless otherwise prohibited by Section 5.01(f) – Section 5.01(i));

(e) sell, lease, license, transfer, divest, abandon, allow to lapse, dispose of (whether by merger or consolidation, sale of stock or other securities or assets or by formation of a joint venture or otherwise), or otherwise mortgage, encumber or subject to any Lien (other than Permitted Liens), to any Person (including any Subsidiary of the Company) in a single transaction or series of related transactions any of its (i) assets, securities, properties (including real property), interests or businesses, including the capital stock of Subsidiaries of the Company (other than Company Intellectual Property Rights), except (A) in the ordinary course of business consistent with past practice, (B) disposition of immaterial equipment and immaterial property no longer required in the operation of the business and (C) sales or dispositions as to which the aggregate consideration for all such sales or dispositions does not exceed Two Million Dollars ($2,000,000) in the aggregate (provided that the exception in this clause (e) shall not apply to divestitures) or (ii) Company Owned IP (except (A) for non-exclusive licenses, covenants-not-to-sue or covenants not to assert granted in the ordinary course of business consistent with past practice and (B) in the case of Company Registered IP, abandonment of applications for Company Registered IP in response to Actions before the United States Patent and Trademark Office or any equivalent foreign Governmental Authority or other such abandonment in the ordinary course of business or consistent with past practice);

(f) enter into or become bound by, or amend, modify, terminate or waive (or seek to do any of the foregoing with respect to):

(i) any Contract that, as a result of the Transactions, requires any consent, waiver or approval of any Person, or results in the triggering of (1) any rights that the counterparty would not otherwise have or (2) any Liabilities that the Company and its Subsidiaries or other Affiliates (including future Affiliates of the Company) would not otherwise have, pursuant to any provision of such Contract (other than immaterial amendments, modifications, terminations and waivers);

(ii) any Contract of the type described in Section 3.21(a)(vi);

(iii) other than Business Collaborations, any partnership, joint venture, limited liability company agreement, joint or co-research or development, collaboration or similar agreement that either (A) contemplates collaboration in the creation of Intellectual Property Rights, including any derivative works of Company Intellectual Property Rights, or (B) is not terminable on 90 days’ notice with no additional post-termination Liabilities or significant obligations of the Company or any of its Subsidiaries or Affiliates;

(iv) any material manufacturing supplier Contract or, other than for non-exclusive non-manufacturing supplier Contracts in the ordinary course of business consistent with past practice, any material non-manufacturing supplier Contract;

(v) any Contract to purchase, sell or grant any security interest in any real property; or

(vi) any material Company Real Property Lease (other than immaterial amendments, modifications, terminations and waivers);

(g) renew or enter into any non-compete, exclusivity, “most-favored nation”, non-solicitation of customers or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries or would restrict or purport to restrict Parent or any of its Subsidiaries upon the consummation of the Transactions;

(h) enter into or become bound by, or amend, modify, terminate or waive (or seek to do any of the foregoing with respect to) any material Contract or other obligation relating to the acquisition, disposition or granting of any license, covenant-not-to-sue or covenant not to assert with respect to Company Intellectual Property Rights, other than (i) non-exclusive licenses in the ordinary course of business consistent with past practice and (ii) rights of the types described in Section 5.01(h) of the Company Letter;

(i) enter into or become bound by, or amend, modify, terminate or waive (or seek to do any of the foregoing with respect to) any Contract or other obligation binding on the Company or any of its Subsidiaries that directly or indirectly obligate (or purport to obligate) (i) Parent or any other future Affiliate of the Company (that is not a Subsidiary of the Company) or (ii) the Company or any of its Subsidiaries to cause or require Parent or any other future Affiliate of the Company (that is not a Subsidiary of the Company), in any such case, to (A) grant to any other Person (including the counterparty to such Contract and/or its Affiliates) any right to or with respect to any Intellectual Property Right or (B) be bound by, or subject to, any covenant (including any covenant-not-to-sue, covenant not to assert or covenant not to challenge, right to enforce, option to acquire, release or other immunity) with respect to any Intellectual Property Rights;

(j) become a member or promoter of, or a contributor to or participant in, or make any binding commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, other than in a manner that does not result in any commitment or obligation with respect to any Company Intellectual Property Rights or Company Products;

(k) subject any Intellectual Property Rights included in any Company Products or any material Company Owned IP to any obligations to be (i) waived against or (ii) licensed or provided to any Person as a result of the use of Public Software by the Company or any of its Subsidiaries;

(l) except for loans to employees made in the ordinary course of business consistent with past practice in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) outstanding for all employees at any time, make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(m) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (in each case, directly, contingently or otherwise) or amend, modify or refinance any of the foregoing, or agree to do any of the foregoing, in each case, other than (i) in consultation with Parent, indebtedness not in excess of One Million Dollars ($1,000,000) in the aggregate or (ii) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company, in each case in the ordinary course of business consistent with past practice;

(n) except as required by the terms of a Company Plan listed on the Company Plan List:

(i) increase the compensation or benefits (including equity or equity-based compensation, whether payable in stock, cash or other property) of any current or former Company Service Provider;

(ii) grant any equity (or equity-based) award to any current or future Company Service Provider other than grants of Company RSUs in the ordinary course of business consistent with past practice to employees hired after the date of this Agreement that do not exceed a maximum total value of Twenty Million Dollars ($20,000,000) in the aggregate for all such Company RSUs granted (determined based on the closing trading price of Shares subject to the Company RSUs as of the grant date multiplied by the number of Company RSUs granted) during each subsequent six (6) month period following the date of this Agreement; provided, that the award agreements evidencing such Company RSUs shall not contain vesting acceleration provisions;

(iii) grant any rights to severance, termination pay, retention or change in control benefits, including pursuant to any Company Plan (or any plan, policy, program, practice, agreement or arrangement that would be a Company Plan if it were in existence on the date hereof), to any current or future Company Service Provider;

(iv) pay or award any bonus or incentive compensation (including any discretionary cash payments) to any current or future Company Service Provider;

(v) except in accordance with Section 5.01(n)(ii) or (ix), establish, adopt, enter into or amend any Company Plan or any award granted thereunder (or any plan, policy, program, practice, agreement or arrangement that would be a Company Plan if it were in existence on the date hereof);

(vi) take any action to amend or waive any performance or vesting criteria or accelerate the payment, funding, vesting or lapsing of restrictions with respect to any compensation, benefits, equity-based compensation (including any Company Equity Award, except as otherwise required by the terms of such Company Equity Award), incentive compensation or the forgiveness of indebtedness of any loan;

(vii) communicate with Company Service Providers regarding the compensation, benefits or other treatment they will receive following the Closing Date, unless such communications are consistent with terms provided in this Agreement and, to the extent made in writing, such communications have been reviewed by Parent and Buyer;

(viii) hire, promote or terminate (other than a termination for “cause”) any Company Service Provider, other than the hiring of employees in positions below the vice-president level in the ordinary course of business consistent with past practice whose total annual base compensation does not exceed One Hundred Thirty Thousand Dollars ($130,000);

(ix) enter into any employment or consulting agreement or arrangement with any Company Service Provider except for arrangements with new hires (A) entered into in the ordinary course of business that are terminable at will or (B) consistent with the Company’s past practice with respect to notice periods, termination payments and similar provisions where at-will employment is not permitted by applicable Law; provided, that such agreements or arrangements shall not contain severance or change in control provisions;

(x) create any retention-related pools of cash, shares or other assets or property;

(xi) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan;

(xii) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xiii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan, except in accordance with applicable accounting principles and applicable Law; or

(xiv) waive or materially amend any restrictive covenant entered into by any Company Service Provider;

(o) make or authorize any capital expenditures, except as consistent in all material respects with (i) the Company’s current capital expenditure plan set forth in Section 5.01(o) of the Company Letter, (ii) any other subsequent annual capital budget that (A) is prepared in the ordinary course of business by the Company and approved by the Company Board and (B) provides for total capital expenditures that do not exceed, in the aggregate, one hundred and twenty percent (120%) of those set forth in the capital expenditure plan referred to in clause (i);

(p) (i) cancel any material indebtedness; (ii) waive, release, grant or transfer any material claim or right of material value or consent to the termination of any material claim or right of material value; or (iii) commence any Action, except in connection with a breach of this Agreement or any other agreements contemplated hereby or otherwise related to the Transactions;

(q) pay, discharge, compromise, settle or satisfy, or agree to any of the foregoing with respect to, any Liability (whether absolute, accrued, asserted or unasserted, contingent or otherwise) or Action (excluding any Action relating to this Agreement or any other agreements contemplated hereby or otherwise related to the Transactions) against the Company or any of its Subsidiaries or any of their respective directors or officers, other than (i) the payment, discharge, settlement, or satisfaction of claims or Liabilities (A) covered by insurance, (B) reflected in or reserved against in the Company Balance Sheet (or the notes thereto) and for amounts not in excess of such reserves, or (C) related to costs and expenses incurred by the Company in connection with the Transactions, (ii) in the ordinary course of business consistent with past practice or (iii) where the amount paid or to be paid by the Company and its Subsidiaries does not exceed Three Million Dollars ($3,000,000) individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or Ten Million Dollars ($10,000,000) in the aggregate (in each case, net of insurance proceeds, indemnity, contribution or similar payments received or to be received by the Company or any of its Subsidiaries in respect thereof), in each case, only without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of their respective officers or directors;

(r) convene any general or special meeting of the shareholders of the Company other than the EGM and any Subsequent EGM pursuant to Section 2.04 or pursuant to Parent’s or Buyer’s request as set forth in Section 2.06(a) (unless the Company determines in good faith, after consultation with its outside legal counsel, that such a meeting is required by applicable Law, including the holding of the 2017 annual general meeting of shareholders of the Company on or prior to June 30, 2017 and the holding of the 2018 annual general meeting of shareholders of the Company on or prior to June 30, 2018);

(s) write up, write down or write off the book value of any assets, except (i) for depreciation and amortization in accordance with GAAP consistently applied, (ii) as otherwise required under GAAP (including to increase any reserves for contingent Liabilities) or (iii) in the ordinary course of business consistent with past practice in accordance with GAAP;

(t) change the Company’s or any of its Subsidiaries’ (i) systems of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Act), (ii) “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the 1934 Act), (iii) methods for maintenance of books and records or (iv) methods of accounting, except, in the case of clauses (i) through (iii), as permitted by, and, in the case of clause (iv), as required by, concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(u) change the Company’s or any of its Subsidiaries’ fiscal year (except pursuant to Section 2.04(a)(iv));

(v) change any material method of Tax accounting, settle or compromise any audit or other proceeding relating to a material amount of Tax, make, revoke or change any material Tax election or file any material amended Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim any material Tax refund, destroy or dispose of any books and records with respect to Tax matters relating to taxable periods beginning before the Closing Date and for which the statute of limitations is still open or apply for, negotiate or obtain any Tax ruling on behalf of the Company or its Subsidiaries, Affiliates and/or employees, except as expressly contemplated by this Agreement;

(w) agree or commit to: (i) any fee, “profit sharing” payment or other consideration (including any increased rent payments or any other penalty), whether in cash or in any other form of consideration, in connection with any approval, consent, ratification, permission, waiver or authorization from any Person relating to any Contract; or (ii) provide any security interest with respect to any Contract;

(x) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger or other reorganization of the Company or any of its Subsidiaries (other than wholly owned Subsidiaries or as contemplated by Section 2.04 through Section 2.06);

(y) enter into a new line of business outside of the existing business of the Company and its Subsidiaries, taken as a whole; or

(z) agree, resolve or commit to do any of the foregoing.

Section 5.02 Access to Information.

(a) During the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, and the Company and its Subsidiaries will use their reasonable best efforts to cause its and their respective Representatives to, afford Parent, Buyer and their respective Representatives reasonable access on reasonable advance notice and in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours, to the officers, senior employees, Representatives, auditors, properties, offices and other facilities and the books and records of the Company and the Subsidiaries of the Company, and shall use reasonable best efforts to promptly furnish or cause to be furnished to Parent, Buyer and their respective Representatives copies (including in electronic form) of books, records and other financial, operating and other data and information as Parent, Buyer or their respective Representatives may reasonably request in writing; provided, however, that such access shall not permit Parent, Buyer and their respective Representatives to conduct any invasive environmental testing or sampling at any of the properties, offices and other facilities of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information (i) if providing such access or disclosing such information would cause significant competitive harm to the Company or its Subsidiaries if the Transactions are not consummated, (ii) if providing such access or disclosing such information would violate any applicable Law (including antitrust and privacy Laws) or binding agreement entered into prior to the date of this Agreement or (iii) that, would, in the reasonable judgment of the Company on advice of outside legal counsel, result in the loss of attorney-client privilege with respect to such information or would constitute a waiver of any other privilege or trade secret protection held by the Company or any of its Subsidiaries; provided, that the Company shall use its commercially reasonable efforts (A) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection or (B) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent, Buyer and the Company. The Company shall advise Parent and Buyer in such circumstances that it is unable to comply with Parent’s and Buyer’s reasonable requests for information pursuant to the immediately preceding sentence, and the Company shall reasonably describe the reasons why such information is being withheld. The Company shall be entitled to have Representatives present at all times during any inspection by Parent, Buyer or their respective Representatives pursuant to this Section 5.02(a). No notice, access, review or investigation pursuant to this Section 5.02 or information provided, made available or delivered to Parent, Buyer or their respective Representatives pursuant to this Section 5.02 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent and Buyer contained in this Agreement. No investigation after the date of this Agreement shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein.

(b) All information and materials provided pursuant to this Agreement will be subject to the provisions of that certain letter agreement regarding confidentiality, dated as of February 1, 2017, by and between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms following the Closing.

(c) Nothing contained in this Agreement is intended to give Parent or Buyer, directly or indirectly, rights to control the Company or any of its Subsidiaries before the Closing.

Section 5.03 No Solicitation; Adverse Recommendation Change.

(a) The Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to cause its and their respective Representatives not to, and shall not publicly announce any intention to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, knowingly induce or encourage (including by providing information, cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Acquisition Proposal, (ii) other than informing Persons of the provisions contained in this Section 5.03, enter into, continue or otherwise participate in any discussions or negotiations regarding any Alternative Acquisition Proposal or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract (whether or not binding) with respect to an Alternative Acquisition Proposal. The Company shall, and shall cause each of its Subsidiaries and its and their respective directors and officers to, and shall direct each of the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Alternative Acquisition Proposal, and shall not modify, amend or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its

Subsidiaries is a party relating to any such Alternative Acquisition Proposal and shall enforce the provisions of any such agreement; provided, that the Company shall be permitted to release or waive any such standstill obligations solely to the extent necessary to permit the party referenced therein to submit an Alternative Acquisition Proposal to the Company Board on a confidential basis conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Parent and Buyer regarding any such Alternative Acquisition Proposal in accordance with the terms of this Section 5.03. The Company shall promptly (and in any event within two (2) Business Days of the date of this Agreement) request each Person that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of any Alternative Acquisition Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it shall promptly inform its Representatives of the obligations undertaken in this Section 5.03.

(b) Notwithstanding anything to the contrary contained in Section 5.03(a), in the event that the Company receives during the Pre-Closing Period an unsolicited bona fide written Alternative Acquisition Proposal, the Company may take the following actions (but only if (A) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands and (B) (1) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Alternative Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (2) the submission of such Alternative Acquisition Proposal did not result from or arise in connection with a breach of this Section 5.03):

(i) furnish non-public information with respect to the Company and its Subsidiaries to the Person or group making such Alternative Acquisition Proposal; provided, that (A) prior to furnishing any such non-public information, it receives from such Person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive as the terms contained in the Confidentiality Agreement, and which shall not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the Transactions or to comply with its disclosure obligations to Parent and Buyer pursuant to this Agreement (an “Acceptable Confidentiality Agreement”) and (B) prior to or contemporaneously with furnishing any such non-public information to such Person or group, it furnishes such non-public information to Parent or Buyer to the extent Parent or Buyer has not previously been provided with such information; and

(ii) engage in discussions or negotiations with such Person or group with respect to such Alternative Acquisition Proposal.

(c) In addition to the obligations of the Company set forth in Sections 5.03(a), (b) and (d), as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Acquisition Proposal or any request for non-public information or any inquiry that would reasonably be expected to lead to any Alternative Acquisition Proposal, the Company shall provide Parent and Buyer with written notice of the material terms and conditions of such Alternative Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Acquisition Proposal, request or inquiry, if not previously provided pursuant to Section 5.03(b). Commencing upon the provision of any notice referred to above and continuing until such Alternative Acquisition Proposal, request or inquiry is withdrawn, (i) the Company (or its outside legal counsel) shall keep Parent and Buyer (or their outside legal counsel) informed on a reasonably current basis regarding the status and terms (other than immaterial terms) of discussions and negotiations relating to any such Alternative Acquisition Proposal, request or inquiry at the request of Parent or Buyer and (ii) the Company shall, as promptly as practicable (and in any event within twenty-four (24) hours following the receipt or delivery thereof), provide Parent and Buyer (or their outside legal counsel) with unredacted copies of all written proposals or proposed transaction agreements (including all schedules and exhibits thereto) relating to any such Alternative Acquisition Proposal. The Company shall provide Parent and Buyer with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company

Board at which the Company Board is reasonably expected to consider any Alternative Acquisition Proposal. Any material amendment (including the form, amount and timing of payment of consideration) to any Alternative Acquisition Proposal will be deemed to be a new Alternative Acquisition Proposal for the purposes of this Section 5.03.

(d) Except as provided in Section 5.03(e), neither the Company Board nor any committee thereof shall, directly or indirectly:

(i) (A) withhold, withdraw, qualify, amend or modify, or publicly propose to withhold, withdraw, qualify, amend or modify, the Company Recommendation or fail to make, or include in the applicable Company Disclosure Documents, the approval, adoption, recommendation or declaration of advisability by the Company Board or any committee thereof of this Agreement, of the Offer or any of the other Transactions, or make any public statement inconsistent with the Company Recommendation; (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Acquisition Proposal; or (C) publicly make any recommendation in connection with an Alternative Acquisition Proposal other than a recommendation against such proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”); or

(ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract (other than an Acceptable Confidentiality Agreement) (A) relating to any Alternative Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Alternative Acquisition Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Transactions (an “Alternative Acquisition Agreement”).

(e) Notwithstanding anything to the contrary set forth in Section 5.03(d), solely in response to a Superior Proposal received by the Company Board after the date of this Agreement, the Company Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change, validly terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 8.01(d)(i), or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i) the Company has not breached any of its obligations under this Section 5.03 (where such breach proximately caused such Superior Proposal being received by the Company);

(ii) the Company shall have (A) provided to Parent and Buyer four (4) Business Days’ prior written notice, which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the consideration offered therein and the identity of the Person or group making the Superior Proposal), and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and a new four (4) Business Day period) and (3) that, subject to clause (iii) below, the Company Board has determined to effect an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 8.01(d)(i) in order to enter into the Alternative Acquisition Agreement, as applicable, and (B) prior to making such an Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.01(d)(i), as applicable, to the extent requested by Parent and Buyer, engaged in good faith negotiations with Parent and Buyer during such four (4) Business Day period to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and

(iii) the Company Board shall have determined, in good faith, after consultation with its outside legal counsel and financial advisors, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent and Buyer, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 8.01(d)(i) would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands.

(f) Notwithstanding anything to the contrary set forth in Section 5.03(d), upon the occurrence of any Intervening Event, the Company Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change, or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent and Buyer four (4) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to effect an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, to the extent requested by Parent and Buyer, engaged in good faith negotiations with Parent and Buyer during such four (4) Business Day period to amend this Agreement in such a manner that the failure of the Company Board to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands; and

(ii) the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that in light of such Intervening Event and taking into account any revised terms proposed by Parent and Buyer, the failure to make an Adverse Recommendation Change would be inconsistent with the Company directors’ fiduciary duties under the applicable Laws of The Netherlands.

(g) Unless this Agreement is otherwise terminated pursuant to Article 8, neither the Company nor the Company Board (or any committee thereof) shall take any action to make the provisions of any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law inapplicable to any transactions contemplated by an Alternative Acquisition Proposal.

(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided, that any such disclosure shall be deemed an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation.

Section 5.04 Compensation Arrangements. Prior to the Closing, the Company will take all steps that may be required, necessary or advisable to cause each Company Plan or similar arrangement that has been or, after the date of this Agreement, will be entered into by the Company or any of its Subsidiaries with any of its directors, officers or employees pursuant to which consideration is payable to any director, officer or employee to be approved by the Compensation Committee as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) promulgated under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) promulgated under the 1934 Act. At the time of the taking of such steps described in this Section 5.04, the Compensation Committee will be composed solely of “independent directors” within the meaning of Rule 14d-10(d)(2) promulgated under the 1934 Act and the instructions thereto.

Section 5.05 Israel Tax Rulings.

(a) As soon as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent and Buyer, shall prepare and file with the ITA applications for rulings in form and substance reasonably acceptable to Parent and Buyer confirming: (i) that Parent shall be exempt from withholding Tax in relation to payments made under this Agreement in connection with Company Equity Awards made under Section 102; (ii) that the payment of any consideration for vested Company Equity Awards subject to Section 102 will not constitute a violation of Section 102 requirements for capital gains track treatment of such awards as long as such consideration is deposited with the Section 102 Trustee; (iii) that the conversion of unvested Company Equity Awards subject to Section 102 into equity awards of Buyer or its Affiliates will not constitute a violation of Section 102 requirements for capital gains track treatment of such awards as long as such awards of Buyer or its Affiliates shall be deposited with, or be maintained under the supervision of, the Section 102 Trustee, and that capital gains track treatment shall continue to apply under Section 102 to such awards of Buyer or its Affiliates; and (iv) that the Israeli taxation will be deferred until completion of the statutory holding period and release of such cash consideration or converted Company Equity Awards, as applicable, provided that such consideration and awards are deposited with the Section 102 Trustee for the duration of the statutory holding period (which ruling may be subject to customary conditions regularly associated with such rulings) and any other issue which requires determination from the ITA (the “Israel Equity Tax Ruling”).

(b) As soon as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent and Buyer, shall prepare and file with the ITA an application for a ruling in form and substance reasonably acceptable to Parent and Buyer that (i) with respect to holders of Shares who are non-residents of Israel (as defined in the ITO or as will be determined by the ITA), (A) exempting Buyer or Parent on Buyer’s behalf (or a paying agent designated by Buyer) from any obligation to withhold Israeli Tax at the source from any Offer Consideration, or clarifying that no such withholding obligation exists, or (B) clearly instructing Buyer or Parent on Buyer’s behalf (or a paying agent designated by Buyer) how such withholding at the source is to be effected, and in particular, with respect to the classes or categories of holders of Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non-residents of Israel; and (ii) with respect to holders of Shares who are residents of Israel (as defined in the ITO or as will be determined by the ITA), (x) exempting Buyer or Parent on Buyer’s behalf (or a paying agent designated by Buyer) from any obligation to withhold Israeli Tax at the source from any Offer Consideration, or clarifying that no such withholding obligation exists, or (y) clearly instructing Buyer or Parent on Buyer’s behalf (or a paying agent designated by Buyer) how such withholding at the source is to be effected, and in particular, with respect to the classes or categories of holders of the Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied (the “Withholding Tax Ruling”), such ruling to be in form and substance to Parent’s satisfaction.

(c) As soon as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent and Buyer, shall prepare and file with the ITA an application for a ruling or rulings in form and substance reasonably acceptable to Parent and Buyer that (i) exempts Parent, Buyer and the Company from Israeli Tax with respect to the Asset Sale (as contemplated by the Asset Sale Documentation) the Second Step Distribution and the Liquidation, taking into account all relevant related steps (including the conversion of the Company from a Naamloze Vennootschap to a Besloten Vennootschap met Beperkte Aansprakelijkheid following the Asset Sale) and (ii) the Asset Sale will not adversely affect the remaining duration or the extent of the incentives available to the Company and its Subsidiaries resulting from the status of a Preferred Enterprise and/or Benefitted Enterprise under Israel’s Law for the Encouragement of Capital Investment, 1959 or require any recapture of any previously claimed incentive, and the entitlement of the Company or any of its Subsidiaries to any such incentive shall be preserved despite the Asset Sale (clauses (i) and (ii) together, the “Pre-Wired Asset Sale Ruling” and, together with the Withholding Tax Ruling, the Israel Equity Tax Ruling and any other Israeli Tax ruling that may be required in connection with the Post-Offer Reorganization, the “Israel Tax Rulings”), such ruling to be in form and substance to Parent’s satisfaction.

(d) Each of the Company, on the one hand, and Parent and Buyer, on the other hand, shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israel Tax Rulings. The Company shall use all reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to obtain the Israel Tax Rulings as promptly as practicable after the date of this Agreement. The Company and its Representatives shall not make any application to, or conduct any negotiation with, the ITA with respect to any matter relating to any of the Israel Tax Rulings without prior coordination and consultation with Parent and Buyer or their respective Representatives, and will enable Parent’s and Buyer’s Representatives to participate in all discussions and meetings relating thereto (which, for the avoidance of doubt, shall include all discussions and meetings with the ITA) to the maximum extent permitted by law. To the extent that Parent’s and Buyer’s Representatives elect not to participate in any meeting or discussion, or shall be prohibited from doing so, the Company’s Representatives shall provide a prompt and full report of the discussions held. In any event, the final text of each of the Israel Tax Rulings shall in all circumstances be subject to the prior written consent of Parent and Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Without derogating from the foregoing, should any meeting be held with the ITA at which Parent’s Israeli counsel does not attend, Company’s counsel shall provide Parent and its Israeli counsel with an update of such meeting or discussion within one (1) Business Day of such meeting or discussion.

(e) In the event that it becomes apparent that the Israel Equity Tax Ruling will not be received prior to Closing, the Company shall cause the Israeli Subsidiary to obtain prior to the Closing an interim Tax ruling confirming that the Closing shall not adversely affect the Tax status or trigger Israeli withholding Tax requirements with respect to any payments or exchanges made with respect to Company Equity Awards subject to Section 102 (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim Israel Equity Tax Ruling”).

Section 5.06 Delisting. Prior to the Acceptance Time, the Company shall cooperate with Parent and Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and the Shares from the NYSE as promptly as practicable after the Closing and the deregistration of the Shares under the 1934 Act as promptly as practicable after such delisting.

Section 5.07 Anti-Takeover Measures. The Company and the Company Board (and any applicable committees thereof) shall take all actions within their power and authority necessary so that no Anti-Takeover Measure is or becomes applicable to any of the Transactions. If any Anti-Takeover Measure becomes applicable to any of the Transactions, the Company and the Company Board (and any applicable committees thereof) shall grant such approvals and take such actions within their power and authority as are necessary so that any such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act within their power and authority to eliminate such Anti-Takeover Measures in respect of such Transactions.

Section 5.08 Asset Sale and Liquidation. To the extent any such actions, transactions or matters are validly elected to be effectuated by Parent or Buyer pursuant to Section 2.07(a), but subject in the case of the Asset Sale, Liquidation and Second Step Distribution to the prior receipt of the Pre-Wired Asset Sale Ruling, the Company shall take all such steps and do all such things as are reasonably required to procure that the Asset Sale, Liquidation and Second Step Distribution timely occur.

ARTICLE 6

COVENANTS OF PARENT AND BUYER

Parent and Buyer jointly and severally agree that:

Section 6.01 Director and Officer Liability.

(a) For six (6) years after the Closing, Parent shall cause the Company and its Subsidiaries to indemnify and hold harmless the present and former directors or officers of the Company and its Subsidiaries

(each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Closing and in connection with (i) the Signing Transactions, (ii) the Asset Sale, Liquidation and Second Step Distribution and (iii) the Tender and Support Agreements, in each case to the fullest extent permitted by applicable Law or to the extent provided under the Company Organizational Documents. In the event that any Indemnified Person is made party to any Action arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent, Buyer and the Company shall advance fees, costs and expenses (including reasonable attorney’s fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Action, subject to the execution by such Indemnified Person of appropriate undertakings to repay such advanced fees, costs and expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification, in each case except to the extent prohibited under applicable Law. For a period of six (6) years following the Closing, Parent shall cause the Company and its Subsidiaries to honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Closing between the Company or any of its Subsidiaries and any Indemnified Person (the “Indemnification Agreements”). In addition, for a period of six (6) years following the Closing, Parent shall cause the Company and its Subsidiaries to cause the articles of association and rules and regulations of the Company Board (or other similar organizational documents) of the Company and its Subsidiaries to contain provisions with respect to exculpation of Liability of all Indemnified Persons, indemnification of all Indemnified Persons and advancement of fees, costs and expenses that are no less advantageous in the aggregate to the intended beneficiaries than the corresponding provisions currently contained in the Company Organizational Documents. To the maximum extent permitted by applicable Law, such indemnification and exculpation shall be mandatory rather than permissive.

(b) Parent shall obtain, or cause to be obtained, effective as of the Closing, a “tail” insurance policy with a claims period of six (6) years after the Closing with respect to directors’ and officers’ Liability insurance covering each Person currently covered by the Company’s directors’ and officers’ Liability insurance policy for acts or omissions occurring at or prior to the Closing on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six (6)-year period; provided, however, that in no event shall the total cost for such prepaid “tail” insurance policy exceed three hundred percent (300%) of the annual premiums paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if the total cost for such prepaid “tail” policy exceeds the Premium Cap, then Parent may obtain, or cause to be obtained, a prepaid “tail” policy with the maximum coverage available for a total cost of the Premium Cap. If Parent for any reason fails to cause to be obtained such “tail” insurance policy as of the Closing, Parent shall continue, or cause to be continued, to maintain in effect, for a period of at least six (6) years from and after the Closing, the directors’ and officers’ Liability insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ Liability insurance carrier.

(c) If Parent, Buyer, the Company or any of their respective successors or assigns (i) shall consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent or Buyer, as applicable, shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.01.

(d) Each of the Indemnified Persons is intended to be third-party beneficiaries of this Section 6.01 with full rights of enforcement as if a party hereto. The rights of any Indemnified Person under this Section 6.01 shall be in addition to, and not in substitution of, any other rights that such Persons may have under the Company Organizational Documents, the Indemnification Agreements or applicable Law (whether at Law or in equity).

Section 6.02 Employee Matters.

(a) For a period commencing on the Closing Date and ending on the first anniversary of the Closing Date (or, such shorter period of employment, as the case may be), each Continuing Employee shall receive from Buyer (or its applicable Affiliate) compensation (including, base salary and annual cash bonus opportunity) that is substantially comparable in the aggregate to what such Continuing Employee was entitled to immediately prior to the Closing Date and benefits that are substantially comparable in the aggregate to either those benefits (excluding any equity or equity-based, defined benefit pension or retiree medical benefits) that are generally made available as of the date of this Agreement by the Company to such employees or by Buyer to similarly situated employees of Buyer and its Affiliates. This Section 6.02(a) shall not apply to Continuing Employees whose terms and conditions of employment are governed by a collective bargaining, works council or similar agreement. Buyer will cause the Company and its Subsidiaries to honor the terms of any written collective bargaining or similar agreements to which the Company or its Subsidiaries is bound.

(b) Any Continuing Employee who incurs a termination of employment during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date shall be entitled to receive the severance payments and benefits that such Continuing Employee would have been entitled to receive from the Company and its Affiliates under its applicable written severance plans and policies, or individual employment agreements, as in effect immediately prior to the Closing and that have been made available to Buyer and listed in Section 3.18(a) of the Company Letter in accordance with Section 3.18(a) and Section 3.18(b).

(c) If requested by Buyer in writing within ten (10) Business Days prior to the Closing, effective as of, and contingent upon, the Closing, the Company shall adopt such resolutions and/or amendments to terminate each Company Plan listed in Section 6.02(c) of the Company Letter (each, a “Terminated Plan”). The Company shall provide Buyer with a copy of the resolutions and/or plan amendments (subject to reasonable advance review and comment by Buyer) evidencing that each Terminated Plan has been terminated.

(d) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans (including paid time off but excluding for purposes of benefit accruals under any defined benefit pension plan or for purposes of equity compensation vesting) of Buyer and Buyer Subsidiaries providing benefits to any Continuing Employees after the Closing Date (the “New Plans”), to the extent permitted under the terms of any applicable New Plan, each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Closing Date, to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar Company Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing Date, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, to the extent permitted under the terms of any applicable New Plan, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Plan in which such Continuing Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing welfare benefits (including medical, dental, pharmaceutical and/or vision benefits) to any Continuing Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Closing Date.

(e) Notwithstanding the generality of Section 9.10, the provisions of this Section 6.02 are solely for the benefit of the Parties, and no current or former Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 6.02. In no event shall the terms of this Agreement be deemed to confer upon any Company Service Provider any right to continued employment with Buyer or any of its Affiliates (including, following the Acceptance Time, the Company and its Subsidiaries) or to limit the ability of Buyer, or any of its Affiliates to terminate the employment of any employee at any time and for any reason. Nothing herein, express or implied, (i) shall be deemed to establish, amend, modify or cause to be adopted any Company Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, the Company or any of their respective Affiliates or (ii) shall alter or limit the ability of Buyer, the Company or any of their respective Affiliates to establish, amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Acceptance Time.

Section 6.03 Availability of Funds. At the Closing, Parent and Buyer will have available to them all funds necessary to enable Buyer to consummate the Offer and the other Transactions pursuant to the terms of this Agreement and to satisfy all of Buyer’s obligations under this Agreement, including to pay the aggregate Offer Consideration and to pay all amounts required to consummate the Transactions.

ARTICLE 7

COVENANTS OF THE PARTIES

The Parties agree that:

Section 7.01 Regulatory Approvals; Efforts.

(a) During the Pre-Closing Period, the Parties shall use their respective reasonable best efforts to consummate and make effective the Transactions in accordance with the terms hereof. Without limiting the foregoing, during the Pre-Closing Period, the Parties shall use their respective reasonable best efforts to (i) promptly obtain all authorizations, consents, Orders and approvals of all Governmental Authorities or other Persons that may be, or become, necessary for the performance of their respective obligations pursuant to this Agreement and the consummation of the Transactions, (ii) take all actions as may be requested by any such Governmental Authority to obtain such authorizations, consents, Orders and approvals and (iii) avoid entry of, or effect the dissolution of, any Order that would have the effect of preventing or materially delaying the consummation of the Transactions. The Parties will cooperate in seeking to promptly obtain all such authorizations, consents, Orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable following the date hereof, (B) make all other required filings with respect to the Other Required Antitrust Approvals promptly (and consistent with market practice in the relevant market) and (C) respond as promptly as practicable to: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or related matters.

(b) The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and each Party shall provide to the other Party in advance, any written analyses, presentations, memoranda, briefs and proposals made or submitted to any Governmental Authority by or on behalf of any Party hereto in connection with proceedings relating to any Antitrust Laws; provided, however, that each Party may limit disclosure of commercially sensitive portions of such materials to the outside legal counsel and consultants of the other Party.

(c) Without limiting the generality of the foregoing, each Party shall give the other Party prompt notice of any pending or threatened request, inquiry, or Action brought by a Governmental Authority, or brought by a Third Party before any Governmental Authority, in each case with respect to the Transactions under any Antitrust Laws (an “Antitrust Investigation”). With respect to any such Antitrust Investigation, and subject to applicable Laws relating to the exchange of information and appropriate agreements to limit disclosure to outside legal counsel and consultants retained by such counsel and to preserve the attorney-client or other legal privileges, each Party shall use its reasonable best efforts to (i) keep the other Party informed as to the status of any such request, inquiry or Action, (ii) promptly inform the other Party of any communication (excluding non-material communications) to or from the United States Federal Trade Commission, United States Department of Justice, or any other Governmental Authority, in connection with any such request, inquiry or Action (and, if in writing, furnish the other Party with a copy of such communication) and (iii) consult in advance and cooperate with the other Party and consider in good faith the views of the other Party in connection with (including providing reasonable opportunity for the other Party to comment upon) any analysis, presentation, memorandum, brief or proposal to be submitted to any such Governmental Authority.

(d) The Company, Parent and Buyer shall promptly furnish to each other all information required or requested to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the applications or other filings to be made under applicable Antitrust Laws. The Parties shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent, Buyer or the Company, as the case may be, and any of their respective Affiliates that appear in any filing made with, or written materials submitted to (in each case, including any amendments thereto), any Third Party and/or any Governmental Authority in connection with the Transactions or filings to be made under applicable Antitrust Laws (and any amendments thereto), and shall consider in good faith comments proposed by Parent, Buyer or the Company, as the case may be; provided, however, that with respect to any documents or materials required to be filed under applicable Antitrust Laws that contain information that is confidential or proprietary to the providing Party, such information may be designated as “for outside counsel only” and provided only to individuals acting as outside counsel for the other Party or designated as “counsel only” and provided only to individuals acting as in-house or outside counsel for the other Party; provided, further, that such counsel shall not disclose such information to such other Party and shall enter into a joint defense agreement in customary form with outside legal counsel for the providing Party, if requested; and provided, further, that, in the case of information that is related to valuation, such information may be withheld or redacted.

(e) Notwithstanding anything in this Section 7.01 or elsewhere in this Agreement to the contrary, Parent and Buyer shall, subject to Section 7.01(c) and acting reasonably and in good faith, direct and control all aspects of the Parties’ efforts to obtain regulatory clearance either before any Governmental Authority or in any Action brought to enjoin the Transactions pursuant to any Antitrust Laws; provided, that (i) Parent and Buyer shall provide the Company with reasonable prior notice of commitments or material actions that Parent or Buyer proposes to undertake with any Governmental Authority in connection with such efforts and (ii) Parent and Buyer shall frequently consult with the Company and consider the Company’s views with respect to such matters in good faith.

(f) Parent or Buyer, as applicable, shall give the Company reasonable advance notice of and the opportunity to participate in all meetings with any Governmental Authority in connection with the matters addressed in this Section 7.01, unless prohibited by the relevant Governmental Authority; provided that, to the extent the Company is unable to attend any such meeting after being provided reasonable advance notice, Parent or Buyer, as applicable, shall not be required to cancel or reschedule such meeting. Parent and Buyer shall use a good faith efforts to give the Company reasonable advance notice and the opportunity to participate in teleconferences (other than non-material teleconferences), with any Governmental Authority in connection with the matters addressed in this Section 7.01, unless prohibited by the relevant Governmental Authority; provided that, in the event the Company is unable to participate in such teleconference, Parent or Buyer, as applicable, shall provide the Company a reasonably detailed update promptly following such call.

(g) Without limiting the foregoing, Parent shall, and shall use its reasonable best efforts to cause its Affiliates to, promptly take all actions reasonably necessary to (i) secure the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act and the Other Required Antitrust Approvals, (ii) resolve any objections asserted with respect to the Transactions under applicable Antitrust Law raised by any Governmental Authority, in each case, to the extent necessary in order to prevent the entry of any Legal Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions and (iii) avoid or eliminate each and every impediment under the HSR Act or any other applicable Antitrust Law that may be asserted by any applicable Governmental Authority or Persons with respect to the Transactions so as to enable the Transactions to be consummated as soon as possible after the date of this Agreement; provided, however, that, notwithstanding the foregoing, nothing in this Section 7.01 or anything else in this Agreement shall require Parent, Buyer or any of their respective Subsidiaries or Affiliates to (A) proffer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agreeing to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Acceptance Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, Buyer or the Company or any of their respective Affiliates (or to consent to any such sale, divestiture, lease, license, transfer, disposition or other encumbrance by Parent, Buyer or the Company or any of their respective Affiliates of any of their respective assets, licenses, operations, rights, product lines, businesses or interest therein), (B) agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s or any of its Affiliates’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s or Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company or (C) agree to other structural, behavioral or conduct relief with respect to the behavior of Parent, Buyer, the Company or any of their respective Affiliates; and, provided, further, that in no event shall the Company proffer, take or agree to take any of the actions described in the preceding clauses (A), (B) and (C) without the prior written consent of Parent.

(h) In the event that any Action is commenced challenging the Transactions as violating any Antitrust Law, each Party shall cooperate with each other Party and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order resulting therefrom, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; provided, however, that the obligations in this Section 7.01(h) shall expire as of the End Date.

Section 7.02 Certain Filings. The Parties shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, the Schedule TO and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents, the Schedule TO or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03 Further Assurances. If, at any time before or after the Acceptance Time, any of the Parties reasonably believes that any further instruments, deeds, bills of sale, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement, then, subject to the terms and conditions of this Agreement, the Company, on the one hand, and Parent and Buyer, on the other hand, shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

Section 7.04 Public Announcements. Parent and Buyer, on the one hand, and the Company, on the other hand, shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any press release, public announcement, public statement or other public disclosure with respect to this Agreement or the Transactions and shall not issue any such press release, public announcement, public statement or other public disclosure prior to such consultation without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by the rules and regulations of the NASDAQ, in the case of Parent or Buyer, or the NYSE, in the case of the Company, in which event Parent and Buyer, on the one hand, and the Company, on the other hand, shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to Parent and Buyer or the Company, as applicable, to review and comment upon such press release, public announcement, public statement or other public disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, that (a) each of the Company, on the one hand, and Parent and Buyer, on the other hand, may make press releases or public announcements concerning this Agreement or the Transactions that consist solely of information previously disclosed in previous press releases or announcements made by Parent, Buyer and/or the Company in compliance with this Section 7.04 and (b) each of the Company, on the one hand, and Parent and Buyer, on the other hand, may make any public statements in response to questions by the press, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures, public statements or other public disclosures made by Parent, Buyer and/or the Company in compliance with this Section 7.04. The Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other communication materials to its employees regarding the matters described in Section 5.04 or any other matters relating to the entry of the Parties into this Agreement or the effects of the Transactions. The Company, Parent and Buyer agree to issue (or cause to be issued) the previously agreed upon form of joint press release announcing the execution of this Agreement promptly following the execution of this Agreement.

Section 7.05 Notices of Certain Events.

(a) The Company shall give prompt notice to Parent and Buyer of (i) any material written notice or other material communication received by it from any Governmental Authority during the Pre-Closing Period, (ii) any written notice or other communication received by it from any Third Party during the Pre-Closing Period alleging any material breach of, or material default under, any Material Contract or (iii) any written notice or other communication received by it from any Third Party during the Pre-Closing Period alleging that the consent of such Third Party is or may be required in connection with this Agreement and the Transactions; provided, however, that the delivery of notice pursuant to this Section 7.05(a) shall not limit or otherwise affect the remedies available hereunder to Parent and Buyer.

(b) Each of the Company, on the one hand, and Parent and Buyer, on the other hand, shall give prompt notice to the other Party of (i) any Action commenced or, to such Party’s knowledge, threatened, against the Company or any of its Affiliates or Parent or any of its Affiliates, that purports to prevent, materially impede or materially delay the consummation of the Offer, the Asset Sale, the Liquidation, the Second Step Distribution, the closing of the issuance of Shares pursuant to the Call Option or any of the other Transactions or that makes allegations that, if true, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, and (ii) (A) in the case of the Company, the knowledge of the Company of any breach of or inaccuracy in its representations or warranties set forth in this Agreement or failure to perform its covenants or agreements set forth in this Agreement to the extent such inaccuracy, breach or failure to perform would reasonably be expected to give rise to, individually or in the aggregate, the failure of any Offer Condition set forth in paragraph (D) or paragraph (E) of Annex I or (B) in the case of Parent and Buyer, the knowledge of Parent or Buyer of any breach of or inaccuracy in the representations or warranties of Parent and Buyer set forth in this Agreement or failure to perform the covenants or agreements of Parent and Buyer set forth in this Agreement to the extent such inaccuracy, breach or failure to perform would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Buyer to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.05 shall not cure any breach of any representation, warranty, obligation, covenant or agreement contained in this Agreement or otherwise limit or affect any remedies available hereunder to the Party receiving such notice.

Section 7.06 Litigation. Except as otherwise set forth in Section 7.01, the Company shall control any Action brought against the Company or any of its Subsidiaries relating in any way to this Agreement or the Transactions (“Transaction Litigation”); provided, that the Company shall give Parent and Buyer the right to (i) review and comment in advance on all filings or responses to be made by the Company in connection with any Transaction Litigation (and any amendments thereto) and the Company shall consider in good faith any comments proposed by Parent or Buyer, (ii) fully participate in (at Parent’s or Buyer’s expense), but not control, the defense of such Transaction Litigation, (iii) consult on any settlement with respect to such Transaction Litigation and (iv) fully participate in any negotiations or mediation with respect to any settlement with respect to such Transaction Litigation, and no such settlement shall be agreed to without Parent’s and Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent and Buyer of any such Transaction Litigation brought, or threatened in writing, against the Company, members of the Company Board or any Subsidiary of the Company and shall keep Parent and Buyer informed on a current basis with respect to the status thereof.

ARTICLE 8

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Acceptance Time:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Acceptance Time has not occurred on or before 11:59 p.m. (New York City time) on March 12, 2018 (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company and Parent, the “End Date”); provided, that if all of the Offer Conditions shall have been satisfied or shall be then capable of being satisfied (other than the Offer Condition set forth in paragraph (B) of Annex I), the End Date shall automatically extend until the date that is ninety (90) days following the initial End Date and if at the end of such ninety (90)-day period, all of the Offer Conditions shall have been satisfied or shall be then capable of being satisfied (other than the Offer Condition set forth in paragraph (B) of Annex I), then the End Date shall automatically extend for one (1) additional ninety (90)-day period; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party seeking to terminate if such Party is in breach of, or has breached, any of its covenants, obligations or agreements under this Agreement prior to the Acceptance Time where such breach proximately caused the failure of the Acceptance Time to occur by the End Date;

(ii) if the Offer Condition set forth in paragraph (C) of Annex I is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied with its obligations under Section 7.01; or

(iii) if the Offer shall have expired without all of the Offer Conditions having been satisfied and shall have not been extended by Parent; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to any Party whose breach of any of its covenants, obligations or agreements under this Agreement proximately caused the Offer to expire without all of the Offer Conditions having been satisfied; provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to Parent if Buyer does not extend the Offer in circumstances where Buyer is required to extend the Offer under this Agreement;

(c) by Parent:

(i) if the Company breaches any of its representations or warranties, or fails to perform any of its covenants, obligations or agreements contained in this Agreement, which breach or failure to perform, individually or in the aggregate, (A) would result in any Offer Condition not being satisfied and (B) such breach or failure to perform by its nature cannot be cured or has not been cured by the

Company by the earlier of (1) the second (2nd) Business Day immediately prior to the End Date and (2) the date that is thirty (30) days after the Company’s receipt of written notice of such breach from Parent; provided, that Parent is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement; or

(ii) following an Adverse Recommendation Change.

(d) by the Company:

(i) in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal subject to, and in accordance with, the terms and conditions of Section 5.03(e); provided that the Company shall not have breached any of its obligations under Section 5.03 (where such breach proximately caused such Superior Proposal being received by the Company); or

(ii) if Parent or Buyer breaches any of its representations or warranties, or fails to perform any of its covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (x) would result in any Offer Condition not being satisfied and (y) such breach or failure by its nature cannot be cured or has not been cured by Parent or Buyer, as applicable, by the earlier of (A) the second (2nd) Business Day immediately prior to the End Date and (B) the date that is thirty (30) days after Parent’s receipt of written notice of such breach from the Company; provided, that the Company is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement.

Section 8.02 Effect of Termination. In the event of the valid termination of this Agreement as provided in this Article 8, notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.01(a)), and this Agreement shall immediately become void and of no further effect, without any Liability on the part of any Party (or its respective directors, officers, employees, shareholders, Representatives, agents or advisors); provided, that subject in all respects to this Section 8.02 and Section 9.12 (including, in each case, the limitations set forth therein), (a) the Confidentiality Agreement, Section 5.02(b), Section 7.04, this Section 8.02, Article 1 and Article 9 (in each case, subject to the limitations set forth therein) shall survive the valid termination hereof and (b) nothing herein shall relieve either Party of any Liability for damages resulting from such Party’s fraud or willful and intentional breach prior to such valid termination.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via electronic mail, (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (c) on the tenth (10th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Buyer, to:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, CA 95054

Attention:	Steve Rodgers
General Counsel
Email:	Steve.R.Rodgers@intel.com

with a copy to:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, CA 95054

Attention:	Susie Giordano
Vice President, Law and Policy Group
Managing Director, Intel Capital and Mergers and Acquisitions Legal
Email:	Susie.Giordano@intel.com

with copies, which shall not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301

United States of America

Attention:	Kenton J. King
Email:	Kenton.King@skadden.com

and

Houthoff Buruma

Gustav Mahlerplein 50

1082 MA Amsterdam

The Netherlands

Attention:	Alexander J. Kaarls
Email:	A.Kaarls@houthoff.com

and

Yigal Arnon & Co.

1 Azrieli Center

Round Building

Tel Aviv 6702101

Israel

Attention:	Barak S. Platt
Email:	BarakP@arnon.co.il

if to the Company, to:

Mobileye Vision Technologies Ltd.

13 Hartom St.

Jerusalem 9777513

Israel

Attention:	Legal Department
Email:	legal@mobileye.com

with copies, which shall not constitute notice, to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Attention:	James R. Tanenbaum
Email:	JTanenbaum@mofo.com

and

Van Campen Liem

J.J. Viottastraat 52

1071 JT Amsterdam

The Netherlands

Attention:	Thomas W. Mitchell
Email:	Tom.Mitchell@vancampenliem.com

and

Goldfarb Seligman & Co.

Ampa Tower

98 Yigal Alon Street

Tel Aviv 6789141

Israel

Attention:	Aaron M. Lampert
Email:	Aaron.Lampert@goldfarb.com

Section 9.02 Non-Survival of Representations and Warranties; Survival of Certain Covenants and Agreements. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement shall not survive the Acceptance Time. This Section 9.02 shall not limit Section 8.02 or any covenant or agreement of the Parties that by its terms contemplates performance after the Acceptance Time or the termination of this Agreement. The terms of Article 1 and this Article 9, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Acceptance Time or termination of this Agreement, shall survive the Acceptance Time or termination of this Agreement, as applicable, in accordance with their terms.

Section 9.03 Amendments and Waivers.

(a) Except as otherwise expressly provided for in paragraph (A) of Annex I, this Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of, the Parties, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties.

(b) No provision of this Agreement may be waived or extended except by a written instrument signed by the Party against whom the waiver or extension is to be effective. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

Section 9.04 Rules of Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided, that without the consent of the Company, (a) Parent may assign, in its sole discretion, any or all of its or Buyer’s rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries or Affiliates controlled by Parent and (b) after the Acceptance Time, Parent may transfer or assign its rights and obligations under this Agreement to any Person; provided, that in each of clauses (a) and (b), such transfer or assignment shall not (i) adversely impact in any respect the Company or its shareholders or the rights of the Company under this Agreement or (ii) relieve Parent or Buyer of its respective obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.06 Governing Law. This Agreement, and any Action arising out of or relating to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles thereof; provided, that, notwithstanding the foregoing, any matters concerning or implicating the Company directors’ fiduciary duties shall be governed by and construed in accordance with the applicable fiduciary duty Laws of The Netherlands.

Section 9.07 Jurisdiction; Forum. Each Party (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that any Actions arising in connection with or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it will not bring any Action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions: (i) any claim that such Party is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such courts (whether through service of process, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts.

Section 9.08 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09 Counterparts; Electronic Delivery; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by the other Party. Until and unless each Party has received a counterpart of this Agreement signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Annexes and Exhibits hereto, the Company Letter, taken together with the Confidentiality Agreement and the other documents delivered in connection with this Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions. This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies; provided, that: (a) the provisions of Section 6.01 are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs and representatives; and (b) the provisions of Section 2.04(a)(ii) and Section 2.05(e) are intended to be for the benefit of, and shall be enforceable by, the directors in office at the time of holding the EGM or Subsequent EGM, as applicable, and any Independent Director as referred to in Section 2.05 and all members of the Company Board resigning at the Acceptance Time.

Section 9.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the Transactions is not affected in any material way. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.12 Specific Performance. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection with any such Order or injunction.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective duly authorized executive directors (in the case of the Company) or duly authorized officers (in the case of Parent and Buyer) as of the date set forth on the cover page of this Agreement.

INTEL CORPORATION

By:	/s/ Brian Krzanich
Brian Krzanich
Chief Executive Officer

CYCLOPS HOLDINGS, INC.

By:	/s/ Brian Krzanich
Brian Krzanich
Chief Executive Officer

MOBILEYE N.V.

By:	/s/ Ziv Aviram
Ziv Aviram
CEO and President

By:	/s/ Amnon Shashua
Amnon Shashua
CTO and Chairman

SIGNATURE PAGE TO PURCHASE AGREEMENT

ANNEX I

Offer Conditions

Notwithstanding any other provision of the Agreement or the Offer and in addition to (and not in limitation of) Buyer’s right and obligation to extend and amend the Offer pursuant to the provisions of the Agreement, subject to any applicable rules and regulations of the SEC, neither Parent nor Buyer shall be required to accept for payment or pay for any Share validly tendered and not properly withdrawn pursuant to the Offer unless, as of the scheduled Expiration Time:

A. there shall have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Parent or its Affiliates, represents at least ninety-five percent (95%) of the Company’s issued capital (geplaatst kapitaal) immediately prior to the Expiration Time (the “Minimum Condition”); provided, that Buyer may, in its sole discretion, amend at any time and from time to time any reference to “ninety-five percent (95%)” in the foregoing definition of Minimum Condition to a percentage not less than “eighty percent (80%)”; provided, further, that if, prior to the Expiration Time, (i) the Company receives the Pre-Wired Asset Sale Ruling, then any reference to “ninety-five percent (95%)” in the foregoing definition of Minimum Condition shall be automatically amended to “eighty percent (80%)” and (ii) the Company receives the Pre-Wired Asset Sale Ruling and each of the Conversion Resolutions and the Pre-Wired Asset Sale Resolutions have been adopted at the EGM, then any reference to “ninety-five percent (95%)” in the foregoing definition of Minimum Condition shall be automatically amended to “sixty-seven percent (67%).”

B. any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act and the Israel Restrictive Trade Practices Law, 5748-1988, to the extent applicable, shall have expired or been terminated and the Other Required Antitrust Approvals shall have been received or their relevant waiting periods shall have expired;

C. no applicable Law or Order (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction (collectively, the “Legal Restraints”) shall be in effect that prohibits, renders illegal, frustrates or enjoins the consummation of the Offer, the Asset Sale, the Liquidation, the Second Step Distribution or the other Transactions (other than the Call Option); provided, that this paragraph (C) shall not apply with respect to the Asset Sale, the Liquidation and the Second Step Distribution, or to any other Post-Offer Reorganization as referred to in Section 2.07 (other than the Compulsory Acquisition and the Partnership Election), to the extent there shall have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Parent or its Affiliates, represents at least ninety-five percent (95%) of the Company’s issued capital (geplaatst kapitaal) immediately prior to the Expiration Time;

D. the representations and warranties of the Company:

(i) set forth in Section 3.11(a) shall continue to be true and correct in all respects as of the Expiration Time with the same effect as though made as of the Expiration Time;

(ii) set forth in Section 3.05(a) shall continue to be true and correct in all respects (except for de minimis inaccuracies) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(iii) set forth in Section 3.01, Section 3.02, Section 3.05(b), Section 3.05(c), Section 3.06, Section 3.16(g), Section 3.22 and Section 3.23 shall continue to be true and correct in all material respects as of

Annex I	1

the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(iv) set forth in the Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph (D), shall continue to be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

E. the Company shall have performed or complied with in all material respects each of the obligations, agreements and covenants, required to be performed by, or complied with by, it under the Agreement at or prior to the Expiration Time;

F. since the date of the Agreement, there shall not have occurred any Effect that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, that clause (ii) of the definition of Company Material Adverse Effect shall be excluded from such definition for the purposes of determining the satisfaction of this paragraph (F);

G. the resignations of the existing members of the Company Board being replaced by the Buyer Directors, or by any Independent Directors designated by Buyer who are not currently serving on the Company Board, as contemplated by Section 2.05(a) of the Agreement, shall have been obtained;

H. the Governance Resolutions shall have been adopted at the EGM or a Subsequent EGM;

I. the Company shall have delivered to Parent a certificate signed by an executive officer of the Company, dated as of the Expiration Time, certifying that the Offer Conditions specified in paragraphs (D), (E) and (F) have been satisfied; and

J. the Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions in this Annex I are for the sole benefit of Parent and Buyer and may be asserted by Parent or Buyer regardless of the circumstances giving rise to any such conditions and, other than the Minimum Condition, may be waived, subject to applicable Law, by Parent or Buyer in whole or in part at any time and from time to time in its sole discretion, in each case, subject to the terms of the Agreement. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Buyer to extend, terminate, amend and/or modify the Offer in accordance with the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

Annex I	2

EXHIBIT A

Form of Asset Sale Agreement

See attached.

EXHIBIT A

ASSET SALE AGREEMENT

dated as of

[●]

by and between

CYCLOPS HOLDINGS, INC.

and

MOBILEYE N.V.

[NOTE: The final draft should reflect the information on the Business (particularly information on the Business set out in the Schedules) as at the date of the Purchase Agreement, but the final Asset Sale Agreement to be entered into between the parties after the Offer, if applicable, shall be updated until signing of the Asset Sale Agreement with all relevant additional information as appropriate.]

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THIS ASSET SALE AGREEMENT (the “Agreement”) is made on [●], 201[●]

BETWEEN:

(1)	Cyclops Holdings, Inc., a Delaware corporation (“Buyer”); and

(2)	Mobileye N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company”)

(together the “Parties” and each also a “Party”).

BACKGROUND:

(A)	The Company, Buyer and Intel Corporation, a Delaware corporation, entered into that certain purchase agreement, dated March 12, 2017 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Buyer has made a recommended public offer (the “Offer”) in cash for all the Shares in exchange for an amount in cash equal to USD Sixty-Three Dollars and Fifty-Four Cents ($63.54) per Share, without interest (the “Offer Consideration”).

(B)	Pursuant to Section 2.04(a) of the Purchase Agreement and subject to the terms and conditions set out therein, (i) the Company Board has convened the EGM or a Subsequent EGM at which the Company’s shareholders (the “Shareholders”) resolved to adopt the Pre-Wired Asset Sale Resolutions (as defined in the Purchase Agreement) in relation to the Transaction (as defined below) and (ii) the Company Board has adopted a resolution to transfer the Business to Buyer or one of Buyer’s Affiliates, if the Asset Sale Threshold is met.

(C)	Buyer has notified the Company that it desires to acquire the Business.

(D)	By and subject to this Agreement, the Company wishes to sell and assign and/or transfer (as the case may be) and Buyer wishes to purchase and accept or assume (as the case may be) the Business (the “Asset Sale”) on the terms and subject to the conditions set out in this Agreement (the Asset Sale together with the Liquidation, Second Step Distribution and the other transactions contemplated by this Agreement, the “Transaction”).

(E)	The Offer has been commenced, accepted for payment and closed and paid in accordance with the terms and conditions of the Purchase Agreement.

(F)	The Subsequent Offering Period has been completed, allowing Shareholders another cash exit at the Offer Consideration.

(G)	Prior to the expiration of the Subsequent Offering Period, Buyer has publicly announced its intention to implement the Asset Sale and the Second Step Distribution and Liquidation.

(H)	Buyer has extended the Subsequent Offering Period in accordance with Section 2.01(f) of the Purchase Agreement to permit any remaining Minority Shareholders to tender their Shares in exchange for the Offer Consideration in the Minority Exit Offering Period.

(I)	Buyer and the Company have agreed that following completion of the Asset Sale, the Liquidation will become effective and result in the Second Step Distribution.

(J)	Taking into consideration that:

(a)	the Pre-Wired Asset Sale Resolutions have been approved by the EGM or a Subsequent EGM in accordance with Section 2.04 of the Purchase Agreement;

(b)	the Closing has occurred and the Subsequent Offering Period and the Minority Exit Offering Period have been completed;

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(c)	the number of Shares validly tendered in accordance with the terms of the Offer (including in the Subsequent Offering Period and the Minority Exit Offering Period) and not properly withdrawn, together with the Shares owned by Buyer or any of its Affiliates, on the date of this Agreement is at or above the Asset Sale Threshold; and

(d)	Buyer has requested the Company to execute and implement the Asset Sale as contemplated in this Agreement and in accordance with Section 2.07(b) of the Purchase Agreement,

the Parties wish to enter into this Agreement and will, upon the terms and subject to the conditions of this Agreement, effect (i) the Asset Sale and (ii) the subsequent Liquidation resulting in the Second Step Distribution.

(K)	The Parties wish to set forth in this Agreement their respective rights and obligations in respect of the Transaction.

(L)	The Parties are entering into this transaction as a “second-step” transaction following the successful completion of the Offer under the Purchase Agreement (similar to a statutory merger in other jurisdictions) for the purpose of business integration while simultaneously providing Minority Shareholders (as hereinafter defined) the opportunity to exit from the Company for the same per Share cash consideration that the Buyer has paid to the other Shareholders in the Offer.

IT IS AGREED as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 8 (Interpretation) apply throughout this Agreement unless a different intention clearly appears. Capitalized terms not defined in this Agreement or in Schedule 8 (Interpretation) shall have the meaning given to such terms in the Purchase Agreement.

Section 1.2 In this Agreement, unless a different intention clearly appears, a reference to a Clause, Subclause or Schedule is a reference to a clause, subclause or schedule of this Agreement. The Schedules are part of this Agreement.

Section 1.3 The headings used in this Agreement shall not affect its interpretation.

ARTICLE 2

SALE AND PURCHASE

Section 2.1 Subject to the provisions of this Agreement, the Company hereby sells and agrees to assign and/or transfer (as the case may be) to Buyer at Completion and Buyer hereby purchases and agrees to accept and/or assume (as the case may be) at Completion, the Business, with a view to Buyer carrying on the Business from Completion as a going concern in succession to the Company.

Section 2.2 At Completion, all Assets, properties, Liabilities and Contracts directly or indirectly used or required in connection with, or otherwise related to, the Business will be transferred or assigned (as the case may be) to Buyer.

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Section 2.3 Subject to the Completion Conditions being satisfied or waived (in whole or in part) in accordance with Section 4.1 and subject to the provisions of this Agreement, at Completion the economic benefit and risk of the Business will pass to Buyer, without any carve-outs or exceptions (other than expressly provided for in this Agreement).

ARTICLE 3

PURCHASE PRICE

Section 3.1 The Parties agree that the value of the Business is an amount equal to the product of (i) the Offer Consideration multiplied by (ii) the total number of Shares issued and outstanding immediately prior to Completion, which shall be payable on Completion as follows:

(a) Of this value, an amount (the “Cash Purchase Amount”) equal to the product of (x) the Offer Consideration multiplied by (y) the total number of Shares held beneficially or of record by Shareholders other than Buyer or any of its Affiliates (the “Minority Shareholders”) shall be paid at Completion in cash in accordance with Section 3.2; provided that at the discretion of Buyer, Buyer’s obligation to pay the Cash Purchase Amount to the Company may be set off against the Company’s obligation to pay and deliver to Buyer, as part of the transfer of the Business, the unrestricted cash available to the Company as set out in the Company’s balance sheet immediately prior to Completion to the extent such cash would otherwise be freely distributable pursuant to the Second Step Distribution by the Company (the “Company Net Cash Amount”); and

(b) In view of the intragroup (except for the participation of the Minority Shareholders) nature of the transfer of the Business to the Buyer and in order to avoid a futile “cash round” payment at Completion from a bank account of the Buyer to (ultimately) the same bank account following the Liquidation, the remainder of the value of the Business will remain outstanding by Buyer to the Company at Completion, and will on that same day be satisfied by setoff (verrekening) against the Liquidation entitlement of the Buyer in the same amount, due by the Company to Buyer at Completion.

Section 3.2 Payment of Cash Purchase Amount.

(a) Buyer shall pay, at Completion, the Cash Purchase Amount minus that portion of the Company Net Cash Amount that is set off against the Cash Purchase Amount (the “Net Cash Deduction”) by wire transfer of immediately available funds to the bank account of the Settlement Agent designated in writing by the Company to Buyer at least four (4) Business Days prior to Completion (the “Settlement Agent Account”), for distribution to the Minority Shareholders on behalf of the Company as set forth in this Agreement.

(b) The Company shall pay, at Completion, the amount of the Net Cash Deduction by wire transfer of immediately available funds to the Settlement Agent Account, for distribution to the Minority Shareholders as set forth in this Agreement.

Section 3.3 That portion of the Company Net Cash Amount that is not set off against the Cash Purchase Amount and thus not transferred to the Settlement Agent Account at Completion as set forth in Section 3.2(b) (such portion of the Company Net Cash Amount being referred to herein as the “Company Excess Cash at Completion” and the Company Excess Cash at Completion together with any cash held by the Company after Completion, being referred to herein as the “Company Excess Cash”) shall be transferred to Buyer as part of the transfer of the Business pursuant to this Agreement.

Section 3.4 The Company shall inform Buyer of the amount of the Cash Purchase Amount and the amount of the Net Cash Deduction no later than two (2) Business Days prior to the anticipated day of Completion.

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Section 3.5 Buyer shall procure that the Cash Purchase Amount shall be sufficient to pay to the Minority Shareholders, by way of the Second Step Distribution, an amount equal to the Offer Consideration for each issued and outstanding Share held by the Minority Shareholders at Completion, without interest and after deduction of dividend withholding or other Tax if and to the extent so required by applicable Law (which Tax shall be paid out of the Cash Purchase Amount, without increasing the Cash Purchase Amount, pursuant to Section 18.2.)

Section 3.6 Notwithstanding anything to the contrary in this Agreement, Buyer (including any third-party paying agent) shall be entitled to deduct and withhold from any payment of the Cash Purchase Amount otherwise payable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Buyer shall determine that it is required to deduct and withhold with respect to any such deliveries and payments under applicable Law, taking into account any available reductions or eliminations of withholding that may have been validly claimed under applicable Law. To the extent that such amounts are so withheld and timely paid to the appropriate Tax Authority by Buyer or its agent, as the case may be, they shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 4

CONDITIONS TO COMPLETION

Section 4.1 Completion of the sale and purchase of the Business and the subsequent Liquidation is conditional on the following conditions (the “Completion Conditions”) being satisfied or waived (either in whole or in part) in accordance with Section 4.2 on or before the date of Completion:

(a) no Legal Restraint (as defined in the Purchase Agreement) shall be in effect that prohibits, renders illegal or enjoins the Completion; and

(b) the Pre-Wired Asset Sale Ruling and any other Israeli Tax ruling that may be required in connection with the transactions contemplated hereby shall have been obtained and remain in full force and effect as of the date of Completion.

Section 4.2 The Completion Conditions are for the benefit of both the Company and Buyer and may not be waived (either in whole or in part) without the prior written consent of both the Company (including the consent of the Independent Directors) and Buyer.

Section 4.3 Each Party will ensure that it duly and timely informs the other Party of all relevant developments regarding the fulfilment of the Completion Conditions.

ARTICLE 5

COMPLETION

Section 5.1 Completion shall take place at the offices of Houthoff Buruma at Gustav Mahlerplein 50, 1082 MA Amsterdam, the Netherlands, at 12:00 a.m. (Amsterdam time) on the third (3rd) Business Day after execution of this Agreement or at such other time and on such other date (subject to prior satisfaction or waiver of the Completion Conditions as set forth in Section 4.2) as the Company and Buyer may agree.

Section 5.2 If the Completion Conditions are not satisfied or, where permitted, waived in writing by the Parties as contemplated hereby, on the date that Completion is envisaged to take place pursuant to Section 5.1, Completion will take place on the third (3rd) Business Day after the date on which the Completion Conditions are satisfied or, where permitted, waived in writing by the Parties as contemplated hereby.

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Section 5.3 At Completion each Party shall do, or procure to be done, those things respectively listed in relation to it or its Group in Schedule 1 (Completion).

Section 5.4 None of the Parties shall be obliged to complete the sale and purchase of the Business unless all material things set out in this Article 5 and in paragraphs 1 through 4(d)(A) of Schedule 1 (Completion) have been done on or prior to Completion. This Section 5.4 shall not, however, prejudice any rights or remedies available to any Party in respect of any default on the part of the other Party.

ARTICLE 6

TAX

Subject to Completion occurring, the provisions of Schedule 2 (Tax Matters) will apply.

ARTICLE 7

CONTRACTS

Section 7.1 Subject to the provisions of this Article 7, the Company shall assign and/or transfer (as the case may be) to Buyer at Completion, and Buyer shall accept or assume (as the case may be) at Completion, all of the present and future rights and benefits of the Company under the Contracts, including those as listed in Schedule 3 (Contracts), and the corresponding obligations specifically referred to therein, by way of transfer of contract in accordance with Article 6:159 of the DCC, or the equivalent thereof under the relevant Law governing such Contract, and Buyer shall indemnify and hold harmless the Company against any and all Liabilities, costs, claims and damages arising from such Contracts.

Section 7.2 The Parties will inform the counterparties to the Contracts (the “Counterparties” and each a “Counterparty”) of the sale by the Company of the Business.

Section 7.3 The Company shall promptly refer to Buyer all inquiries relating to the Business, and assign to Buyer all orders relating to the Business, which the Company may receive after Completion.

Section 7.4 The obligations of the Company under this Article 7 shall in any event end upon the end of the Liquidation, i.e. the date of the definitive striking-off of the Company from the Trade Register pursuant to Section 2:19(4) or Section 2:19(6), as the case may be, of the DCC (the “Liquidation End Date”).

Section 7.5 The Parties acknowledge and agree that:

(a) upon or concurrent with Completion, any and all of the Company’s rights and obligations under the Purchase Agreement will be assigned and transferred to Buyer and the relevant and still applicable continuing rights and obligations set out in the Purchase Agreement will continue in full force and effect after Completion in accordance with their terms; provided, that the Independent Directors (who will remain on the Company Board as provided for in the Purchase Agreement) will continue to have the right to effect the rights of the Company set out in the Purchase Agreement to the extent those rights remain relevant and applicable (including the right to effect enforcement of any rights of the Company);

(b) the Independent Directors (who will remain on the Company Board as provided for in the Purchase Agreement) will have the right to effect the enforcement of all rights of the Company under this Agreement; and

(c) Buyer shall, and shall procure that its Affiliates (including the Company) shall, execute all such deeds, documents and assurances, and perform such acts and things reasonably required to ensure that the Parties and their representatives (if any) give effect to the provisions of this Section 7.5.

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This Section 7.5 shall apply mutatis mutandis to any subsequent successor or assignee of Buyer.

ARTICLE 8

FINANCING AND GUARANTEES

Section 8.1 Guarantees and Indemnities. Buyer shall, with the reasonable assistance of the Company, use reasonable endeavours to procure that on or as soon as practicable after Completion, as from Completion:

(a) the Company is released from the guarantees and indemnities given by it in respect of obligations of any Company Subsidiary, including but not limited to the guarantees listed in Schedule 4 (Guarantees) and, pending such release, Buyer shall indemnify the Company against all Liabilities under those guarantees and indemnities; and

(b) the Company is released from any claims, Liabilities (whether contingent or not), contracts, commitments or arrangements with any Company Subsidiary, and Buyer shall indemnify the Company against all Liabilities the Company may incur in respect thereof.

Section 8.2 Set-Off. Any payment obligations under this Article 8 shall, to the extent possible, be discharged by way of set-off (verrekening) and shall be made in accordance with Article 21.

ARTICLE 9

TRANSFER OF ANY OTHER ASSETS AND LIABILITIES

Section 9.1 Transfer of Assets and Liabilities. The Company shall assign and/or transfer (as the case may be) to Buyer at Completion, and Buyer shall accept or assume (as the case may be) at Completion, all other Assets, properties, Liabilities, obligations and Contracts related to the Business (including the Company’s Liabilities, if any, under the Indemnification Agreements) in accordance with applicable requirements under applicable Laws.

Section 9.2 Consent to Certain Assignments.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer, assign or sublease any Asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any Contract or Law to which the Company or any of its Subsidiaries is a party or by which it is bound, or in any way adversely affect the rights of the Company or the Company Subsidiaries or, upon transfer, Buyer under such Asset. The Company and Buyer shall (acting together to the extent legally permissible) use their respective reasonable best efforts to obtain any consents or waivers required to assign to Buyer any Contract that requires the consent of a third party, without any conditions to such transfer or changes or modifications of terms thereunder. Buyer agrees that the Company and the Company Subsidiaries shall not have any liability to Buyer arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or because of any circumstances resulting therefrom.

(b) If any such consent is not obtained prior to Completion and as a result thereof Buyer may be prevented by the relevant third party from receiving the Asset intended to be transferred hereunder, or if any attempted transfer, assignment or sublease would adversely affect the rights of the Company or any of the Company Subsidiaries thereunder so that Buyer would not in fact receive all such rights or the Company or any of the Company Subsidiaries would forfeit or otherwise lose the benefit of rights that the Company or any of the

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Company Subsidiaries is entitled to retain, the Company and Buyer shall cooperate in any lawful and commercially reasonable arrangement, as the Company and Buyer shall agree, under which Buyer would, to the extent practicable, obtain the economic claims, rights and benefits of such Asset as applicable, and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Buyer. The Company and the Company Subsidiaries shall promptly pay to Buyer when received all monies received by the Company and the Company Subsidiaries under any such Assets with respect to the period after Completion, and Buyer shall indemnify and promptly pay the Company or the relevant Indemnified Party, as the case may be, for all Liabilities of the Company and the Company Subsidiaries associated with such Assets with respect to the period after Completion.

ARTICLE 10

WRONG BOX ASSETS

From time to time, the Parties shall review the composition of any Assets and Liabilities that remain with the Company (other than the Excluded Assets and Liabilities) with a view to transfer any such Asset or Liability (the “Wrong Box Assets”) to Buyer or a member of Buyer’s Group. So far as permitted by Law and subject to the receipt of all relevant regulatory approvals, any such Wrong Box Asset shall be promptly transferred for no further consideration to such member of Buyer’s Group as Buyer may specify and shall be managed for (beheerd worden voor) Buyer pending such transfer.

ARTICLE 11

AMOUNTS RECEIVED IN ERROR

All amounts received by the Company after Completion in respect of the Business and which are not otherwise transferred to Buyer pursuant to this Agreement shall be paid by the Company to Buyer in accordance with Article 21 as soon as possible after they are received by the Company.

ARTICLE 12

COMPANY’S WARRANTIES

Section 12.1 The Company represents and warrants (garandeert) to Buyer that, on the date hereof and at Completion each of the following statements is true and accurate:

(a) it has the requisite power and authority to enter into and perform this Agreement;

(b) subject to the Completion Conditions being satisfied in accordance with Article 4, it has the right to sell and on Completion will have the right to transfer or assign (as the case may be) to Buyer full legal title to and beneficial interest (volledig economisch en juridische eigendom) in the Business on the terms and conditions set out in this Agreement;

(c) its obligations under this Agreement constitute binding obligations in accordance with its terms; and

(d) the execution and delivery of, and the performance by it of its obligations under, this Agreement:

(i) will not result in a material breach of any provision of its articles of association; and

(ii) will not result in a breach of any order, judgment or decree of any court or Governmental Authority to which it is a party or by which it is bound.

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The representations and warranties of the Company set forth herein shall continue until Completion, and shall terminate and be of no further force or effect immediately thereafter.

ARTICLE 13

BUYER’S WARRANTIES

Buyer represents and warrants (garandeert) to the Company that, on the date hereof and at Completion each of the following statements is true and accurate:

(a) it has the requisite power and authority to enter into and perform this Agreement;

(b) its obligations under this Agreement constitute binding obligations in accordance with its terms;

(c) the execution and delivery of, and the performance by it of its obligations under, this Agreement:

(i) will not result in a material breach of any provision of its constitutional documents; and

(ii) will not result in a breach of any order, judgment or decree of any court or Governmental Authority to which it is a party or by which it is bound; and

(d) At Completion, Buyer will have available to it all funds necessary to pay the Cash Purchase Amount minus the amount of the Net Cash Deduction and to satisfy all of Buyer’s obligations under this Agreement.

ARTICLE 14

BREACHES

Section 14.1 Without prejudice to the provisions of Article 12 relating to the limited survival of the Company’s Warranties hereunder, each Party undertakes to remedy any Breach by it which is capable of being remedied as soon as commercially reasonably possible following receipt of a written request with respect thereto by the other Party. In the situation described in the preceding sentence, the breaching Party shall not be required to pay to the other Party any damages, Liabilities, losses and costs incurred by that Party or any member of its Group as a result of a Breach, unless the breaching Party fails to perform its obligation to remedy such Breach in accordance with such sentence.

Section 14.2 The obligations of the Company under this Article 14 shall in no way reduce the Second Step Distribution.

ARTICLE 15

BUYER’S INDEMNITIES

Section 15.1 Subject to the occurrence of Completion, Buyer hereby fully indemnifies, defends and holds harmless the Company against any present and future, actual or contingent, ascertained or unascertained or disputed, or other damages, Liabilities, obligations, losses, costs (including reasonable adviser fees) and fines (collectively “Losses”) arising, accruing or (to be) incurred by the Company arising directly or indirectly from the Transaction, including the Liquidation and/or Second Step Distribution, if applicable, and/or the Business (to the extent not already covered by a specific indemnity set out in this Agreement) and the Excluded Assets and

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Liabilities and any acts or omissions in connection with preparing, proposing or implementing the Transaction. Any Losses consisting of or in relation to Taxes shall be treated exclusively in accordance with Schedule 2 (Tax Matters).

Section 15.2 Buyer hereby undertakes to indemnify and hold harmless by way of irrevocable third party stipulation for no consideration (onherroepelijk derdenbeding om niet), (i) the Liquidator and (ii) the current and future managing directors of the Liquidator (the persons under (i) and (ii), an “Indemnified Party”) against Losses arising, accruing or incurred by the persons under (i) or (ii) in that capacity arising directly from the Transaction or in relation to the Business, in each case:

(a) excluding any Losses arising, accruing or incurred as a result of fraud (bedrog), willful misconduct (opzet) or gross negligence (grove schuld) by the Indemnified Parties, as finally established by a court decision or settlement agreement;

(b) except to the extent covered by insurance and actually paid out pursuant to any insurance taken out for the benefit of the Indemnified Parties;

(c) provided that Buyer will have sole control over any litigation relating to any Losses for which the Indemnified Party is seeking to be indemnified hereunder, including over any correspondence, negotiations and other communications with third parties that could potentially result in litigation, and provided that such person will not take any action that may prejudice or affect the position in litigation without Buyer’s prior written consent.

Section 15.3 Any Losses consisting of or in relation to Taxes shall be treated exclusively in accordance with Schedule 2 (Tax Matters).

ARTICLE 16

THIRD PARTY CLAIMS

If a third party initiates a claim against the Company or an Indemnified Party, issues attachments (beslag) on Assets of the Company or otherwise takes actions against the Company or an Indemnified Party in respect of any claim which Buyer assumed or against which Buyer has agreed to indemnify the Company or an Indemnified Party hereunder, then Buyer will as from Completion assume the defense of and liability in respect of such claim and exclusively be responsible for the conduct of any appeal, dispute, compromise or defense of such claim, and at the first request of the Company or an Indemnified Party, procure as soon as possible that any such claims are withdrawn against the Company or an Indemnified Party, the attachment is lifted or the other actions are terminated, if reasonably necessary, by offering to provide adequate security referred to in Article 6:51 of the DCC and guarantees, whether by depositing cash or entering into other arrangements, provided the kind or type of security to be provided shall be at the reasonable discretion of Buyer.

ARTICLE 17

COVENANTS

Section 17.1 The Company covenants with Buyer that:

(a) it will execute and do, or use its commercially reasonable efforts to procure to be executed and done by any other relevant party, as the case may be, all such deeds, documents, acts and things as Buyer may from time to time require in order to transfer the Business and/or any individual Asset and/or Contract to Buyer, or as otherwise may be necessary to give full effect to this Agreement; and

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(b) it will use its commercially reasonable efforts to procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as may be necessary to give effect to this Agreement.

Section 17.2 Buyer covenants with the Company that:

(a) it shall retain for a period ending on the seventh anniversary of the Liquidation End Date, all books, records and other written information relating to the Business and, to the extent reasonably required by the Company or the members of the Company Board or, if applicable, the Liquidator, shall allow the Company, the Liquidator and their respective employees, representatives and advisers, as well as the present and former members of the Company Board, upon reasonable written notice, reasonable access during normal office hours to such books, records and other information, including the right to inspect and take copies to the extent required to satisfy bona fide legal obligations;

(b) at Completion, it shall arrange for the steps and/or transactions or series of transactions specified by Article 18 and Schedule 1 to result in the payment of the Second Step Distribution into the Settlement Agent Account for the benefit of the then-existing Minority Shareholders.

ARTICLE 18

LIQUIDATION

Section 18.1 Subject to Completion, the Company shall procure that the Liquidator shall at Completion resolve and arrange for, in accordance with Schedule 1 (Completion), the payment into the Settlement Agent Account for the benefit of the Minority Shareholders of an advance liquidation distribution within the meaning of Article 2:23b(6) of the DCC, which will ultimately result in payment to the Minority Shareholders of an amount per Share equal to the Offer Consideration payable in cash to the Minority Shareholders, consisting of the Cash Purchase Amount as provided for in Section 3.2 and Section 3.6, subject to Section 18.2; with such payment into the Settlement Agent Account to be made prior to the Liquidator filing a final accounting (rekening en verantwoording) and plan of distribution (plan van verdeling) with the Trade Register in accordance with Article 2:23b(4) of the DCC (such advance liquidation distribution: the “Second Step Distribution”). That portion of the Liquidation entitlement that would otherwise be payable to the Buyer in its capacity of shareholder of the Company will be satisfied by way of setoff against the obligation of the Buyer to pay for the value of the Business, as more fully set forth in Section 3.1.

Section 18.2 To the extent that the Second Step Distribution is subject to withholding or similar Taxes, the Company shall withhold the required amounts from the Second Step Distribution and remit such amounts as required by the relevant Tax Laws. The Parties acknowledge that banks may charge administrative costs to Shareholders in relation to the transfer of the Second Step Distribution to their accounts by the Settlement Agent or otherwise, for which no compensation shall be paid to such Shareholders.

Section 18.3 Subject to Completion, the Liquidator shall also, as promptly as practicable following the Second Step Distribution and delisting of the Company, with the assistance of Buyer, wind up the Company’s affairs, satisfy (using funds to be supplied by Buyer) all valid claims of creditors and others having claims against the Company and effectuate the Liquidation, all in full compliance with applicable Laws.

Section 18.4 Subject to the occurrence of Completion, and in connection with the Liquidation (which will become effective on the date of Completion), Buyer shall (i) assist the Company and the Liquidator to effect the Liquidation and take all actions reasonably requested by the Company for such purpose, including by granting the Company and the Liquidator reasonable access to the Business and providing such other assistance as the Company or the Liquidator may reasonably request, (ii) assist the Liquidator and the Company to expeditiously

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effect the Second Step Distribution to be resolved, and paid into the Settlement Agent Account for the benefit of the Minority Shareholders, on the date of Completion and prior to the commencement of the opposition period related to the Liquidation, (iii) pay or discharge all outstanding debts, liabilities and claims that are assumed by Buyer under this Agreement, (iv) give, to the extent reasonably possible, certain statements and explanations to the Liquidator regarding (inter alia) Buyer’s financial position and Buyer’s obligations vis-à-vis the Company after Completion and (v) assist the Company and the Liquidator with any other reasonable requests and requirements. In addition, Buyer shall from time to time provide reasonably required comfort to the Liquidator on Buyer’s financial position.

Section 18.5 The Liquidator agrees with and acknowledges the steps and actions set out in this Article 18 and shall co-sign this Agreement in evidence thereof.

Section 18.6 In addition to, and without limitation of, the other indemnities and covenants of Buyer contained in this Agreement, Buyer will do any such things as reasonably necessary or appropriate, if any, to procure that neither the Company, nor the Liquidator (or any Person subsequently appointed as a liquidator of the Company) has any grounds to demand any refund or (re)payment of any part of the Second Step Distribution on any grounds whatsoever from the Minority Shareholders.

ARTICLE 19

COST ARRANGEMENT AND REIMBURSEMENT

Subject to Completion, Buyer shall pay all reasonable out-of-pocket costs and expenses for external legal advisers incurred by the Company, the Independent Directors and the Liquidator after consummation of the Offer and until completion of the Liquidation in connection with (i) the preparation, entering into and completion of the Liquidation including fees and expenses of the Liquidator and (ii) any and all legal proceedings against the Company, the Independent Directors and the Indemnified Parties relating to the structure and/or other terms and conditions and/or consummation of the Transaction (the “Liquidation Costs and Liabilities”). The Company Board or, if applicable, the Liquidator, or one or more of the Independent Directors, may ask Buyer for one or more reasonable advance payments for such Liquidation Costs and Liabilities, which Buyer shall provide following such request. The Company Board or, if applicable, the Liquidator, shall account for the Liquidation Costs and Liabilities applicable to them. The provisions of this Article 19 constitute an irrevocable third party stipulation (onherroepelijk derdenbeding om niet) in favor of the Company, the Liquidator, the Indemnified Parties and the Independent Directors.

ARTICLE 20

CONFIDENTIALITY

Section 20.1 Until Completion, each of the Parties shall, and shall cause its Subsidiaries to, keep confidential all information provided to it by or on behalf of the other Party (or its Affiliates) which relates to the other Party (or its Affiliates) and the Transaction in accordance with the terms of the Confidentiality Agreement.

Section 20.2 If after Completion the Company holds confidential information relating to the Business, the Company shall keep that information confidential and, to the extent reasonably practicable, shall return that information to Buyer or destroy it, in each case without retaining copies.

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ARTICLE 21

PAYMENTS

Section 21.1 Unless otherwise agreed, any payments to be made under this Agreement or any related documents shall be made in USD by transfer of the relevant amount to the relevant account on or before the date the payment is due. The relevant account for a given payment is:

(a) for any payment to be made to the Company:

bank:	[name and address]
sort code:	[●]
IBAN:	[●]
account name:	[●]

or such other account as the Company shall, not less than three (3) Business Days before the date on which payment is due, have specified by giving notice to Buyer;

(b) for the payment of the Cash Purchase Amount, the Settlement Agent Account having the following details:

[DETAILS TO COME]

(c) for any payment to be made to Buyer:

bank:	[name and address]
sort code:	[●]
IBAN:	[●]
account name:	[●]

or such other account as Buyer shall, not less than three (3) Business Days before the date on which payment is due, have specified by giving notice to the Company.

Section 21.2 Save as otherwise specifically set out in this Agreement, if a Party defaults in making any payment when due of any sum payable under this Agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at the Dutch statutory interest rate.

ARTICLE 22

TERMINATION

This Agreement may be terminated only by the written agreement of Buyer and the Company (including the Independent Directors). In the event of termination of this Agreement, this Agreement shall have no further effect with the exception of this Article 22 and Article 20 and Article 23, which provisions shall survive any termination of this Agreement. In such event, there shall be no liability on the part of any Party, except that termination of this Agreement shall not relieve either Party from any liability for any willful and material breach of its representations or warranties set forth in this Agreement or any breach of its obligations or agreements set forth in this Agreement.

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ARTICLE 23

MISCELLANEOUS

Section 23.1 Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via electronic mail, (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (c) on the tenth (10th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Buyer, to:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, CA 95054

Attention:      Steve Rodgers

                      General Counsel

Email:           Steve.R.Rodgers@intel.com

with a copy to:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, CA 95054

Attention:     Susie Giordano

    Vice President, Law and Policy Group

    Managing Director, Intel Capital and Mergers and Acquisitions Legal

Email:           Susie.Giordano@intel.com

with copies, which shall not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301

United States of America

Attention:     Kenton J. King

Email:           Kenton.King@skadden.com

and

Houthoff Buruma

Gustav Mahlerplein 50

1082 MA Amsterdam

The Netherlands

Attention:     Alexander J. Kaarls

Email:           A.Kaarls@houthoff.com

and

Yigal Arnon & Co.

1 Azrieli Center

Round Building

Tel Aviv 6702101

Israel

Attention:     Barak S. Platt

Email:           BarakP@arnon.co.il

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if to the Company, to:

Mobileye Vision Technologies Ltd.

13 Hartom St.

Jerusalem 9777513

Israel

Attention:     Legal Department

Email:           legal@mobileye.com

with a copy (which shall be required in order to constitute notice to the Company) to each of the Independent Directors for so long as they continue to serve on the Company Board, at their last known addresses as set forth in the records of the Company, or such subsequent addresses as they shall notify to Buyer in the manner specified in this Section 23.1;

and with copies, which shall not constitute notice, to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Attention:     James R. Tanenbaum

Email:           JTanenbaum@mofo.com

and

Van Campen Liem

J.J. Viottastraat 52

1071 JT Amsterdam

The Netherlands

Attention:     Thomas W. Mitchell

Email:           Tom.Mitchell@vancampenliem.com

and

Goldfarb Seligman & Co.

Ampa Tower

98 Yigal Alon Street

Tel Aviv 6789141

Israel

Attention:      Aaron M. Lampert

Email:           Aaron.Lampert@goldfarb.com

Section 23.2 Further Assurances. If at any time either of the Parties reasonably believes that any further instruments, deeds, bills of sale, assignments or assurances are reasonably necessary or desirable to consummate the transactions contemplated by this Agreement or to carry out the purposes and intent of this Agreement, then, subject to the terms and conditions of this Agreement, the Company and Buyer shall execute and deliver all such proper deeds, powers of attorney, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the transactions contemplated by this Agreement and to carry out the purposes and intent of this Agreement.

Section 23.3 Assignment.

(a) Buyer shall be entitled to nominate one or more members of Buyer’s Group to purchase all of the Business or different parts thereof, and Buyer shall be entitled to transfer and assign any or all of its rights and obligations under this Agreement to any such member of Buyer’s Group and the other parties hereto hereby consent in advance to such transfer and assignment. Such nomination, transfer or assignment must be made in writing to the Company and can be made at any time up to two (2) Business Days prior to Completion. Upon

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such nomination, transfer or assignment, the Parties shall procure that any such person shall become a party to this Agreement by entering into the Deed of Adherence in the form as set out in Schedule 5 hereto (Deed of Adherence) and thereafter such Person shall be deemed to be a Buyer for the purpose of this Agreement. Buyer shall remain jointly and severally liable with the designated assignee, or assignees as the case may be, for the proper performance of any obligations assigned to the designated assignee under this Section 23.3(a).

(b) Save for the assignment in accordance with Section 23.3(a), neither Party may assign any of its rights or transfer any of the obligations under this Agreement or any interest therein (including by means of statutory merger or demerger), without the prior written consent of the other Party.

Section 23.4 Non-Survival of Representations and Warranties; Survival of Certain Covenants and Agreements. The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement shall not survive Completion. This Section 23.4 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after Completion or the termination of this Agreement.

Section 23.5 Expenses. Except as otherwise expressly provided in this Agreement (including Article 19), all direct and indirect costs and expenses incurred in connection with this Agreement shall be borne by the party incurring such expenses.

Section 23.6 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by Electronic Delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party hereto forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each Party hereto shall have received a counterpart of this Agreement signed by each of the other Parties hereto. Until and unless each Party hereto has received a counterpart of this Agreement signed by each of the other Parties hereto, this Agreement shall have no effect and no Party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 23.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any material way. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 23.8 Rights. The rights of each Party under this Agreement (a) may be exercised as often as necessary and (b) are, unless this Agreement provides otherwise, cumulative and not exclusive of rights and remedies provided by Law.

Section 23.9 Certain DCC Matters.

(a) Neither the Company nor Buyer shall be entitled to call upon or derive any rights under Title 1 Book 7 of the DCC.

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(b) The Parties waive their right under Articles 6:265 to 6:272 inclusive, 6:228, 6:230 and 6:258 of the DCC to rescind (ontbinden), nullify (vernietigen), make amendment proposals (wijzigingsvoorstellen) regarding this Agreement on the ground of error, or demand in legal proceedings the rescission (ontbinding), nullification (vernietiging) or the amendment of this Agreement.

(c) The Convention on the International Sale of Goods shall not be applicable to the transactions contemplated by this Agreement.

Section 23.10 Entire Agreement. This Agreement, including the Schedules hereto, taken together with any other documents delivered in connection with this Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof (except for the Purchase Agreement). Except as otherwise expressly set forth herein, this Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 23.11 Amendments and Waivers.

(a) This Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of, Buyer and the Company (including the Independent Directors if they are still serving on the Company Board), as may mutually be determined by the Parties as aforesaid to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties.

(b) No provision of this Agreement may be waived or extended except by a written instrument signed by the Party against whom the waiver or extension is to be effective (including, in the case of a waiver or extension by the Company, the Independent Directors if they are still serving on the Company Board). No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

Section 23.12 Specific Performance and Other Remedies. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Dutch Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 23.12 shall not be required to provide any bond or other security in connection with any such Order or injunction. Without limiting the generality of the foregoing, the Independent Directors shall be entitled to seek specific performance of this Agreement on behalf of the Company against Buyer.

Section 23.13 Governing Law.

(a) This Agreement, and any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the Laws of the Netherlands, without regard to choice or conflict of Law principles thereof.

(b) To the extent legally feasible, any power of attorney or other document executed in connection with this Agreement or the Transaction shall be governed by and construed exclusively in accordance with the Laws of the Netherlands.

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Section 23.14 Jurisdiction; Forum. Each party (i) irrevocably and unconditionally submits to the personal jurisdiction of the courts of Amsterdam, the Netherlands and any appellate court therefrom (the “Dutch Chosen Courts”), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Dutch Chosen Court, (iii) agrees that any Actions arising in connection with or relating to this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Dutch Chosen Courts, (iv) waives any claim of improper venue or any claim that the Dutch Chosen Courts are an inconvenient forum and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Dutch Chosen Courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement: (A) any claim that such party is not personally subject to the jurisdiction of the Dutch Chosen Courts as described herein for any reason; (B) that it or its property is exempt or immune from jurisdiction of any such Dutch Chosen Court or from any legal process commenced in such courts (whether through service of process, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (C) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such Dutch Chosen Courts.

Section 23.15 Language. The language of this Agreement and the Transaction is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.

Section 23.16 Interpretation. Unless the express context otherwise requires: (i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) references herein (whether capitalized or not) to a specific Section, Subsection, Recital, Schedule, Exhibit or Annex shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Exhibits or Annexes of or to this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (v) references herein to any gender shall include each other gender; (vi) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (vii) the word “or” shall be disjunctive but not exclusive; (viii) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (ix) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; (x) if the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day; and (xi) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

Section 23.17 Rules of Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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SIGNATORIES

This Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

SIGNED by:	)
For and on behalf of	)
Mobileye N.V.	)

SIGNED by:	)

For and on behalf of	)
Cyclops Holdings, Inc.	)

Signed in acknowledgment and agreement of Article 18:

SIGNED by:

For and on behalf of
[Liquidator]

SCHEDULE 1

COMPLETION

1.	The Company shall give Buyer possession of those Assets which are transferable by delivery with the intention that title to those Assets should pass to Buyer by such delivery.

2.	The Company shall procure the transfer to Buyer of all (other) Assets and liabilities (to the extent any such assets and liabilities can be so transferred) used in connection with the Business as at Completion, including:

(a)	assigning to Buyer all Contracts and all other contracts entered into by the Company in the period up to Completion; and

(b)	transferring the shares of the Company Subsidiaries to Buyer as follows:

(i)	in the case of the shares of the Israeli Subsidiary, by execution of a share transfer deed in customary form between the Company and Buyer pursuant to which the Company transfers all of the shares of the Israeli Subsidiary to Buyer;

(ii)	in the case of the shares of the U.S. Subsidiary, by delivering to Buyer the certificates representing the shares of the U.S. Subsidiary, duly endorsed by the Company in favor of Buyer, or accompanied by stock powers in blank in favor of Buyer, duly executed by the Company;

(iii)	in the case of the shares of the German Subsidiary, by execution of a share transfer deed before a notary in customary form between the Company and Buyer pursuant to which the Company transfers all of the shares of the German Subsidiary to Buyer;

(iv)	in the case of the shares of the Japanese Subsidiary, by execution of a share transfer agreement in customary form between the Company and Buyer pursuant to which the Company transfers all of the shares of the Japanese Subsidiary to Buyer and causes the Japanese Subsidiary to update its shareholders list to duly reflect such share transfer;

(v)	in the case of the shares of the Chinese Subsidiary, by (A) execution of an equity transfer agreement in customary form between the Company and Buyer pursuant to which the Company transfers all of the equity interests of the Chinese Subsidiary to Buyer and (B) completion of change of registration at the local counterpart of the State Administration of Industry and Commerce, followed with filing with the local counterpart of the Ministry of Commerce within 30 days after Completion; and

(vi)	in the case of the shares of the Cyprus Subsidiary, by [●].

3.	The Company shall procure that all Information is made available to Buyer.

4.	(a)

Buyer shall pay the Cash Purchase Amount minus the Net Cash Deduction into the Settlement Agent Account. The Company shall pay into the Settlement Agent Account the amount of the Net Cash Deduction. The Settlement Agent shall receive and hold the amounts received by it pursuant to the two preceding sentences (x) initially, following receipt, on behalf of the respective payors thereof, (y) upon completion of the actions described in paragraphs 1 through 3 above, on behalf of the Company and then (z) upon completion of the actions described in paragraph 4(d)(A) below, on behalf of the Minority Shareholders.

(b)	The Settlement Agent shall confirm that it has received in the Settlement Agent Account pursuant to paragraph (a) an amount equal to the Cash Purchase Amount.

(c)	The Company shall transfer the Company Excess Cash at Completion (if any) to Buyer.

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(d)	(A) Upon completion of the steps set out under paragraphs 1 through 4(c) the Company and Buyer shall, on the date of Completion, confirm the completion of such steps, and, on the date of Completion, the actions specified in paragraphs (i) and (ii) below shall be taken:

(i)	the resolution of the Company’s general meeting to dissolve (ontbinden) the Company and to appoint the Liquidator will become effective;

(ii)	the Liquidator shall (A) file a notice of the proposed liquidation and dissolution of the Company in the registers where the Company is registered as required under Article 2:19(2) of the DCC (and for the period during which the Company continues to exist for the purposes of the liquidation of its property, proprietary rights and interests, procure that in all documents and announcements of the Company the words “in liquidatie” are added to the Company’s name in accordance with Article 2:19(5) of the DCC) and (B) resolve to make the Second Step Distribution; and

(B) As promptly as practicable after the date of Completion, the Liquidator shall procure that the Second Step Distribution is actually paid to the Minority Shareholders by causing the Settlement Agent to pay the Cash Purchase Amount to the Minority Shareholders in accordance with the terms of the [●] Agreement,1 dated [●], between Buyer, the Company and the Settlement Agent.

5.	After the Second Step Distribution has been made (and only after the Second Step Distribution is made), the Liquidator shall, as soon as practicable but in no event any earlier than the first Business Day following the date of Completion, (A) file with the Trade Register the final accounting (rekening en verantwoording), and plan of distribution (plan van verdeling), with respect to the Liquidation, each of which shall in all respects be consistent with the provisions of this Agreement and (B) make the public announcement of such filing in a Dutch daily newspaper in accordance with Section 2:23b of the DCC.

[1]	Note to Draft: Title of agreement to be confirmed.

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SCHEDULE 2

TAX MATTERS

1.	INTERPRETATION

1.1	In this Schedule, unless such words or expressions are defined in this Schedule or the contrary intention otherwise appears, words and expressions defined elsewhere in this Agreement have the same meaning and:

“Actual Tax Liability” means a liability to make or suffer an actual payment of Tax to a Tax Authority;

“Company’s Tax Affairs” means the Tax affairs of the Company;

“Pre-Completion Tax Affairs” means the Tax affairs of the Company Subsidiaries for any period ending prior to or on Completion or starting prior to Completion, but ending after Completion;

“Relevant Tax Affairs” means the Pre-Completion Tax Affairs and the Company’s Tax Affairs;

“Relevant Tax Returns” means the Tax returns of the Company and the Company Subsidiaries which have not been filed or agreed with the relevant Tax Authority in relation to the Relevant Tax Affairs;

“Tax Claim” means any notice issued by a Tax Authority from which it appears that the addressee of such notice may be required to make an actual, or suffer a deemed, payment of Taxation or may suffer the non-availability, loss, reduction or cancellation of a relief; and

“Tax Return” means any correspondence, notice, claim, return, declaration, report and computation relating to Tax.

1.2	In this Schedule, unless the contrary intention appears, a reference to a paragraph or subparagraph is to a paragraph or subparagraph of this Schedule and a reference to a Clause or subclause is to a clause or subclause of this Agreement.

2.	BUYER’S TAX INDEMNITY

2.1	Subject to Completion having occurred, Buyer hereby undertakes to indemnify and hold harmless the Company against any Losses consisting of or in relation to Tax incurred, including any Actual Tax Liability due, in respect of the Transaction and/or in relation to the Business, but excluding any withholding Tax in respect of the Second Step Distribution that is made to the Minority Shareholders.

2.2	Subject to Completion having occurred and by way of irrevocable third party stipulation for no consideration (onherroepelijk derdenbeding om niet), Buyer hereby undertakes to indemnify and hold harmless the Minority Shareholders and each Indemnified Party against any Actual Tax Liability in respect of the Transaction and/or in relation to the Business, in each case excluding:

(a)	any withholding Tax in respect of the Second Step Distribution that is made to Minority Shareholders;

(b)	any Tax levied by reference to income, profits or gains or any other similar Taxes (“Income Tax”), other than Income Tax of the Company in respect of which the Pre-Wired Asset Sale Ruling has been obtained; and

(c)	any Losses arising, accruing or incurred as a result of fraud, willful misconduct or gross negligence of the relevant indemnified Person, as set forth above, as finally established by a court decision or settlement agreement.

2.3	In the event any Tax or Losses in relation to Tax would be due as described in subparagraph 2.1 or subparagraph 2.2, the payment by Buyer shall be increased to an amount which (after deduction of such Tax and taking into account any related Tax relief) leaves the Company, the Minority Shareholders or the Indemnified Party (as applicable) in the same position as if no Tax had been due. No payment is due under this subparagraph to the extent the Company, the Minority Shareholders or the relevant Indemnified Party (as applicable) have been paid under another provision of the Agreement for the same liability.

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2.4	A payment to be made by Buyer under this Schedule 2 (Tax Matters), if any, shall be made ultimately on the date which is five (5) Business Days prior to the last date on which that payment of Tax may be made in order to avoid incurring a liability to interest or penalties.

3.	CONDUCT OF TAX AFFAIRS

3.1	Buyer shall after Completion have conduct of the Relevant Tax Affairs in the manner as set forth in this Schedule 2.

3.2	With respect to the Relevant Tax Affairs the following applies after Completion:

(a)	subject to the following provisions of this subparagraph 3.2, Buyer and its advisors shall prepare, submit, negotiate, and agree on behalf of the Company the Relevant Tax Returns;

(b)	the Company and its advisors shall provide Buyer and its advisors on a timely basis with all relevant information, including but not limited to copies of all Relevant Tax Returns, correspondence and other documents submitted to the relevant Tax Authority in relation to Relevant Tax Returns (together with such other information as may be necessary to enable Buyer to consider the correspondence and other documents in light of all material facts) within sufficient time before any submission by Buyer to the relevant Tax Authority;

(c)	all Relevant Tax Returns will be completed and submitted as Buyer (or its advisors) in its sole discretion will determine;

(d)	the Company and the Company Subsidiaries shall make such claims and elections and give such consents (including such provisional or final claims) as Buyer (or its advisers) may request, including, without limitation, filing any election requested by Buyer under U.S. Treasury Regulations Section 301.7701-3 with respect to the Company or any Company Subsidiary;

(e)	the Company and its advisors shall keep Buyer informed about the status of any negotiations relating to the Relevant Tax Affairs of the Company and each Company Subsidiary and consult with Buyer on any matters relating to Relevant Tax Affairs which Buyer may specify in writing to the Company, including any requested retroactive election to a time period preceding Completion (to the extent permitted under applicable Law);

(f)	the Company and the Company Subsidiaries shall not agree or settle any of the Relevant Tax Returns without the prior written consent by Buyer; and

(g)	Buyer shall on behalf of the Company and the Company Subsidiaries agree all Relevant Tax Returns with the relevant Tax Authority as quickly as reasonably possible.

3.3	Buyer shall after Completion prepare, negotiate and agree all Tax Returns of the Company Subsidiaries and the Company and its advisors will give Buyer all reasonable co-operation, access and assistance in relation thereto.

3.4	From and after Completion:

(a)	the Company shall retain and preserve its Tax records and relevant financial information but shall deliver copies of any such Tax records and relevant financial information in connection with the Transaction to Buyer as soon as reasonably practical. The Company shall permit Buyer and its advisors, on Buyer giving reasonable notice, access during normal office hours to them where reasonably required for Tax purposes;

(b)	the Company shall ensure that the Tax records and relevant financial information of each Company Subsidiary shall be delivered to Buyer as soon as reasonably practical;

(c)	Buyer shall, and shall procure that the Company Subsidiaries shall, retain for a period of seven (7) years from the Liquidation End Date, or such longer period as may be prescribed by applicable

23

Laws, regulations, orders and statutes, all financial information and similar records relating to the Company Subsidiaries delivered to Buyer in connection with the consummation of the Transaction or held by the Company Subsidiaries; and

(d)	Buyer shall provide the Company and the Liquidator, if applicable, and their respective advisors, with access (upon reasonable notice and at reasonable times during normal business hours) to such financial information and similar records relating to Relevant Tax Affairs where reasonably required for Taxation purposes.

4.	CONDUCT OF TAX CLAIM

4.1	If after Completion the Company receives any Tax Claim with respect to Relevant Tax Affairs, it shall notify Buyer and its advisors in writing as soon as reasonably practicable.

4.2	Buyer and the relevant Company Subsidiary shall be free to pay or settle any Tax Claim referred to in subparagraph 4.1, in the name of the Company or as the case may be in the name of the relevant Company Subsidiary, on such terms as they may think fit.

4.3	To the extent legally permitted, after Completion Buyer shall be entitled to resist any Tax Claim in relation to Relevant Tax Affairs, in the name of the Company or as the case may be the relevant Company Subsidiaries, and to have the conduct of any appeal, dispute, compromise or defense of such Tax Claim and of any incidental negotiations and the Company will give and procure the Company Subsidiaries to give Buyer all reasonable co-operation, access and assistance for the purposes of considering and resisting the relevant Tax Claim.

4.4	If after Completion Buyer does not elect to resist a Tax Claim of the Company, the Company shall give Buyer drafts of all communications it intends to make in relation to such Tax Claim at least five (5) Business Days before the communication is made, shall make such amendments as Buyer shall request before it makes such communication, shall promptly provide Buyer with copies of all correspondence relating to the Tax Claim and shall neither agree nor settle the relevant Tax Claim without the prior written consent by Buyer.

5.	GROUP TAX ARRANGEMENTS

5.1	Any Tax sharing agreement or similar agreement between the Company and the Company Subsidiaries shall be terminated as of Completion. Subject to the termination, the Company agrees, and agrees to procure, that no Company Subsidiary shall have a liability after Completion to make a payment or repayment to any member of the Company’s Group in respect of group Tax arrangements, a consolidation or fiscal unity, or under any Tax sharing or Tax allocation arrangement.

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SCHEDULE 3

CONTRACTS

[NOTE: Schedule to be mutually agreed prior to the execution of the final Asset Sale Agreement.]

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SCHEDULE 4

GUARANTEES

If still existing at Completion, the guarantees under the following Contracts:

[NOTE: Schedule to be mutually agreed prior to the execution of the final Asset Sale Agreement.]

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SCHEDULE 5

DEED OF ADHERENCE

(the “Deed”)

THIS DEED is made on [●] by [name] of [address] (the “New Buyer”).

BACKGROUND

(A)	This Deed is made pursuant to an agreement for the sale and purchase of the Business dated [●] between Mobileye N.V. (the “Company”) and Cyclops Holdings, Inc. (the “Original Buyer”) (the “Agreement”).

(B)	The New Buyer has been nominated by the Original Buyer under Section 23.3 of the Agreement.

1.	INTERPRETATION

Save as otherwise set out in this Deed, words and expressions defined in the Agreement have the same meaning in this Deed.

2.	OPERATIVE PROVISIONS

2.1	The New Buyer confirms it has been supplied with a copy of the Agreement.

2.2	The New Buyer undertakes to be bound by the Agreement in all respects as if the New Buyer was a party to the Agreement and named in it as Buyer, and to observe and perform all the provisions and obligations of the Agreement applicable to or binding on Buyer under the Agreement insofar as they have not been performed on or after the date of this deed.

2.3	This Deed is made for the benefit of (a) the Parties to the Agreement and (b) every other person who after the date of the Agreement (whether before or after the execution of this deed) assumes any rights or obligations under the Agreement or adheres to it.

2.4	The address, fax number and e-mail of the New Buyer for the purposes of Section 23.1 of the Agreement are:

Name:	[●]
Address:	[●]
Fax:	[●]
E-mail:	[●]
marked for the attention of:	[●].

2.5	The account details of the New Buyer for the purpose of Article 21 of the Agreement are:

bank:	[name and address]
sort code:	[●]
IBAN:	[●]
account name:	[●]

2.6	This Deed is governed by and shall be construed in accordance with the laws of the Netherlands.

2.7	The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of Amsterdam, the Netherlands (subject to appeal as provided by law) over any suit, action or proceeding brought pursuant to or arising out of this Deed.

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3.	EXECUTION

This Deed has been signed on the date stated at the beginning of it.

SIGNED by:	)
For and on behalf of	)
[New Buyer]	)

SIGNED by:	)
For and on behalf of	)
Mobileye N.V.	)

SIGNED by:	)
For and on behalf of	)
Cyclops Holdings, Inc.	)

SCHEDULE 6

COMPANY SUBSIDIARIES

Mobileye Vision Technologies Ltd. (the “Israeli Subsidiary”)

Mobileye Inc. (the “U.S. Subsidiary”)

Mobileye Germany GmbH (the “German Subsidiary”)

Mobileye Technologies Limited (the “Cyprus Subsidiary”)

Mobileye Japan Ltd. (the “Japanese Subsidiary”)

Mobileye (Shanghai) Automotive Service Co. Ltd. (the “Chinese Subsidiary”; together with the Israeli Subsidiary, the U.S. Subsidiary, the German Subsidiary, the Cyprus Subsidiary and the Japanese Subsidiary, together the “Company Subsidiaries” and each individually a “Company Subsidiary”).

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SCHEDULE 7

BANK ACCOUNTS

[NOTE: Schedule to be mutually agreed prior to the execution of the final Asset Sale Agreement.]

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SCHEDULE 8

INTERPRETATION

1.	In this Agreement:

“Account Receivables” means the rights to (a) any amounts due or payable to the Company in connection with the Business relating to the period before Completion, (b) any amounts which become due or payable to the Company after Completion in connection with goods supplied or services performed in connection with the Business prior to Completion, (c) any interest payable on such amounts and (d) the benefit of all securities, guarantees, indemnities and rights relating to those amounts;

“Asset” means any part of the Business, including all Contracts, assets, permits, claims and rights and any benefits arising thereunder or resulting therefrom;

“Bank Accounts” means the bank accounts and deposits of the Company listed in Schedule 7 (Bank Accounts);

“Breach” means, with respect to any Party, any failure of the Warranties of such Party to be true and correct on the date of Completion;

“Business” means the business of the Company including all Assets and Liabilities of the Company as at Completion including for the avoidance of doubt, any such Assets and Liabilities arising, accruing or incurred after Completion to the extent they relate to and/or arise from the Business as conducted in the period up to and including Completion, including but not limited to:

(a)	the Company Subsidiary Shares;

(b)	the Contracts, including the Indemnification Agreements;

(c)	the Account Receivables;

(d)	the Claims Receivables;

(e)	the Company Net Cash Amount, although, save for any Company Excess Cash to be paid to Buyer in accordance with this Agreement, the Company Net Cash Amount will not be paid to Buyer on Completion;

(f)	the balances in the Bank Accounts (positive or negative), although the Bank Accounts themselves will not be transferred to Buyer upon Completion; and

(g)	all other assets and liabilities of the Company (including inter-company receivables of the Company from any member of the Company’s Group and inter-company payables of the Company to any other member of the Company’s Group), other than:

(i)	any shares held by the Company in its own capital;

(ii)	the Bank Accounts;

(iii)	any records that must remain with the Company under statutory (including Tax) obligations;

(iv)	the engagement letter with the Liquidator, if any; and

(v)	the listing agreement with NYSE,

such excluded assets and liabilities referred to under (i) through (v), the “Excluded Assets and Liabilities”;

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“Buyer’s Group” means Buyer and its Affiliates, including, after Completion, the Company and the Company Subsidiaries;

“Chinese Subsidiary” has the meaning assigned to such term in Schedule 6;

“Claims Receivables” means any claims of the Company vis-à-vis third parties in respect of the Business as at Completion;

“Company Board” means the board of directors (bestuur) of the Company;

“Company’s Group” means the Company and its Group but excluding Buyer’s Group;

“Company Subsidiary” has the meaning assigned to such term in Schedule 6;

“Company Subsidiary Shares” means the entire issued share capital of each of the Company Subsidiaries;

“Completion” means completion of the completion steps as set out in Schedule 1 (Completion) under 1 through 4(d)(A);

“Contracts” means the following:

(a)	all agreements and binding arrangements of the Company in relation to the Business, including those as listed in Schedule 3 (Contracts);

(b)	the agreements and binding arrangements relating to the Business as at Completion entered into by the Company in the ordinary course of business after the date hereof; and

(c)	all offers made by the Company or by third parties in favour of or to the Company as at Completion relating to the Business that are made in the ordinary course of the Business;

“Cyprus Subsidiary” has the meaning assigned to such term in Schedule 6;

“German Subsidiary” has the meaning assigned to such term in Schedule 6;

“Group” means, in relation to any person or entity, such person or entity and its Affiliates;

“Indemnification Agreements” means the agreements between the Company and its directors and officers listed on Schedule 9 hereto;

“Information” means all information relating to the Business, including industrial and commercial information and techniques, including all information relating to the supply of any materials to the Business and to the marketing of any products or services supplied by the Business, including customer and supplier details and lists, sales and purchase targets and statistics, market share statistics, marketing surveys and reports, marketing research and any advertising or other promotional materials, financial and accounting records, studies, correspondence and personal records;

“Japanese Subsidiary” has the meaning assigned to such term in Schedule 6;

“Pre-Wired Asset Sale Ruling” has the meaning set forth in Section 5.05(c) of the Purchase Agreement;

“Settlement Agent” means the settlement agent appointed by Buyer in the Offer;

“Shareholders” has the meaning ascribed to it in recital (B) and Shareholder means any of them;

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“Subsidiaries” means, with respect to any Person, any entity of which: (i) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company); (ii) voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries; (iii) at least fifty percent (50%) of any class of shares or capital stock or of the outstanding equity interests are beneficially owned by such Person; or (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the 1934 Act, including, with respect to the Company, the legal entities listed in Schedule 6 (Company Subsidiaries);

“Tax Authority” means any Governmental Authority, Taxing authority or other authority competent to impose or collect any Tax;

“Taxation” or “Tax” means all forms of Taxation, duties, levies, imposts and social security charges, including corporate income tax, wage withholding tax, national social security contributions and employee social security contributions, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, (municipal) real estate taxes, other municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction;

“U.S. Subsidiary” has the meaning assigned to such term in Schedule 6; and

“Warranties” means the representations and warranties contained in Article 12 and Article 13 and “Warranty” means any of them.

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2.	The following terms are defined elsewhere in the Agreement, as indicated below:

Term	Section
Agreement	Introduction
Asset Sale	Recitals
Buyer	Introduction
Cash Purchase Amount	Section 3.1(a)
Company	Introduction
Company Excess Cash	Section 3.3
Company Excess Cash at Completion	Section 3.3
Company Net Cash Amount	Section 3.1(a)
Completion Conditions	Section 4.1
Counterparties	Section 7.2
Counterparty	Section 7.2
Dutch Chosen Courts	Section 23.14
Indemnified Party	Section 15.2
Liquidation Costs and Liabilities	Article 19
Liquidation End Date	Section 7.4
Losses	Section 15.1
Minority Shareholders	Section 3.1(a)
Net Cash Deduction	Section 3.2(a)
Offer	Recitals
Offer Consideration	Recitals
Parent	Recitals
Parties	Introduction
Party	Introduction
Purchase Agreement	Recitals
Second Step Distribution	Section 18.1
Settlement Agent Account	Section 3.2(a)
Shareholders	Recitals
Transaction	Recitals
Wrong Box Assets	Article 10

3.	Any express or implied reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)	that enactment as amended, extended or applied by or under any other enactment before or after the date hereof;

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)	any subordinate legislation (including regulations) made (before or after the date hereof) under that enactment, including (where applicable) that enactment, as amended, extended or applied as described in subparagraph (a) above, or under any enactment referred to in subparagraph (b) above.

4.	In this Agreement, references to an individual/a natural person include his estate and personal representatives.

5.	References to a company shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established, including limited or unlimited partnerships.

6.	References to a person shall be construed so as to include any individual, firm, company, government, Governmental Authority, Tax Authority, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality).

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7.	Notwithstanding Section 23.15, where in this Agreement a Dutch term is given in italics or in italics within parentheses after an English term and there is any inconsistency between the Dutch and the English, the meaning of the Dutch term shall prevail.

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SCHEDULE 9

INDEMNIFICATION AGREEMENTS

[NOTE: Schedule to be mutually agreed prior to the execution of the final Asset Sale Agreement.]

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